Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of November 29, 2016

by and among

Syncsort Incorporated,

Syncsort Limited,

Syncsort GmbH,

Harte Hanks, Inc.,

Harte-Hanks UK Limited,

Harte-Hanks GmbH,

Trillium Software, Inc.,

Harte-Hanks Trillium UK Limited,

Harte-Hanks Trillium Software Germany GmbH,

and

Harte Hanks, Inc.,

as Sellers’ Representative

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule A	Pre-Closing Restructuring
Schedule B	Knowledge Individuals

(continued)

Page

EXHIBITS

Exhibit A	Form of Commercial Agreement
Exhibit B	Disclosure Schedule
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E-1	US Asset Allocation
Exhibit E-2	UK Asset Allocation
Exhibit E-3	German Asset Allocation
Exhibit F	R&W Insurance Policy
Exhibit G	German Transfer Deed
Exhibit H	UK Transfer Deed
Exhibit I	Form of Resignation Letter

v

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November 29, 2016, by and among Syncsort Incorporated, a New Jersey corporation (“US Buyer”), Syncsort Limited, a company incorporated in England and Wales (“UK Buyer”), Syncsort GmbH, a limited liability company incorporated under the laws of Germany (“German Buyer” and together with US Buyer and UK Buyer, “Buyers”), Harte Hanks, Inc., a Delaware corporation (“US Seller”), Harte-Hanks UK Limited, a company incorporated in England and Wales (“UK Seller”), Harte-Hanks GmbH, a limited liability company incorporated under the laws of Germany (“German Seller” and together with US Seller and UK Seller, “Sellers”), Trillium Software, Inc., a Delaware corporation (the “Company”), Harte-Hanks Trillium UK Limited, a company incorporated in England and Wales (“Trillium UK”), Harte-Hanks Trillium Software Germany GmbH, a limited liability company incorporated under the laws of Germany (“Trillium Germany”), and Harte Hanks, Inc., a Delaware corporation, in its capacity as Sellers’ Representative (as defined below).  Buyers, the Sellers’ Representative and the Seller Parties are each referred to herein as a “Party”, and collectively as the “Parties.”

BACKGROUND

A.         US Seller collectively owns all of the issued and outstanding shares of the common stock, $1.00 par value per share, of the Company (the “US Purchased Shares”), which represents all of the capital stock of the Company.

B.         UK Seller collectively owns 10,000 A Ordinary Shares of £0.01 each and 1,518,100 B Ordinary Shares of £0.01 each in the capital of Trillium UK (the “UK Purchased Shares”), which constitutes all of the issued and outstanding share capital of Trillium UK.

C.         German Seller collectively owns all of the issued and outstanding shares of Trillium Germany (the “German Purchased Shares” and together with the US Purchased Shares and the UK Purchased Shares, the “Purchased Shares”).

D.         It is a condition to the consummation of the transactions contemplated hereby that Sellers complete the restructuring transactions described on Schedule A hereto (as may be revised in accordance with this Agreement, the “Pre-Closing Restructuring”) involving the transfer and reorganization of certain Equity Interests held, directly or indirectly through one or more Subsidiaries, by US Seller.

E.         The Target Companies are engaged in the business of providing data integration, data preparation, data profiling and data quality software and solutions worldwide (the “Business”).

F.         Following the Pre-Closing Restructuring and the consummation of the transactions contemplated by Section 7.27 hereof, Sellers desire to transfer, convey and sell to Buyers, and the applicable Buyer desires to purchase from the applicable Seller, all of such Seller’s right, title and interest in and to the Purchased Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1        Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“ACA” has the meaning set forth in Section 5.12(g).

“Accounting Firm” has the meaning set forth in Section 2.4(c)(ii).

“Accrued Compensation” means any severance, bonus or incentive compensation (including accrued commissions but excluding amounts included within Company Transaction Expenses or clause (e) of the definition of Buyer Transaction Expenses), in each case determined in accordance with GAAP and which is attributable to or in respect of any time period ending on or before the Closing Date and, in each case, which is payable by any Target Company or will become payable by any Target Company to any current or former employees, consultants, independent contractors or equity holders of any Target Company under any Contract, program, policy or arrangement, including the applicable Target Company’s share of Taxes payable with respect to any such amounts, provided that Accrued Compensation shall not include (i) any earned payroll or (ii) any earned paid time off/vacation.

“Acquisition Transaction” means any transaction or series of transactions involving (a) the sale, lease, exclusive license, sublicense or disposition of all or a material portion of the business or assets of any Target Company, (b) the issuance, disposition or acquisition of any Equity Interests of any Target Company, or (c) any merger, consolidation, business combination, reorganization or similar transaction involving any Target Company.

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3.

“Adjustment Escrow Funds” has the meaning set forth in Section 2.3.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.  For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning set forth in Section 7.13.

“Affiliate Obligations” has the meaning set forth in Section 7.13.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption/AML Laws” has the meaning set forth in Section 5.19(a).

“Annual Financial Statements” has the meaning set forth in Section 5.5(a).

“Applicable Consents” has the meaning set forth in Section 5.4.

“Assets” means all of the assets, properties, goodwill and rights of every kind and description, whether real, personal, tangible or intangible, that are owned by the Target Companies.

“Authorization” means any authorization, approval, consent, certificate, license, variance, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Base Purchase Price” has the meaning set forth in Section 2.2(a).

“Benefit Plan” means each employee benefit plan, agreement, commitment, arrangement, scheme, custom, practice, program or policy providing benefits to any current or former employee, officer or director or any beneficiary or dependent thereof, including but not limited to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, commission, profit sharing, deferred compensation, equity, severance, stock purchase and option, employment or consulting, retention or change in control, medical, dental, travel, accident, life, disability, pension, retirement and other insurance arrangement, plan, program or policy, whether written or unwritten, formal or informal and including for the payment of any pension, allowance, lump sum or other benefit on or after death, accident, retirement or termination of employment (whether voluntary or not) or during any period of sickness or disablement.

“Brazil Mark” has the meaning set forth in Section 7.25.

“Business” has the meaning set forth in the background section.

“Business Data” means all data and personal information accessed, processed, collected, stored or disseminated by any Target Company, including any Personally Identifiable Information.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Buyers” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plan” means any Benefit Plan that provides benefits to any current or former employee, officer or director of any Buyer or any of its Affiliates or any beneficiary or dependent thereof.

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).

“Buyer Related Parties” has the meaning set forth in Section 10.3(b).

“Buyer Restricted Party” has the meaning set forth in Section 7.14(c).

“Buyer Termination Fee” has the meaning set forth in Section 10.3(a).

“Buyer Transaction Expenses” means the amount of any of the following fees, costs and expenses incurred at or prior to the Closing in connection with the transactions contemplated by this Agreement to the extent such fees, costs and expenses have been documented but not paid by the Closing: (a) the out-of-pocket costs, fees and expenses of each Buyer and its Subsidiaries in connection with the transactions contemplated by this Agreement for investment bankers, financial advisors, accountants, third party consultants and legal counsel, (b) 50% of the costs, fees and expenses of the Escrow Agent under the Escrow Agreement, (c) the cost for implementing the R&W Insurance Policy in excess of $500,000, (d) the costs, fees and expenses of an extension (or “tail”) of the current policies of employment practices liability, any error/omissions, and any other liability policy maintained with respect to the Target Companies in excess of $50,000 and (e) all transaction-based payments, severance obligations and liquidity event participation, phantom equity, change of control and similar payments payable to any current or former director, officer, consultant, independent contractor, equity holder or employee of any of the Target Companies as a result of the consummation of the transactions contemplated by this Agreement to the extent arising as a result of the occurrence of one or more post-Closing events under so-called “double-trigger” severance provisions in employment-related contracts, if any.

“Cap” has the meaning set forth in Section 9.3(a).

“Cash” means the sum of the Target Companies’ cash and cash equivalents in each case determined in accordance with GAAP, plus all deposited but uncleared bank deposits and less all outstanding checks.

“Claim” has the meaning set forth in Section 9.4(a).

“Claim Release Date” has the meaning set forth in Section 9.1(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Allocation Statement” has the meaning set forth in Section 2.2(c)(i).

“Closing Cash” means the Cash as of the Closing, other than any Cash that is restricted, as determined in accordance with GAAP; provided that Closing Cash shall not exceed $100,000.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the unpaid principal amount of, and accrued interest on, all Indebtedness of the Target Companies as of the Closing. For the avoidance of doubt, (a) Closing Indebtedness shall not include any amount included in Company Transaction Expenses or as a Current Liability in the computation of Net Working Capital or any Indebtedness incurred in connection with or as a part or consequence of the Financing and (b) to the extent an amount qualifies for inclusion both among (i) Current Liabilities in the computation of Net Working Capital and (ii) Closing Indebtedness, such amount shall be included in the calculation of Closing Indebtedness and excluded from the computation of Net Working Capital.

“Closing Net Working Capital” means the Net Working Capital as of the Closing.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 9.3(d).

“Commitment Letter” has the meaning set forth in Section 6.5.

“Commercial Agreement” means the license and services agreement to be entered into between US Seller and the Company at the Closing, substantially in the form attached hereto as Exhibit A.

“Company” has the meaning set forth in the preamble to this Agreement.  For the avoidance of doubt, the term “Company” as used in this Agreement shall mean the Company, including all of its assets, properties and Liabilities, after giving effect to the completion of the Pre-Closing Restructuring and the consummation of the transactions contemplated by Section 7.27 hereof.

“Company Benefit Plan” means any Benefit Plan that provides benefits to any current or former employee, officer or director of any Target Company or any beneficiary or dependent thereof or to or under which any Target Company is obligated to make any contributions or has any Liability.

“Company Confidential Information” has the meaning set forth in Section 7.7(b).

“Company Intellectual Property” means all Intellectual Property owned or exclusively licensed by the Company or any other Target Company.

“Company IT Systems” has the meaning set forth in Section 5.9(b)(xi).

“Company Material Adverse Effect” means any change, effect, event, occurrence, matter, circumstance, state of facts or development that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (i) the assets, properties, business, results of operations or financial condition of the Target Companies, taken as a whole, or (ii) the ability of the Sellers to timely consummate the transactions contemplated by this Agreement; provided, however, that in the case of clause (i) only none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, is or will be, or would reasonably be expected to be, a Company Material Adverse Effect: (a) any failure by the Target Companies to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending before, on or after the date of this Agreement (provided that the facts and circumstances underlying any such failure may be considered in determining whether there has occurred a Company Material Adverse Effect); (b) any adverse change, effect, event, occurrence, matter, circumstance, state of facts or development to the extent attributable to the announcement, pendency or completion of the transactions contemplated by this Agreement or the identity of Buyers (including the impact thereof on the relationships of the Target Companies with clients, suppliers, consultants, employees or independent contractors or other third parties with whom any of the Target Companies has any relationship); (c) any adverse change, effect, event, occurrence, matter, circumstance, state of facts or development attributable to conditions affecting (i) any industry in which the Target Companies operate or (ii) the economy or financial markets in any jurisdiction (including securities, credit and financial markets), including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; or (d) any adverse change, effect, event, occurrence, matter, circumstance, state of facts or development resulting from or relating to (i) compliance with the terms of, or the taking of any action required by, this Agreement, (ii) any change in accounting requirements or principles or any change in applicable Law or the interpretation, implementation or enforcement thereof, (iii) actions required to be taken under applicable Law, (iv) any act or omission consented to in writing by, or taken at the written request of, any Buyer, (v) actions taken by any Buyer that are required or expressly contemplated to be taken pursuant to this Agreement or that are in breach of this Agreement, (vi) acts of war (whether or not declared), armed hostilities, terrorism or other conflict, or the escalation or worsening thereof, (vii) changes in general economic or political conditions, or (viii) any natural or man-made disaster or acts of God, except, in the case of clauses (c), (d)(ii), (d)(vi), (d)(vii) and (d)(viii), to the extent such adverse change, effect, event, occurrence, matter, circumstance, state of facts or development has a disproportionate adverse effect on the Target Companies, taken as a whole, as compared to other Persons operating in a similar industry or market as that of the Target Companies, in which case such disproportionate adverse effect may be taken into account in determining whether there has been, is or will be, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Software” means Software Products, Licensed Software and all Software used or held for use by any Target Company in connection with the conduct of the Business, including all computer software, electronic delivery platforms and databases operated by any Target Company on or for any of their websites or used by any Target Company in connection with processing customer orders, storing customer information or storing or archiving data.

“Company Source Code” means any source code that is Company Intellectual Property and any source code for any Company Software.

“Company Transaction Expenses” means the amount of any of the following fees, costs and expenses incurred at or prior to the Closing in connection with the preparation, negotiation, execution or performance of this Agreement or any other Transaction Document, or the consummation of the transactions contemplated by this Agreement to the extent such fees, costs and expenses have not been paid by the Closing: (a) the out-of-pocket costs, fees and expenses of any of the Seller Parties or any other Target Company in connection with the transactions contemplated by this Agreement for investment bankers, financial advisors, accountants, third party consultants and legal counsel, (b) 50% of the costs, fees and expenses of the Escrow Agent under the Escrow Agreement, (c) the cost for implementing the R&W Insurance Policy up to $500,000, (d) the costs, fees and expenses of an extension (or “tail”) of the current policies of employment practices liability, any error/omissions, and any other liability policy maintained with respect to the Target Companies up to $50,000, (e) all transaction-based payments, severance obligations and liquidity event participation, phantom equity, change of control and similar payments payable to any current or former director, officer, consultant, independent contractor, equity holder or employee of any of the Target Companies as a result of the consummation of the transactions contemplated by this Agreement (excluding any post-Closing liabilities or obligations to the extent arising as a result of the occurrence of one or more post-Closing events under so-called “double-trigger” severance provisions in employment-related contracts, if any), including the applicable Target Company’s share of Taxes payable with respect to all such amounts, and (f) all bonuses, retention payments, severance payments, “golden parachute” payments, special bonuses, “success fees” and similar payments payable to any current or former director, officer, consultant, independent contractor, equity holder or employee of any of the Target Companies under the Company Benefit Plans or other arrangements and any associated payroll and other Taxes of the applicable Target Company payable with respect to any such amounts and relating to, or otherwise caused or triggered by, the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, Company Transaction Expenses shall not include any amount included in Closing Indebtedness or as a Current Liability in the computation of Net Working Capital.

“Confidentiality Agreement” means that certain letter agreement dated June 23, 2016, entered into among US Seller, US Buyer and one of Buyer’s Affiliates.

“Continuing Affiliate Agreements” has the meaning set forth in Section 7.13.

“Contract” means any binding agreement, instrument, undertaking, contract, commitment, arrangement or understanding, whether oral or written.

“Copyright” has the meaning set forth in the definition of Intellectual Property.

“CTA 2009” means the Corporation Tax Act of 2009.

“CTA 2010” means the Corporation Tax Act of 2010.

“Current Assets” means all current consolidated assets of the Target Companies (excluding Cash, deferred tax assets and other income tax assets), in each case determined in accordance with GAAP.

“Current Liabilities” means (a) all current consolidated liabilities of the Target Companies (including earned payroll and earned paid time off/vacation but excluding Indebtedness, Accrued Compensation, Company Transaction Expenses, deferred tax liabilities and other income tax liabilities), and (b) all deferred revenue of the Target Companies (including current and non-current deferred revenue), in each case of clauses (a) and (b) determined in accordance with GAAP.

“Deductible” has the meaning set forth in Section 9.3(a).

“Definitive Financing Agreements” has the meaning set forth in Section 7.18(a)(viii).

“Disclosure Schedule” means that certain disclosure letter of even date with this Agreement from the Company attached hereto as Exhibit B and delivered concurrently with the execution and delivery of this Agreement.

“Domain Name Registrar” means any entity that manages, registers or performs similar or related functions related to the use, reservation or ownership of domain names.

“Employee” means all US Employees and Non-US Employees.

“Environmental Laws” means all applicable Laws, Orders, statutory instruments, government circulars, codes of practice and guidance notes or decisions of any Governmental Entity in force from time to time relating to pollution or the environment, including Laws relating to any matters relating to the pollution or protection of human health and the environment or employee health and safety, including releases or threatened releases of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting hazardous materials.

“Environmental Permits” means all material Authorizations issued pursuant to Environmental Law.

“Equity Interests” means (a) any capital stock, share, partnership or membership interest, limited liability company interest, unit of participation or other similar interest (however designated) in any Person and (b) any option, warrant, purchase right, conversion right, exchange rights or other contract, instrument or arrangement which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock or equity, profit participation, liquidity event participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.12(b).

“Escrow Agent” has the meaning set forth in Section 2.3.

“Escrow Agreement” has the meaning set forth in Section 2.3.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.4(a).

“Estimated Funded Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Estimated Working Capital Decrease” means the amount, if any, by which Target Net Working Capital exceeds the Estimated Closing Net Working Capital; provided, however, that such amount shall be $0 if the Estimated Closing Net Working Capital is equal to the upper or lower limit of the Target Net Working Capital Range or falls within the Target Net Working Capital Range.

“Estimated Working Capital Increase” means the amount, if any, by which the Estimated Closing Net Working Capital exceeds Target Net Working Capital; provided, however, that such amount shall be $0 if the Estimated Closing Net Working Capital is equal to the upper or lower limit of the Target Net Working Capital Range or falls within the Target Net Working Capital Range.

“EU Transferring Employee” has the meaning set forth in Section 7.1(r).

“Export Control and Import Laws” has the meaning set forth in Section 5.20(a).

“Extended Release Date” has the meaning set forth in Section 9.1(a).

“Final Purchase Price” has the meaning set forth in Section 2.4(d)(i).

“Financial Statements” has the meaning set forth in Section 5.5(a).

“Financing” has the meaning set forth in Section 6.5.

“Financing Indemnitees” has the meaning set forth in Section 7.18(b).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Financing in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and other Representatives and their respective successors and assigns.

“Fundamental Representations” means the representations and warranties by the applicable Seller Party contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.5 (Solvency), 4.6 (Title to Purchased Shares), 4.7 (Brokers), 5.1 (Organization and Good Standing), 5.2 (Capitalization; Subsidiaries), 5.3 (Authority and Enforceability), 5.6 (Taxes) and 5.25 (Brokers).

“Funded Indebtedness” has the meaning set forth in the definition of Indebtedness.

“GAAP” has the meaning set forth in Section 5.5(a).

“German Asset Allocation” has the meaning set forth in Section 7.10(i)(ii)(C).

“German Buyer” has the meaning set forth in the preamble to this Agreement.

“German Closing Purchase Price” has the meaning set forth in Section 2.2(c)(i)(C).

“German Purchased Shares” has the meaning set forth in the background section.

“German Seller” has the meaning set forth in the preamble to this Agreement.

“German Transfer Deed” means the local law transfer deed by which the sale and transfer of all the German Purchased Shares from German Seller to German Buyer pursuant to Section 2 shall be effected, substantially in the form attached hereto as Exhibit G.

“Governmental Entity” means any entity or body, agency or commission exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a United States federal, state or local government or foreign, international, multinational or other government, including any court, tribunal, department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Harte Hanks Marks” has the meaning set forth in Section 7.12.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“ITEPA” means the Income Tax (Earnings and Pensions) Act of 2003.

“Indebtedness” means any of the following of any of the Target Companies: (a) any indebtedness for borrowed money, whether owing to banks, financial institutions, on equipment leases, or otherwise; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of assets, property or services (including purchase price adjustments, “holdback” or similar payments, and the maximum amount of any potential future earn-out), except trade accounts payable and other current Liabilities (which for the avoidance of doubt, shall not include Intercompany Payables which are addressed in clause (j) below) arising in the ordinary course of business that are either (1) not past due in accordance with their applicable invoice or other terms governing the timing of payment or (2) not beyond the applicable Target Company’s usual payment practice for such account; (d) any obligations as lessee under capitalized leases which are required to be reflected as capital leases in accordance with GAAP in the Target Companies’ books and records; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, relative to the amount outstanding or drawn under acceptance credit, letters of credit or similar facilities; (g) all obligations secured by any Lien (other than Permitted Liens); (h) all obligations under any hedging and swap Contracts or other similar instruments; (i) accounts payable, trade debt and trade payables that are either (1) past due in accordance with their applicable invoice or other terms governing the timing of payment or (2) beyond the applicable Target Company’s usual payment practice for such account; (j) all Affiliate Obligations, including all intercompany payables in whatever form and without regard to the duration of the payables, the manner in which such payables arose, or any term or condition of such payables (collectively “Intercompany Payables”), remaining outstanding as of the Closing; (k) all obligations of any of the Target Companies under any pension, retiree medical, deferred compensation, or non-qualified retirement plan, program or arrangement, (l) all obligations related to Unpaid Pre-Closing Taxes, (m) all obligations related to Accrued Compensation, (n) any accrued interest, fees, premiums, penalties, “make whole amounts,” breakage costs, change of control payments, costs, expenses and other obligations relating to any indebtedness or other obligations of the type referred to in any other clause of this definition that would be payable in connection with the repayment thereof in full on or prior to the Closing Date or at such time; and (o) without duplication, any guaranty by any Target Company of any of the foregoing. The items of Indebtedness described in clauses (a)-(c), (e)-(i) and (o) (but solely to the extent related to guarantees of debt under clauses (a)-(c) and (e)-(i)) are collectively referred to as “Funded Indebtedness.”  For the avoidance of doubt, Indebtedness shall not include any amounts taken into account in Net Working Capital or Company Transaction Expenses.

“Indemnitee” means any Party that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.3.

“Indemnity Escrow Funds” has the meaning set forth in Section 2.3.

“Insurance Policies” has the meaning set forth in Section 5.16.

“Intellectual Property” means any of the following and all rights available under any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention:  (a) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (b) all trademarks, service marks, trade names, business names, designs, corporate names, fictitious names, logotypes, trade dress and logos, including all of the foregoing designations that are in use without filing as well as all registrations, applications to register and renewals and extensions of such registrations, together with the goodwill associated with any of the foregoing in this subclause (b) (collectively, “Marks”); (c) all Internet domain names; (d) all works of authorship and copyrights, including all copyrights in use without filing as well as all registrations, applications to register, renewals and extensions thereof (collectively, “Copyrights”); (e) all proprietary and confidential discoveries, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases; (f) trade secrets and proprietary and confidential information, including client lists, supplier lists, pricing and cost information, business and marketing plans and proposals, (g) Software; (h) rights of publicity; and (i) all other intellectual property.

“Intercompany Payables” has the meaning set forth in the definition of Indebtedness.

“Interim Balance Sheet” has the meaning set forth in Section 5.5(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 5.5(a).

“Interim Financial Statements” has the meaning set forth in Section 5.5(a).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of the Company or any similar phrase means the current actual knowledge, after reasonable inquiry and investigation, of each of the individuals listed on Schedule B hereto as Company knowledge individuals.

“Knowledge” of Seller or any similar phrase means the current actual knowledge, after reasonable inquiry and investigation, of each of the individuals listed on Schedule B hereto as Seller knowledge individuals.

“Labor Agreements” has the meaning set forth in Section 5.13(b).

“Law” means any statute, law (including common law), code, ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 5.8(a).

“Leases” has the meaning set forth in Section 5.8(a).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Licensed Software” means all Software licensed by any Target Company for use in connection with the operation of the Business, but not marketed, licensed, sold, distributed or otherwise made commercially available to clients.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, hypothecation, deed of trust, attachment, right of way, encroachment, easement, restriction on transfer, restriction on voting, preemptive right, right of first refusal or negotiation, security interest or other encumbrance of any kind or nature whatsoever in respect of such property or asset.

“Losses” has the meaning set forth in Section 9.2(a).

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Contract” has the meaning set forth in Section 5.11(a).

“ML” has the meaning set forth in Section 11.14.

“Net Estimated Purchase Price” has the meaning set forth in Section 2.2(a)(iv).

“Net Working Capital” means an amount (which may be a negative or positive number) in U.S. dollars equal to (a) the Current Assets minus (b) the Current Liabilities.

“Non-Company Affiliate” means any Affiliate of any Seller, except for the Target Companies.

“Non-Compete Period” has the meaning set forth in Section 7.14(a).

“Non-Solicit Period” has the meaning set forth in Section 7.14(b).

“Non-US Employee” means all EU Transferring Employees and each employee who is employed by a Target Company other than in the United States as of the date hereof, and as listed on Section 5.13(a) of the Disclosure Schedule.

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“Objection Notice” has the meaning set forth in Section 2.4(c)(i).

“Objection Period” has the meaning set forth in Section 2.4(c)(i).

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the current certificate of incorporation, the articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational or governing documents of such entity.

“Other Proposal” has the meaning set forth in Section 7.20.

“Outside Date” has the meaning set forth in Section 10.1(d).

“Owned Intellectual Property” means all Intellectual Property in which any Target Company has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise).

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Patent” has the meaning set forth in the definition of Intellectual Property.

“Payoff Letters” has the meaning set forth in Section 3.2(a)(ix).

“Per Claim Threshold” has the meaning set forth in Section 9.3(a).

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable, provided an adequate reserve, determined in accordance with GAAP, has been established therefor on the Financial Statements, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business, and (c) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Personally Identifiable Information” means any specific and unique information relating to an identified or identifiable natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, credit or debit card number or identification number).

“Post-Closing Period” means any taxable period or portion of a Straddle Period that is not a Pre-Closing Period.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion thereof that ends on the Closing Date.

“Pre-Closing Restructuring” has the meaning set forth in the background section.

“Pro Rata Share” means, with respect to any given Seller, the percentage set forth opposite such Seller’s name on the Closing Allocation Statement.

“Proceeding” means any action, arbitration, audit, claim, complaint, grievance, inquiry, hearing, investigation, litigation, or suit or other proceeding (whether civil, criminal, administrative, investigative or informal), brought or commenced by any Person, or brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“Public Official” means (a) any director, officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division, (b) any director, officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization, (c) any director, officer, employee or representative of any public international organization, such as the United Nations or the World Bank, (d) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above, and (e) any political party, party official or candidate for political office.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Shares” has the meaning set forth in the background section.

“R&W Insurance Policy” has the meaning set forth in Section 7.15.

“Relevant Transfer” means a relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) or any other legislation implementing the Acquired Rights Directive (Directive 2001/23/EC) or similar legislation in any other jurisdiction outside of the European Union.

“Representatives” means a Person’s parent companies and Affiliates and partners and its and their respective directors, officers, employees, agents or representatives, and other Persons with whom they may be collaborating with respect to a possible transaction, including its and their respective attorneys, accountants, consultants and financial advisors.

“Required Consents” has the meaning set forth in Section 8.2(d).

“Required Financial Information” means: (a) the Financial Statements referred to in Section 5.5(a) and (b) the Financial Statements and other financial information referred to in Section 7.18.

“Retained Technology” has the meaning set forth in Section 7.28.

“Scheduled Intellectual Property” has the meaning set forth in Section 5.9(a).

“Section 338 Elections” has the meaning set forth in Section 7.10(i)(i).

“Securities Act” has the meaning set forth in Section 6.7.

“Seller Parties” means the Target Companies (other than Trillium Australia) and Sellers.

“Seller Related Parties” has the meaning set forth in Section 11.16.

“Seller Released Claims” has the meaning set forth in Section 7.21.

“Seller Releasing Party” and “Seller Releasing Parties” have the meanings set forth in Section 7.21.

“Seller Restricted Party” has the meaning set forth in Section 7.14(a).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Representative” has the meaning set forth in Section 11.15(a).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation related to any of the foregoing.

“Software Products” means any and all Software marketed, licensed, sold, distributed or otherwise made commercially available by any of the Target Companies in the current operation of the Business.

“Specified Representations” means the representations and warranties by the applicable Seller Party contained in Sections 5.9 (Intellectual Property), 5.12 (Employee Benefits), 5.13 (Labor and Employment Matters) and 5.22 (Sufficiency of Assets).

“Standard Form IP Agreement” has the meaning set forth in Section 5.9(b)(x).

“Straddle Period” has the meaning set forth in Section 7.10(a)(iii).

“Subsidiary” or “Subsidiaries” means, with respect to a particular Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if such Person is a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or (b) if such Person is a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by such Person.

“Support Obligations” has the meaning set forth in Section 7.3(a).

“Target Companies” means the Company, Trillium UK, Trillium Germany and Trillium Australia.  For the avoidance of doubt, the term “Target Company” as used in this Agreement shall mean each Target Company, including all of its assets, properties and Liabilities, after giving effect to the completion of the Pre-Closing Restructuring and the consummation of the transactions contemplated by Section 7.27 hereof.

“Target Company Released Parties” has the meaning set forth in Section 7.21.

“Target Net Working Capital” means negative $9,000,000.

“Target Net Working Capital Range” means negative $9,200,000 to negative $8,800,000.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, estimated and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis, or in any other manner, (b) any interest, fine, assessment, penalty (including penalties for failure to file in accordance with applicable information reporting requirements), or addition to the amounts set forth in clause (a) assessed or levied by any authority, whether federal, state, local, domestic or foreign (whether disputed or not), and (c) any Liability in respect of any of the items described in clauses (a) and (b) payable under a Tax sharing, allocation, indemnity or similar agreement or by reason of successor, transferee, or other Liability, by Contract, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereto or any analogous or similar provision of state, local or foreign Law).

“Tax Returns” means any return, statement, declaration, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, refunds claims, and information returns and reports) required to be filed (or provided to a third party pursuant to applicable Tax Laws) with respect to Taxes, as well as any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Third Party Defense” has the meaning set forth in Section 9.4(b).

“Transaction Documents” means this Agreement, the Commercial Agreement, the Escrow Agreement, the Transition Services Agreement, the German Transfer Deed, the UK Transfer Deed and all other documents executed in connection with the consummation of the transactions contemplated by this Agreement (including the Pre-Closing Restructuring).

“Transfer Taxes” has the meaning set forth in Section 7.10(d).

“Transition Services Agreement” means the transition services agreement, in substantially the form attached hereto as Exhibit C, to be entered into among US Seller, the Company and US Buyer.

“Trillium Australia” means Harte-Hanks Pty Limited, a company organized under the laws of Australia.  For the avoidance of doubt, the term “Trillium Australia” as used in this Agreement shall mean Trillium Australia, including all of its assets, properties and Liabilities, after giving effect to the completion of the Pre-Closing Restructuring and the consummation of the transactions contemplated by Section 7.27 hereof.

“Trillium Germany” has the meaning set forth in the preamble to this Agreement.  For the avoidance of doubt, the term “Trillium Germany” as used in this Agreement shall mean Trillium Germany, including all of its assets, properties and Liabilities, after giving effect to the completion of the Pre-Closing Restructuring and the consummation of the transactions contemplated by Section 7.27 hereof.

“Trillium UK” has the meaning set forth in the preamble to this Agreement.  For the avoidance of doubt, the term “Trillium UK” as used in this Agreement shall mean Trillium UK, including all of its assets, properties and Liabilities, after giving effect to the completion of the Pre-Closing Restructuring and the consummation of the transactions contemplated by Section 7.27 hereof.

“UK Asset Allocation” has the meaning set forth in Section 7.10(i)(ii)(B).

“UK Buyer” has the meaning set forth in the preamble to this Agreement.

“UK Closing Purchase Price” has the meaning set forth in Section 2.2(c)(i)(B).

“UK Purchased Shares” has the meaning set forth in the background section.

“UK Seller” has the meaning set forth in the preamble to this Agreement.

“UK Transfer Deed” means the local law transfer deed by which the sale and transfer of all the UK Purchased Shares from UK Seller to UK Buyer pursuant to Section 2 shall be effected, substantially in the form attached hereto as Exhibit H.

“Usage Period” has the meaning set forth in Section 7.12.

“Unpaid Pre-Closing Taxes” means any Liability for any Tax of or owed by any Target Company in respect of any Pre-Closing Period, regardless of whether such amount is yet to become due and payable.

“US Asset Allocation” has the meaning set forth in Section 7.10(i)(ii)(A).

“US Buyer” has the meaning set forth in the preamble to this Agreement.

“US Closing Purchase Price” has the meaning set forth in Section 2.2(c)(i)(A).

“US Purchase Price” means the US Closing Purchase Price as adjusted in accordance with this Agreement.

“US Purchased Shares” has the meaning set forth in the background section.

“US Seller” has the meaning set forth in the preamble to this Agreement.

“US Employee” means each employee who is employed by a Target Company in the United States as of the date hereof, and as listed on Section 5.13(a) of the Disclosure Schedule.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Wells Fargo Credit Agreement” means the Term Loan Agreement, dated March 10, 2016, by and between US Seller and Wells Fargo Bank, as administrative agent.

“Wells Fargo Releases” has the meaning set forth in Section 3.2(a)(x).

“Working Capital Decrease” means the amount, if any, by which Target Net Working Capital exceeds the Closing Net Working Capital; provided, however, that such amount shall be $0 if the Closing Net Working Capital is equal to the upper or lower limit of the Target Net Working Capital Range or falls within the Target Net Working Capital Range.

“Working Capital Increase” means the amount, if any, by which the Closing Net Working Capital exceeds Target Net Working Capital; provided, however, that such amount shall be $0 if the Closing Net Working Capital is equal to the upper or lower limit of the Target Net Working Capital Range or falls within the Target Net Working Capital Range.

“$” means United States dollars.

1.2                                          Construction.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender shall include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section or paragraph of, or Exhibit or Schedule to, this Agreement unless otherwise specified; (e) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be modified by the words “without limitation”, unless otherwise specified; (f) the word “shall” shall be construed to have the same meaning and effect of the word “will”; (g) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, from time to time, and all rules and regulations promulgated thereunder; and (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
THE PURCHASE AND SALE OF THE PURCHASED SHARES

2.1                                          Purchase and Sale of the Purchased Shares.  Subject to the terms and conditions of this Agreement, at the Closing, (a) US Seller shall sell, assign, transfer and convey all of the US Purchased Shares to US Buyer, and US Buyer shall purchase all of the US Purchased Shares from US Seller, (b) UK Seller shall sell, assign, transfer and convey all of the UK Purchased Shares to UK Buyer, and UK Buyer shall purchase all of the UK Purchased Shares from UK Seller and (c) German Seller shall sell, assign, transfer and convey all of the German Purchased Shares to German Buyer, and German Buyer shall purchase all of the German Purchased Shares from German Seller, in each case free and clear of all Liens.

2.2                                          Payment of Purchase Price and Other Amounts.

(a)                                                                                 Purchase Price; Payment.  The aggregate amount to be paid by Buyers for the Purchased Shares shall be an amount equal to $112,000,000 (the “Base Purchase Price”), minus (i) the amount of any Working Capital Decrease (or plus the amount of any Working Capital Increase), minus (ii) the Company Transaction Expenses, minus (iii) the Closing Indebtedness, plus (iv) the Closing Cash (such net amount, the “Purchase Price”).  At the Closing, Buyers shall pay, or cause to be paid, the Net Estimated Purchase Price and other amounts as follows:

(i)                                     the Estimated Company Transaction Expenses shall be paid to the payee or payees thereof in accordance with Section 2.2(b);

(ii)                                  the Estimated Funded Indebtedness shall be paid to the holders thereof identified in the Estimated Closing Statement, by wire transfer of immediately available funds to the bank account or bank accounts as is designated by the applicable holder in such holder’s Payoff Letter or by Wells Fargo Bank in the Wells Fargo Releases;

(iii)                               each of the Adjustment Escrow Amount and the Indemnity Escrow Amount shall be deposited with the Escrow Agent in accordance with Section 2.3; and

(iv)                              subject to Section 2.2(c) below, the Estimated Purchase Price minus the Adjustment Escrow Amount minus the Indemnity Escrow Amount (the resulting amount, the “Net Estimated Purchase Price”) shall be paid to Sellers as designated in the Closing Allocation Statement, by wire transfer of immediately available funds to the bank account as is designated in the Estimated Closing Statement.

(b)                                Payment of Transaction Expenses.  At the Closing, US Buyer shall pay, or cause to be paid, as directed by the Seller Parties in the Estimated Closing Statement, the Estimated Company Transaction Expenses to the payee or payees thereof identified in the Estimated Closing Statement by wire transfer of immediately available funds to such bank accounts as are designated in writing by the payee or payees thereof to the applicable Seller at least five Business Days prior to the Closing.  Buyers shall remain solely responsible for paying all Buyer Transaction Expenses to the payee or payees thereof, including those payments that become payable upon the consummation of the Closing.  For the avoidance of doubt, all Company Transaction Expenses accrued by the Target Companies shall be taken into account and booked as expenses of the Target Companies in the Pre-Closing Period and all Buyer Transaction Expenses accrued by the Target Companies shall be taken into account and booked as expenses of the Target Companies in the Post-Closing Period.

(c)                                 Allocation of Net Estimated Purchase Price.

(i)                                     Following receipt of the Estimated Closing Statement and prior to Closing, US Buyer shall deliver to the Sellers’ Representative a draft statement (the “Closing Allocation Statement”), which statement (and the components thereof) shall be reasonably acceptable to the Sellers’ Representative, setting forth US Buyer’s good faith determination of (A) the portion of the Net Estimated Purchase Price to be allocated to, and to be paid to, US Seller for the US Purchased Shares (the “US Closing Purchase Price”), (B) the portion of the Net Estimated Purchase Price to be allocated to, and to be paid to, UK Seller for the UK Purchased Shares (the “UK Closing Purchase Price”), (C) the portion of the Net Estimated Purchase Price to be allocated to, and to be paid to, German Seller for the German Purchased Shares (the “German Closing Purchase Price”) and (D) each Seller’s Pro Rata Share.  The Closing Allocation Statement, once agreed by US Buyer and the Sellers’ Representative, shall be binding and conclusive on the Parties.

(ii)                                  Notwithstanding anything to the contrary set forth in this Agreement, US Buyer shall have the right, in its sole and absolute discretion, to substitute some or all of the amounts payable in accordance with clauses (B) and (C) of Section 2.2(c)(i) with an equivalent amount of pounds sterling or Euros (as applicable), such amount to be calculated in accordance with the spot rate of exchange (based on the average closing mid point) for pounds sterling to US Dollars or Euros to US Dollars (as applicable) as set forth in the Wall Street Journal for the three Business Days prior to the Closing Date.

2.3                                          Escrow Funds.  At the Closing, US Buyer shall deposit with the Escrow Agent (a) an amount equal to $1,120,000 (the “Indemnity Escrow Amount”, such Indemnity Escrow Amount plus any investment proceeds thereon, the “Indemnity Escrow Funds”), and (b) an amount equal to $250,000 (the “Adjustment Escrow Amount”, such Adjustment Escrow Amount plus any investment proceeds thereon, the “Adjustment Escrow Funds”), in each case to be held pursuant to the terms of the Escrow Agreement, substantially in the form of Exhibit D (the “Escrow Agreement”), to be entered into at the Closing by US Buyer, the Sellers’ Representative and Citibank, N.A. (the “Escrow Agent”).

2.4                                          Purchase Price Adjustments.

(a)                                 Estimated Closing Statement.  At least five Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to US Buyer a statement (the “Estimated Closing Statement”), reasonably acceptable to US Buyer, setting forth a good faith calculation, together with reasonably detailed supporting documentation, of: (i) Closing Net Working Capital (the “Estimated Closing Net Working Capital”) and the components thereof, and the Estimated Working Capital Increase or Estimated Working Capital Decrease, as the case may be, (ii) the amount of Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (iii) the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”) and identifying all amounts, if any, that qualify as Funded Indebtedness (the “Estimated Funded Indebtedness”), (iv) the amount of Closing Cash which, for purposes of the Estimated Closing Statement, shall be deemed to be zero dollars, and (v) the resulting calculation of the Purchase Price under Section 2.2(a) (the “Estimated Purchase Price”).  The Estimated Closing Statement and the calculations thereunder shall be prepared and calculated by Sellers in good faith.

(b)                                Closing Statement.  As promptly as practicable following Closing (but in any event not later than 75 days after the Closing Date), US Buyer shall deliver, or cause its accountants to deliver, to the Sellers’ Representative a statement (the “Closing Statement”) setting forth US Buyer’s calculation, together with reasonably detailed supporting documentation, of (i) Closing Net Working Capital and the Working Capital Increase or Working Capital Decrease, as the case may be, (ii) the amount of Company Transaction Expenses, (iii) the amount of Closing Indebtedness, (iv) the amount of Closing Cash, and (v) the resulting calculation of the Purchase Price under Section 2.2(a), together with supporting documentation reasonably requested by the Sellers’ Representative.  The Closing Statement and the calculations thereunder shall be prepared and calculated by US Buyer in good faith.  US Buyer shall provide the Sellers’ Representative with reasonable access to the work papers, properties and, on a mutually convenient basis, employees utilized in the preparation of the Closing Statement in connection with the Sellers’ Representative’s review of the Closing Statement.

(c)                                 Disputes.

(i)                                     If the Sellers’ Representative objects to US Buyer’s calculation of Closing Net Working Capital, Working Capital Increase or Working Capital Decrease, as the case may be, Company Transaction Expenses, Closing Indebtedness, Closing Cash or the resulting calculation of the Purchase Price under Section 2.2(a) as set forth in the Closing Statement, then, within 30 days after the delivery to the Sellers’ Representative of the Closing Statement (the “Objection Period”), the Sellers’ Representative shall deliver to US Buyer a written notice (an “Objection Notice”)

describing in reasonable detail the Sellers’ Representative’s objections to US Buyer’s calculation of the amounts set forth in such Closing Statement and containing a statement setting forth the calculation of each amount set forth in such Closing Date Statement, including the Purchase Price, in each case, determined by the Sellers’ Representative to be correct.  If the Sellers’ Representative does not deliver an Objection Notice to Buyer during the Objection Period, then US Buyer’s calculation of the amounts set forth in the Closing Statement shall be binding and conclusive on the Parties.

(ii)                                  If the Sellers’ Representative delivers an Objection Notice, and if the Sellers’ Representative and US Buyer are unable to agree upon the calculation of the amounts set forth in the Closing Statement within 15 Business Days after such Objection Notice is delivered to US Buyer, the dispute shall be finally settled by Grant Thornton LLP (the “Accounting Firm”).  Within ten days after the Accounting Firm is appointed, US Buyer shall forward a copy of the Closing Statement to the Accounting Firm, and the Sellers’ Representative shall forward a copy of the Objection Notice to the Accounting Firm, together with, in each case, all relevant supporting documentation.  The Accounting Firm’s role shall be limited to resolving such objections and determining the correct calculations to be used on only the disputed portions of the Closing Statement, and the Accounting Firm shall not make any other determination, including any determination as to whether any other items on the Closing Statement are correct or whether the Target Net Working Capital or the Target Net Working Capital Range is correct.  The Accounting Firm shall not assign a value to any item greater than the greatest value for such item claimed by the Sellers’ Representative or US Buyer or less than the smallest value for such item claimed by the Sellers’ Representative or US Buyer and shall be limited to the selection of either the Sellers’ Representative’s or US Buyer’s position on a disputed item (or a position in between the positions of the Sellers’ Representative and US Buyer) based solely on presentations and supporting material provided by the parties and not pursuant to any independent review.  In resolving such objections, the Accounting Firm shall apply the provisions of this Agreement concerning determination of the amounts set forth in the Closing Statement.  The Accounting Firm shall deliver to the Sellers’ Representative and US Buyer a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by the Sellers’ Representative and US Buyer) of the disputed items submitted to the Accounting Firm within 30 days of receipt of such disputed items.  The determination by the Accounting Firm of the disputed amounts and the Purchase Price shall be conclusive and binding on the Parties, absent manifest error or fraud or willful misconduct as determined by a non-appealable and binding decision by a court of law having jurisdiction over the parties.  The losing party (as defined below) in any such proceeding shall pay all costs and fees (including reasonable attorneys’ fees and expenses of the prevailing party) related to such determination by the Accounting Firm, including the costs relating to any negotiations with the Accounting Firm with respect to the terms and conditions of such Accounting Firm’s engagement and the costs for the Accounting Firm’s services.  For purposes of this Section 2.4(c), as between the Sellers’ Representative and US Buyer, the “losing party” in any such determination shall mean the party whose calculation of the Purchase Price (as set forth in the Closing Date Statement, in the case of US Buyer, or in the Objection Notice, in the case of the Sellers’ Representative), is farthest from the calculation of the Purchase Price as determined by the Accounting Firm.  The Parties agree that (except as otherwise provided in Section

9.2(a)(iv) and Section 9.2(a)(v)) the procedure set forth in this Section 2.4 for resolving disputes with respect to Closing Net Working Capital, Company Transaction Expenses, Closing Indebtedness, Closing Cash and the resulting calculation of the Purchase Price under Section 2.2(a) shall be the sole and exclusive remedy for resolving such disputes; provided, however, that the Parties agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(d)                                Payment of Purchase Price Adjustment.

(i)                                     If the Purchase Price, as finally determined in accordance with this Section 2.4 (the “Final Purchase Price”), exceeds the Estimated Purchase Price, then US Buyer shall, within five Business Days following the determination of the Final Purchase Price pursuant to the provisions of this Section 2.4, pay, or cause to be paid, to the Sellers’ Representative (on behalf of Sellers on a Pro Rata Share basis) an amount equal to such excess by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative at least two Business Days prior to such payment date.

(ii)                                  If the Estimated Purchase Price exceeds the Final Purchase Price, then the Sellers’ Representative and US Buyer shall, within five Business Days following the determination of the Final Purchase Price pursuant to the provisions of this Section 2.4, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Adjustment Escrow Funds an amount equal to such excess to US Buyer, by wire transfer of immediately available funds to an account or accounts designated by US Buyer in such joint written instructions.  In the event the Adjustment Escrow Funds are insufficient to cover the amount of such excess, then the Sellers’ Representative shall, within five Business Days following the determination of the Final Purchase Price pursuant to the provisions of this Section 2.4, pay, or cause to be paid, on behalf of the Sellers to US Buyer an amount equal to such shortfall not covered by the Adjustment Escrow Funds, by wire transfer of immediately available funds to an account designated in writing by US Buyer at least two Business Days prior to such payment date.

(iii)                               Once payment is made in accordance with Section 2.4(d)(i) or (ii), the Sellers’ Representative and US Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Sellers’ Representative all remaining Adjustment Escrow Funds, if any, in accordance with the terms of the Escrow Agreement, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative in such joint written instructions.

2.5                              Required Withholdings.   Notwithstanding anything to the contrary set forth in this Agreement, each Buyer will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as are required under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by any Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding were made by such Buyer. Prior to making any deduction or withholding from any consideration otherwise payable pursuant to this Agreement, each Buyer shall use commercially reasonable efforts to provide five days’ prior written notice to the Person in respect of which such deduction and withholding were made of the amounts subject to deduction or withholding and provide such Person a reasonable opportunity within such five days to provide forms or other evidence that would exempt or reduce such amounts from such deduction or withholding under applicable Tax Law. Each Buyer agrees to accept properly completed and duly executed documentation that will permit any consideration otherwise payable pursuant to this Agreement to be made without or at a reduced rate of withholding under applicable Tax Law.

ARTICLE III
THE CLOSING

3.1                              The Closing.  The closing for the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania at 10:00 a.m., Eastern Time, on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions each Party will take at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time or on such other date or at such other place as US Buyer and the Sellers’ Representative may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided, however, that in no event shall the Closing occur prior to the day that is 60 days following the date of this Agreement, unless US Buyer elects to consummate the Closing on an earlier date to be specified in writing by US Buyer in its sole discretion.

3.2                              Deliveries.  At the Closing, subject to the terms and conditions contained herein:

(a)                                 Seller Deliverables.  The Sellers’ Representative shall deliver, or cause Sellers, the Company, Trillium UK or Trillium Germany, as the case may be, to deliver, the following items (which delivery shall, in the case of the Payoff Letters and the Wells Fargo Releases, occur at least five Business Days prior to the Closing):

(i)                                     Share Certificates.  One or more certificates representing the Purchased Shares, duly endorsed in blank or accompanied by a stock power or other instrument of transfer duly executed in blank;

(ii)                                  Escrow Agreement.  A duly executed counterpart to the Escrow Agreement;

(iii)                               Transition Services Agreement.  A duly executed counterpart to the Transition Services Agreement;

(iv)                              Commercial Agreement.  A duly executed counterpart to the Commercial Agreement;

(v)                                 Required Consents.  Executed copies of the Required Consents;

(vi)                              Secretary’s Certificate of Company and Director’s Certificate of Trillium UK.  A certificate from each of the Company and Trillium UK signed by the secretary or a director of such Target Company, dated as of the Closing Date, certifying (x) the Organizational Documents of such Target Company and (y) resolutions of the board of directors of such Target Company approving this Agreement, the other Transaction Documents to which such Target Company is a party and the transactions contemplated hereby and thereby;

(vii)                           Commercial Register of Trillium Germany and German Seller. An excerpt from the public commercial register (“Handelsregisterauszüge”) regarding each of Trillium Germany and German Seller, dated as of the Closing Date, proving authorization for the signatory hereto of each of Trillium Germany and German Seller to sign with binding effect;

(viii)                        Secretary’s Certificate of US Seller and Director’s Certificate of UK Seller.  A certificate from each of US Seller and UK Seller signed by the secretary or a director of such Seller, dated as of the Closing Date, certifying the resolutions of the board of directors of such Seller approving this Agreement, the other Transaction Documents to which such Seller is a party and the transactions contemplated hereby and thereby;

(ix)                              Payoff Letters.  Payoff letters, in form and substance reasonably satisfactory to US Buyer, evidencing the discharge or payment in full of the Estimated Funded Indebtedness other than related to the Wells Fargo Credit Agreement set forth on the Estimated Closing Statement (the “Payoff Letters”), in each case duly executed by each holder of such Estimated Funded Indebtedness, which Payoff Letters shall also provide for lien terminations and other instruments of discharge to release any Liens related to such Estimated Funded Indebtedness with respect to any of the Assets and the Purchased Shares, as applicable;

(x)                                 Wells Fargo Releases.  Releases, in form and substance reasonably satisfactory to US Buyer, evidencing the release of each Target Company from all guaranty or other payment obligations under or in respect of the Wells Fargo Credit Agreement, including lien releases, terminations and other instruments of discharge to release any Liens related thereto with respect to any of the Assets and the Purchased Shares (the “Wells Fargo Releases”);

(xi)                              Affiliate Agreements.  Evidence, in form and substance reasonably satisfactory to US Buyer, of the termination of each Affiliate Agreement, except for the Continuing Affiliate Agreements, without Liability of any Target Company, any Buyer or any of its Affiliates thereunder from and after the Closing;

(xii)                           Good Standing Certificates.  A certificate of good standing or similar instrument for each Target Company issued by the Secretary of State or other relevant public office of the jurisdiction of such entity’s incorporation or organization, dated as of a date not more than ten Business Days prior to the Closing Date;

(xiii)                        Resignation Letters.  Resignations, in the form attached hereto as Exhibit I, of each director and each officer of the Target Companies listed in Section 3.2(a)(xiii) of the Disclosure Schedule, which resignations shall be effective as of the Closing and which resignations, for purposes of this Section 3.2(a)(xiii) do not need to include the bracketed release language set forth therein;

(xiv)                       FIRPTA Certificates.  (A) A certificate from US Seller certifying that US Seller is not a foreign person; (B) a certificate from the Company certifying that the Company is not a foreign person; and (C) a certificate from each of the Target Companies, other than the Company, certifying that an interest in each such Target Company is not a “U.S. real property interest” within the meaning of and in accordance with Sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder, in each case duly completed and dated as of the Closing Date in compliance with Sections 1445 and 897 of the Code and the Treasury Regulations promulgated thereunder;

(xv)                          IRS Form 8023. An IRS Form 8023 signed in blank by US Seller and all comparable state income tax election forms and such other forms and documents as may be reasonably requested by US Buyer to effectuate an election pursuant to Section 338(h)(10) of the Code;

(xvi)                       Evidence of Compliance with Obligations. Evidence, in form and substance reasonably satisfactory to US Buyer, of US Seller’s compliance with its obligations under Section 7.24 and Section 7.28;

(xvii)                    Evidence of Software Licenses. Evidence, in form and substance reasonably satisfactory to US Buyer, that US Seller has obtained and fully paid for the software licenses indicated in Section 3.2(a)(xvii) of the Disclosure Schedule;

(xviii)                 UK Transfer Deed.  A counterpart of the UK Transfer Deed, duly executed by UK Seller;

(xix)                       Stock Transfer Form. A stock transfer form in favor of UK Buyer in respect of the transfer of the UK Purchased Shares, duly executed by UK Seller;

(xx)                          German Transfer Deed and Closing Notice.  The German Transfer Deed, duly executed by German Seller (or any duly appointed attorney appointed thereby) and notarized in Germany by a German notary public (“Notar”) simultaneously with German Buyer, and a closing notice, in the form attached to the German Transfer Deed and dated as of the Closing Date, duly executed by German Seller; and

(xxi)                       Closing Certificates.  A certificate from each of the Company, Trillium UK and Trillium Germany, dated as of the Closing Date, of an authorized officer of such Target Company contemplated by Section 8.2(c).

(b)                                US Buyer Deliverables.  US Buyer shall deliver, make or pay, as applicable, or cause to be delivered, made or paid, as applicable, the following items:

(i)                                     Payment of US Closing Purchase Price.  The US Closing Purchase Price and other amounts (other than the UK Closing Purchase Price and the German Closing Purchase Price) pursuant to and in accordance with Section 2.2;

(ii)                                  Escrow Agreement.  A duly executed counterpart to the Escrow Agreement;

(iii)                               Transition Services Agreement.  A duly executed counterpart to the Transition Services Agreement;

(iv)                              Commercial Agreement.  A duly executed counterpart to the Commercial Agreement; and

(v)                                 Closing Certificate.  A certificate from US Buyer, dated as of the Closing Date, of an authorized officer of US Buyer contemplated by Section 8.3(c).

(c)                                 UK Buyer Deliverables.  US Buyer shall cause UK Buyer to deliver, make or pay, as applicable, or cause to be delivered, made or paid, as applicable, the following items:

(i)                                     UK Transfer Deed.  A counterpart of the UK Transfer Deed, duly executed by UK Buyer; and

(ii)                                  Payment of UK Closing Purchase Price.  The UK Closing Purchase Price pursuant to and in accordance with Section 2.2.

(d)                                German Buyer Deliverables.  US Buyer shall cause German Buyer to deliver, make or pay, as applicable, or cause to be delivered, made or paid, as applicable, the following items:

(i)                                     German Transfer Deed and Closing Notice.  The German Transfer Deed, duly executed by German Buyer (or any duly appointed attorney appointed thereby) and notarized in Germany by a German notary public (“Notar”) simultaneously with German Seller, and a closing notice, in the form attached to the German Transfer Deed and dated as of the Closing Date, duly executed by German Buyer.

(ii)                                  Payment of German Closing Purchase Price.  The German Closing Purchase Price pursuant to and in accordance with Section 2.2.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the Disclosure Schedule, each Seller represents and warrants to each Buyer that each statement contained in this Article IV is true and correct as of the date hereof and as of the Closing Date.  The Disclosure Schedule has been arranged in sections to correspond to the Sections of this Agreement for convenience only.  Each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that the disclosure of such matter is applicable to such section of the Disclosure Schedule.

4.1                                          Organization and Good Standing. Such Seller is duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, has all requisite corporate, company or limited liability company, as applicable, power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on such Seller’s ability to perform its obligations under this Agreement.

4.2                                          Authority and Enforceability.  Such Seller has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Seller, and no further action on the part of such Seller or its equityholders (including any vote of the stockholders of US Seller, whether pursuant to applicable Law, the listing rules of any securities exchange or stock market, including the New York Stock Exchange, or otherwise) is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and each other Transaction Document to which each Seller is a party will be at or prior to the Closing, duly executed and delivered by such Seller, and, assuming due authorization, execution and delivery by the other Parties hereto or thereto, this Agreement constitutes, and each other Transaction Document to which such Seller is a party will constitute when executed and delivered, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.

4.3                                          No Conflicts; Consents.

(a)                                 Except for any notices, filings, consents or approvals set forth in Section 4.3(a) of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby do not and will not (i) violate the provisions of any of the Organizational Documents of such Seller, (ii) violate, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under, give rise to a right of termination, modification or cancellation under, or accelerate the performance required under, any material Contract to which such Seller is a party or by which any properties or assets of such Seller are bound, (iii) violate any applicable Law to which such Seller or any property or asset of such Seller is subject, or (iv) result in the creation of any Liens upon any of the Assets or any property or asset of such Seller, except in the case of clauses (ii), (iii) and (iv) where such violation or Lien would not be material to such Seller or impair or delay in any material respect the ability of such Seller to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

(b)                                Except for any filings that may be required to comply with the HSR Act and any foreign antitrust and competition Law and as set forth in Section 4.3(b) of the Disclosure Schedule, no Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity, or authorization, approval or consent of, or notice to, any other Person is required by such Seller, the Company  or any other Target Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such Authorizations, Orders, registrations, declarations, filings  and notices the failure to obtain, make or give would not reasonably be expected to (i) be material to any Seller or (ii) materially impair or delay such Seller’s ability to perform its obligations under this Agreement.

4.4                                          Legal Proceedings.  Except as set forth on Section 4.4 of the Disclosure Schedule, there is no Proceeding that is pending or, to Seller’s Knowledge, threatened (i) by or against or involving, directly or indirectly, the Company or any other Target Company, (ii) that relates to the Purchased Shares, or (iii) seeking to prevent or challenge or otherwise delay any of the transactions contemplated hereby, in the case of clauses (i) and (iii) that would reasonably be expected to have a material and adverse effect on such Seller’s ability to perform its obligations hereunder.

4.5                                          Solvency.  Assuming:  (i) satisfaction of the conditions to the Seller Parties’ obligations to consummate the transactions contemplated by this Agreement, and (ii) that the representations and warranties of Buyers set forth in Article VI are true and correct in all material respects as of the Closing, then immediately after giving effect to the transactions contemplated by this Agreement (including the Pre-Closing Restructuring), US Seller and its Subsidiaries (other than the Target Companies) shall be solvent and shall: (a) be able to pay its debts as they become due in the ordinary course of business; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Seller or its Subsidiaries (including the Target Companies).  In connection with the transactions contemplated by this Agreement, the Seller Parties have not incurred, nor plan to incur, debts beyond their ability to pay as they become absolute and matured.

4.6                                          Title to Purchased Shares.  US Seller is directly the legal and beneficial owner of, and has good and marketable title to, the US Purchased Shares, UK Seller is directly the legal and beneficial owner of, and has good and marketable title to, the UK Purchased Shares, and German Seller is directly the legal and beneficial owner of, and has good and marketable title to, the German Purchased Shares, in each case free and clear of all Liens other than those arising pursuant to this Agreement and transfer restrictions of general applicability under applicable securities Laws.  US Seller has the right, authority and power to sell, assign and transfer the US Purchased Shares to US Buyer, UK Seller has the right, authority and power to sell, assign and transfer the UK Purchased Shares to UK Buyer, and German Seller has the right, authority and power to sell, assign and transfer the German Purchased Shares to German

Buyer, in each case in accordance with the terms of this Agreement.  There are no outstanding obligations, options, warrants or other rights of any kind including any restrictions on transfers, relating to the sale, or voting of the Purchased Shares.

4.7                                          Brokers.  Except as set forth on Section 4.7 of the Disclosure Schedule, no Seller nor any of the Target Companies has any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Buyer or its Affiliates as of the Closing Date (including, for these purposes, the Target Companies) could become liable or obligated.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY, TRILLIUM UK AND TRILLIUM GERMANY

Except as disclosed in the Disclosure Schedule, the Seller Parties represent and warrant to each Buyer that each statement contained in this Article V is true and correct as of the date hereof and as of the Closing Date (it being understood that the representations and warranties made regarding the Target Companies shall be made as if the Pre-Closing Restructuring and the transactions contemplated by Section 7.27 hereof had been consummated immediately prior to such representations and warranties having been made).  The Disclosure Schedule has been arranged in sections to correspond to the Sections of this Agreement for convenience only.  Each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that the disclosure of such matter is applicable to such section of the Disclosure Schedule.

5.1                                          Organization and Good Standing. Each Target Company is duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization, has all requisite corporate, company or limited liability company, as applicable, power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.  Each Subsidiary of each Target Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation, formation or organization, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.  The copies of the Organizational Documents of each Target Company and its Subsidiaries, in each case as provided to US Buyer, are true, correct and complete copies of such documents and reflect all amendments as in effect as of the date of this Agreement.

5.2                                          Capitalization; Subsidiaries.

(a)                                 As of the date of this Agreement, the US Purchased Shares represent all of the outstanding Equity Interests of the Company, the UK Purchased Shares represent all of the outstanding Equity Interests of Trillium UK, and the German Purchased Shares represent all of the outstanding Equity Interests of Trillium Germany.  The Purchased Shares have been duly authorized and validly issued, and are fully paid and non-assessable.  Other than the Purchased Shares, there are no outstanding options, warrants or other Equity Interests or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other Equity Interests of the Company, Trillium UK or Trillium Germany.  There are no Contracts to which the Company, Trillium UK or Trillium Germany is a party or by which such Target Company is subject, obligating such Target Company to issue, deliver, grant or sell Equity Interests in such Target Company.  There are no Contracts, contingent or otherwise, obligating the Company, Trillium UK or Trillium Germany to repurchase, redeem or otherwise acquire Equity Interests in such Target Company.  There are no voting agreements, voting trusts, registration rights agreements, shareholder agreements or other similar arrangements with respect to Equity Interests of the Company, Trillium UK or Trillium Germany.

(b)                                Section 5.2(b) of the Disclosure Schedule sets forth for each Target Company (i) its name and jurisdiction of organization and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock and any options, warrants or other Equity Interests or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other Equity Interests of such Target Company.  All outstanding Equity Interests of each Target Company have been duly authorized and validly issued, and are fully paid and non-assessable. No capital contribution in respect of any Equity Interests of Trillium Germany has been repaid or otherwise returned to the applicable holder of such Equity Interests in violation of applicable Law.  Other than as set forth in Section 5.2(b) of the Disclosure Schedule, there are no options, warrants or other Equity Interests or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other Equity Interests of the Target Companies authorized, issued, reserved for issuance or outstanding. There are no Contracts or resolutions to which any Target Company is a party or by which any Target Company is subject, obligating any Target Company to (I) issue, deliver, grant or sell Equity Interests in any Target Company or (II) repurchase, redeem or otherwise acquire Equity Interests in any Target Company.  There are no voting agreements, voting trusts, registration rights agreements, shareholder agreements or other similar arrangements with respect to Equity Interests of any Target Company.  Except for the capital stock of Trillium Australia in the case of the Company, none of the Company, Trillium UK or Trillium Germany: (w) owns any Equity Interests of any other Person; (x) controls any Person; (y) has any investments in, or holds any interest, directly or indirectly, in, any Person; or (z) has any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person.

5.3                                          Authority and Enforceability.  Each of the Company, Trillium UK and Trillium Germany has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which the Company, Trillium UK or Trillium Germany is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, company, or limited liability company, as applicable, action on the part of such Target Company, and no further action on the part of such Target Company is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which such Target Company is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and each other Transaction Document to which the Company, Trillium UK or Trillium Germany is a party will be at or prior to the Closing, duly executed and delivered by such Target Company and, assuming due authorization, execution and delivery by the other Parties hereto or thereto, this Agreement constitutes, and each other Transaction Document to which such Target Company is a party will constitute when executed and delivered, a valid and binding obligation of such Target Company, enforceable against such Target Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.

5.4                                          No Conflicts.  Except for any notices, filings, consents or approvals set forth in Section 5.4 of the Disclosure Schedule (together with the notices, filings, consents or approvals set forth in Section 4.3(a) of the Disclosure Schedule, the “Applicable Consents”), the execution and delivery of this Agreement and the other Transaction Documents to which the Company, Trillium UK or Trillium Germany is a party and the consummation by such Target Company of the transactions contemplated hereby and thereby do not and will not (i) violate the provisions of any of the Organizational Documents of the Company or any other Target Company, (ii) materially violate, conflict with, result in a material breach of, constitute a material default (with or without notice or lapse of time, or both) under, give rise to a right of termination, modification or cancellation under, or accelerate the performance required under, any Material Contract to which the Company or any other Target Company is a party or by which any Assets are bound, (iii) violate any applicable Law to which the Company, any other Target Company or any Asset is subject, or (iv) result in the creation of any Liens upon any of the Assets, except in the case of clauses (iii) and (iv) where such violation or Lien would not reasonably be expected to have a Company Material Adverse Effect.

5.5                                          Financial Statements.

(a)                                 The unaudited consolidated balance sheets, consolidated income statements and consolidated cash flow statements of the Business for the years ended December 31, 2015, December 31, 2014 and December 31, 2013 (collectively, the “Annual Financial Statements”) and an unaudited consolidated balance sheet, consolidated income statement and consolidated cash flow statement of the Business for the nine months ended September 30, 2016 (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”), have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements) and in accordance with the books and records of the Target Companies, and fairly present in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods indicated, subject to normal year-end adjustments and the absence of notes with respect to the Interim Financial Statements, none of which is material.  True, correct and complete copies of the Financial Statements have been provided to Buyer. The unaudited consolidated balance sheet of the Business as of September 30, 2016 included in the Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b)                                Neither the Business nor the Target Companies have any Liabilities except for Liabilities (i) expressly reflected on and adequately reserved against in the Interim Financial Statements, (ii) that are not required to be reflected on, or described in the notes to, a consolidated balance sheet of the Business prepared in accordance with GAAP applied consistently with past practice, (iii) incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which do not relate to or arise from any breach of Contract by any Target Company or (iv) arising pursuant to this Agreement.

(c)                                 Except as set forth on Section 5.5(c) of the Disclosure Schedule, neither the Company nor any other Target Company (i) has any outstanding Indebtedness or (ii) is obligated to make any loans or advances to any Person.  Neither the Company nor any other Target Company has assumed, guaranteed or otherwise become directly or contingently liable on any Indebtedness of any other Person.

5.6                                          Taxes.

(a)                                 Except as set forth on Section 5.6(a) of the Disclosure Schedule, (i) all income and other material Tax Returns required to be filed by or in respect of each Target Company (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) have been timely filed and all such Tax Returns and reports have been properly completed in compliance with applicable Law and are true, correct and complete in all material respects, and each Target Company has timely paid (or had paid on its behalf) all Taxes whether or not shown as due on such Tax Returns, in each case except where the failure to file such Tax Returns or pay such Taxes would not have a Company Material Adverse Effect, and (ii) none of the Target Companies has filed or caused to be filed or requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(b)                                There are no Liens for Taxes on the Assets, except Permitted Liens.  None of the Target Companies has been notified in writing that either the IRS or any other Governmental Entity has raised any material issues in connection with any Tax Return of such Target Company that remains open for audit or review by the relevant Governmental Entity and there are no pending material Tax audits, discoveries, non-routine enquiries and no waivers of statutes of limitations have been given that are still in effect or currently requested with respect to the Target Companies.  The Target Companies have complied in all material respects with all Tax information reporting and record keeping provisions in accordance with applicable Law.  No Target Company is subject to Tax in any other country other than its country of incorporation.  No material claim has ever been made in writing by any Governmental Entity in a jurisdiction in which a Target Company does not file Tax Returns that such Target Company is or may be subject to taxation by that jurisdiction.  Each of the Target Companies (i) has complied with all Laws relating to the payment and withholding of Taxes, and (ii) has duly and timely withheld and paid over to the appropriate Governmental Entity all amounts required to be so withheld and paid under all such Laws.  None of the Target Companies has waived or requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect. Each of the Target Companies (1) has collected all sales, use, value-added, and similar Taxes required to be collected, and has remitted, or will remit, on a timely basis such amounts to the appropriate Governmental Entity, and (2) has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold such Taxes.

(c)                                 None of the Target Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting, or use of an improper method of accounting,  for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) any election under Section 108(i) of the Code that exists; or (viii) any other amount of income economically accruing on or prior to the Closing Date.

(d)                                None of the Target Companies (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Tax Law) that filed or was required to file a consolidated federal Tax Return (other than a group the common parent of which is US Seller), (ii) is a party to or bound by any Tax allocation, indemnity or sharing agreement or arrangements, or (iii) has any Liability for the Taxes of any Person, (x) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), other than Liability for members of a group the common parent of which is US Seller, or as a transferee or successor, or by contract or otherwise, or (y) in consequence of the failure by any other Person to discharge Tax.

(e)                                 None of the Target Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. None of the Target Companies has ever (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); or (ii) entered into or been party to any transactions, schemes or arrangements which either were notifiable arrangements for the purposes of Part 7 Finance Act 2004 (Disclosure of tax avoidance schemes) or was a notifiable scheme for the purposes of Schedule 11A Value Added Tax Act 1994 (Disclosure of avoidance schemes).

(f)                                   The Target Companies are, and have been at all relevant times, in substantial compliance with all applicable Law relating to transfer pricing.

(g)                                No Target Company has nor will at Closing have any borrowings in respect of which there is or would be an obligation on any Target Company to deduct or withhold Tax in respect of any premium, interest or other amount comprised in those borrowings or in respect of which there is or would be any obligation on any Target Company to pay an increased sum.

(h)                                 No United Kingdom resident Target Company is, nor has at any time during the last seven years been, a close company as defined in Chapter 2 Part 10 CTA 2010 or a close investment-holding company as defined in section 34 CTA 2010.

(i)                                     In relation to all employment-related securities (as defined in section 421B(8) ITEPA), each relevant employee within the scope (to any extent) of United Kingdom income tax has entered into a valid election pursuant to section 431(1) ITEPA in the form approved by HM Revenue & Customs within 14 days of the acquisition of the employment-related securities (by him or any other person) with its employer and in relation to all securities options (as defined for the purposes of Chapter 5 of Part 7 ITEPA), such an election is required to be entered into by the relevant employee as a condition of exercise of the option, other than, in each case, in respect of any such employment-related securities which were or are not “restricted securities” as defined in Chapter 2 of Part 7 ITEPA.

(j)                                     Neither the signing of this Agreement nor any matter or thing contemplated by this Agreement will result in any profit or gain being deemed to accrue to any Target Company for Tax purposes.

(k)                                 All documents in the possession of any Target Company or to the production of which any of them is entitled and which attract stamp or transfer duty in the United Kingdom or elsewhere have been properly stamped.  No Target Company owns any interest in United Kingdom land or buildings which is evidenced by an uncompleted contract. No Target Company has made any claim for relief or exemption under section 42 Finance Act 1930, section 76 Finance Act 1986, section 151 Finance Act 1995 or Schedule 7 Finance Act 2003 in respect of any interest in United Kingdom land or buildings which was transferred or granted to it at any time within the last six years.  No Target Company has made any application to defer payment of any stamp duty land tax and no circumstance exists where any consideration paid is contingent, uncertain or unascertained within the meaning of section 51 FA 2003 in circumstances which could result in any Target Company becoming liable to stamp duty land tax (or further stamp duty land tax) in the future.

(l)                                     No Target Company has made any claim for relief for expenditure on research and development under any of the provisions of Part 13 CTA 2009 or R&D expenditure credit (as defined for the purposes of Section 104A CTA 2009) under any of the provisions of Chapter 6A of Part 3 CTA 2009.

(m)                             None of the Target Companies that is not a United States corporation holds any United States real property.

(n)                                 US Seller is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the US Purchased Shares.

5.7                                          Legal Proceedings and Compliance with Law.

(a)                                 Except as set forth on Section 5.7 of the Disclosure Schedule, there is no Proceeding that is pending or, to the Company’s Knowledge, threatened (i) by or against or involving, directly or indirectly, the Company or any other Target Company or (ii) seeking to prevent or challenge or otherwise delay any of the transactions contemplated hereby.  None of the Target Companies are subject to any Order or are a party to any settlement agreement with any Governmental Entity.  The Target Companies are, and at all times since January 1, 2014 have been, in compliance in all material respects with all Laws applicable to the Target Companies or to which the Business is subject.  No Proceeding has been filed or commenced and is continuing against any Target Company, and no Target Company has received any written or, to the Knowledge of the Company, oral notice alleging that any Target Company is not in compliance with any Laws applicable to the Target Companies or to which the Business is subject.

(b)                                The Target Companies own, hold, possess or lawfully use in the operation of the Business all Authorizations which are necessary for the conduct of the Business.  Such Authorizations are in all material respects valid and in full force and effect.  None of the Target Companies is in default under or in violation of any such Authorizations in any material respect.  No Proceeding seeking the revocation, cancellation, termination, limitation or nonrenewal of any such Authorization is pending or, to the Knowledge of the Company, threatened before any Governmental Entity.

5.8                                          Real Property.

(a)                                 None of the Target Companies own or has ever owned any real property.  Section 5.8 of the Disclosure Schedule contains a list of all real property leased, subleased, or otherwise operated by the Company or any other Target Company (the “Leased Real Property”), including a list of all leases and subleases under which the Company or any other Target Company is lessee, including all amendments and modifications thereto, as well as all master leases or overleases with respect to any subleases or underleases, to which the Company or any other Target Company is a party (the “Leases”).  US Seller has delivered or made available to US Buyer or its counsel a true, correct and complete copy of each Lease in effect with respect to the Leased Real Property.  None of the Leased Real Property is the subject of any condemnation or eminent domain proceeding, and to the Company’s Knowledge, no such proceeding is threatened.

(b)                                Neither the Company nor any other Target Company, and to the Knowledge of the Company, none of the counterparties thereto, is (with or without the giving of notice or lapse of time, or both) in material breach of, or material default with respect to the performance, observance or fulfillment of any obligation, covenant or condition contained in any of the Leases to which it is a party.  To the Knowledge of the Company no event has occurred that with or without the giving of notice or lapse of time, or both, would result in a material breach of, or material default under, any Lease or would give rise to any right of termination, cancellation, acceleration or loss of benefit under any Lease.  Each Lease is valid and enforceable in accordance with its terms and in full force and effect, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.  Neither the Company nor any other Target Company has received any written or, to the Knowledge of the Company, oral notice of the intention of any party to terminate or not renew any Lease, to seek the renegotiation thereof in any material respect or to substitute performance thereunder in any material respect.  None of the Target Companies has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Leased Real Property or any interest therein.  None of the Target Companies has exercised or waived or given any notice purporting to exercise or waive any expansion rights, renewal rights, rights of first offer, rights of first refusal, or termination rights available to any Target Company relating to any Lease.  All rent (including base rent and additional rent) due and payable with respect to each Leased Real Property has been paid to date.  No landlord or sublandlord, as the case may be, under any Lease is holding any deposits from any Target Company, and no monetary amounts are owed by any Target Company to any landlord or sublandlord, as the case may be, under any Lease, except as set forth in the applicable Lease.

5.9                                          Intellectual Property.

(a)                                 Section 5.9(a) of the Disclosure Schedule sets forth (i) all registered Marks, registered Copyrights, Patents and domain names owned by the Company or any other Target Company, and applications for any of the foregoing, (ii) all material unregistered Marks owned by the Company or any other Target Company, (iii) all material Marks that any Target Company has obtained licenses to or under that are currently being used under such license and (iv) all Software Products owned by the Company or any other Target Company (the “Scheduled Intellectual Property”).  Section 5.9(a) of the Disclosure Schedule accurately identifies for each item of Scheduled Intellectual Property that has been registered with a Governmental Entity, the jurisdiction in which such item of Scheduled Intellectual Property has been registered or filed, the applicable registration or serial number, and the Target Company that is record title owner of such item.

(b)                                Except as set forth on Section 5.9(b) of the Disclosure Schedule:

(i)                                     One of the Target Companies is the sole and exclusive owner of, free and clear of all Liens (other than Permitted Liens), all Owned Intellectual Property.  One of the Target Companies has the valid right or license to use all Licensed Software.  The Company Intellectual Property and the Licensed Software includes all material Intellectual Property used or held for use by each of the Target Companies in connection with the current conduct of such Target Company, including the operation of the Business as currently conducted and any Software as it is currently being developed by any Target Company.

(ii)                                  No Target Company has infringed or is currently infringing any Intellectual Property of any Person and any Software as it is currently being developed by any Target Company will not infringe the Intellectual Property of any Person.  No Target Company has received any written notice or to the Company’s Knowledge, any oral notice, relating to any actual, alleged or suspected infringement, misappropriation or violation by any Target Company, or by any current or former employee or agent of any Target Company, of any Intellectual Property of any Person, including any letter suggesting or offering that any Target Company obtain a license to any Intellectual Property other than a license to generally available commercial software.  To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, and no such claims of infringement, misappropriation or violation have been made in writing against any Person by any Target Company.

(iii)                               No Target Company has made any improvements or changes to any Open Source Software that any Target Company would be obligated to distribute to, share with or make available to any Person.  None of the Software Products contains, includes, is distributed with or links with any Open Source Software in a manner that requires that any source code for Software that is Company Intellectual Property be (A) made available or distributed, (B) licensed by any Target Company to any Person for the purpose of allowing such Person to make derivative works of any Software Products or (C) redistributable at no charge or at minimal charge.

(iv)                              No current or former employee, consultant or contractor of any Target Company has a valid claim against the Company or any other Target Company in connection with the involvement of such Person in the development of any Company Intellectual Property or Software Products.

(v)                                 The Target Companies have taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce their respective rights in proprietary information pertaining to the Target Companies and all of the Target Companies’ trade secrets.  No material trade secrets or confidential information of any Target Company have been authorized to be disclosed or to the Company’s Knowledge, have been actually disclosed by any Target Company to any Person other than pursuant to a written nondisclosure Contract restricting the disclosures and use of such trade secrets and confidential information. No Target Company has granted any rights to any Person in any Company Intellectual Property other than rights granted to a Person in Software Products pursuant to a Contract.

(vi)                              All registered Marks, registered Copyrights, Patents and domain names listed in 5.9(a)(i) of the Disclosure Schedule and the copyrights in all Software Products listed in 5.9(a)(iv) of the Disclosure Schedule are valid, subsisting and enforceable. No interference, opposition, reissue, reexamination or other Proceeding is pending against the Target Companies or, to the Company’s Knowledge, has since January 1, 2013 been threatened in a written notice received by the Target Companies, in which the ownership, scope, validity or enforceability of any Scheduled Intellectual Property is being contested or challenged. No Marks that are Scheduled Intellectual Property are subject to cancellation or abandonment on grounds of non-use or will lapse prior to Closing.

(vii)                           No Target Company has ever disclosed or distributed any Company Source Code to anyone other than an employee, contractor or consultant of a Target Company who had a need to view such Company Source Code in order to perform his or her employment, contracting or consulting duties for such Target Company and was bound by obligations to maintain the confidentiality of such Company Source Code and to treat such Company Source Code in a manner that would not diminish or harm any Target Company’s rights in Company Source Code.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any Company Source Code to any Person who is not an employee, contractor or consultant of a Target Company with a need to view such Company Source Code in order to perform his or her employment, contracting or consulting duties for such Target Company and would be bound by valid and enforceable obligations to keep such Company Source Code confidential and take all other actions that would prevent the diminishment of any Target Company’s rights in Company Source Code.

(viii)                        All Company Software is free of any viruses, worms and other material known contaminants and does not contain any bugs, errors or problems of a material nature that disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems. None of the Company Software contains, includes, is distributed with or links with any Open Source Software that require that any source code for Company Owned Software be (A) made available or distributed, (B) licensed by any Target Company to any Person for the purpose of allowing such Person to make derivative works of any Company Owned Software or (C) redistributable at no charge or at minimal charge

(ix)                              Each Target Company owns or has a valid right to access and use all computer systems, programs, networks, hardware, software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by such Target Company (the “Company IT Systems”). The consummation of the transactions contemplated by any of the Transaction Documents will not impair or interrupt in any material respect: (A) any Target Company’s access to and use of, or its right to access and use, the Company IT Systems or any third party databases or third party data used in connection with the Business; and (B) to the extent applicable, the Target Companies’ customers’ access to and use of the Company IT Systems.  The Target Companies have taken all commercially reasonable steps in accordance with industry standards to secure the Company IT Systems from unauthorized access or use by any Person and to ensure the continued, uninterrupted and error-free operation of the Company IT Systems.  All Company IT Systems have been available and continuously operating in an error free manner during the three years immediately preceding the date of this Agreement.  There: (x) have been no unauthorized intrusions or breaches of security with respect to the Company IT Systems; (y) has not been any material malfunction of the Company IT Systems that has not been remedied or replaced in all respects; and (z) has been no material unplanned downtime or service interruption with respect to any Company IT Systems.

(x)                                 Each Target Company is in compliance in all material respects with all Laws applicable to such Target Company’s use or handling of Business Data.  No Target Company has received any written notice in the year preceding the date of this Agreement alleging that any Target Company is in violation of any data privacy or data security related Law.  Since January 1, 2015, no Target Company has distributed or displayed any Business Data in breach of any Contract.  Since January 1, 2015: (A) the Target Companies have posted privacy policies governing the Target Companies’ use and collection of personal information in a manner easily viewable by those who either (1) have personal information handled by the Target Companies or (2) use the Target Companies’ services; and (B) all of such privacy policies described in accordance with applicable Law the Target Companies’ use, collection, display and distribution of any personal information.  The Target Companies’ operation of the Business since January 1, 2015 has been substantially consistent with and compliant with the then current version of the privacy policies posted by the Target Companies.  To the Company’s Knowledge, none of Business Data or any of the Target Companies’ websites or services have been the target of any successful or attempted unauthorized access, denial-of-service assault or other attack.

(xi)                              US Seller has delivered to US Buyer a true, correct and complete copy of each Target Company’s standard forms used by such Target Company anytime in the previous twelve months of: (A) employee agreements containing any assignment or license of Intellectual Property or any confidentiality provision; (B) consulting or independent contractor agreements containing any assignment or license of Intellectual Property or any confidentiality provision; and (C) confidentiality or nondisclosure agreements (each such form, a “Standard Form IP Agreement”).

(xii)                           The transactions contemplated by any of the Transaction Documents will not, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (A) a loss of, or Lien on, any Company Intellectual Property; (B) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property.

(xiii)                        Since January 1, 2013, (A) each Target Company’s use or handling of Business Data has not violated any applicable Law, (B) no Target Company has received any notice that any Target Company is or may be in violation of any data privacy or data security related Law, (C) no Target Company has distributed or displayed any Business Data in breach of any Contract, (D) the Target Companies have posted privacy policies governing their respective use and collection of personal information in a manner easily viewable by those who either (1) have personal information handled by the Target Companies or (2) use the Target Companies’ services, (E) all of such privacy policies described the Target Companies’ use, collection, display and distribution of any personal information as required by then-applicable Law, (F)  the Target Companies’ operation of the Business has been consistent with and compliant with the then-current version of the privacy policies posted by the Target Companies and (G) to the Company’s Knowledge, none of Business Data or any of the Target Companies’ websites or services have been the target of any successful or attempted unauthorized access, denial-of-service assault or other attack.  The Target Companies have taken commercially reasonable steps to secure their Business Data from unauthorized access or unauthorized use by any Person.

5.10                                   Absence of Certain Changes.  Since December 31, 2015, there has not been, with respect to the Company or any other Target Company, any change, effect, event, occurrence or state of facts (or lack of change, effect, event, occurrence or state of facts) that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. Except as set forth on Section 5.10 of the Disclosure Schedule or as contemplated by this Agreement (including, for the avoidance of doubt, the Pre-Closing Restructuring contemplated hereby and actions taken in furtherance thereof), (i) since the Interim Balance Sheet Date, the Target Companies have conducted the Business only in the ordinary course of business and (ii) there has not been, with respect to the Company or any other Target Company, any of the items specified below since the Interim Balance Sheet Date:

(a)                                 any amendment of the Organizational Documents of the Company or any other Target Company;

(b)                                any split, combination or reclassification of any Equity Interests of any Target Company;

(c)                                 any issuance, sale or other disposition of the Equity Interests of any Target Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) or any agreement with respect to the conversion, exchange, registration or voting of, any Equity Interests of any Target Company, except dividends and distributions made by any Target Company to any Seller or any Subsidiary of any Seller that have been paid in full prior to the date of this Agreement;

(d)                                any declaration or payment of any dividends or distributions on or in respect of the Equity Interests of any Target Company or redemption, purchase or acquisition of the Equity Interests of any Target Company;

(e)                                 any increase in the rate of, or amendment or acceleration of the payment, right to payment or vesting of the compensation, severance, termination pay or retention payments payable or to become payable to, or benefits of, any present or former director, officer, employee, independent contractor or consultant, except for increases made in the ordinary course of business or as required by the terms and provisions of any Company Benefit Plan or written agreement between the employee and any Target Company;

(f)                                   any sale or other disposition of any of the Assets shown or reflected on the Interim Balance Sheet, except in the ordinary course of business and except for transactions in the aggregate involving any Assets having an aggregate value of less than $50,000;

(g)                                any incurrence, assumption or guarantee of any Indebtedness, except unsecured current obligations and Liabilities incurred in the ordinary course of business;

(h)                                 any change in accounting or Tax accounting methods or practices, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(i)                                     any merger or consolidation with or into any other Person, or any dissolution or liquidation or other material reorganization; or

(j)                                     any other action which, if taken on or after the date hereof, would require the consent of US Buyer pursuant to Section 7.1; or

(k)                                 any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

5.11                                   Material Contracts.

(a)                                 Except as set forth on Section 5.11 of the Disclosure Schedule, no Target Company is a party to any Contracts of the following types (each, a “Material Contract”):

(i)                                     Contracts providing for the grant by any Target Company of a perpetual license to use the Software Products and implementation services related thereto pursuant to which a customer has paid or is obligated to pay an amount of $500,000 or more during the 12-month period prior to the date hereof;

(ii)                                  Contracts involving payments of $250,000 or more during the 12-month period after the date hereof for services in connection with the Software Products (including software sold as a service, maintenance and/or access to postal directories);

(iii)                               Contracts pursuant to which a Target Company licenses from another Person postal directories material to the operation of the Business;

(iv)                              material reseller, agency, distributor, sales representative, original equipment manufacturer, franchise or similar Contracts to which a Target Company is a party;

(v)                                 joint venture agreements, partnership agreements or similar agreements involving the Company or any other Target Company;

(vi)                              Contracts limiting or restricting any of the Target Companies from engaging, participating or competing in any lines of business, with any Person, or in any geographic areas;

(vii)                           loan agreements, notes, mortgages, indentures, security agreements, letters of credit or other Contracts for Indebtedness by any of the Target Companies;

(viii)                        Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Target Company of any operating business or material assets or the capital stock of any Person under which any of the parties thereto have remaining obligations or Liabilities;

(ix)                              Contracts containing non-solicitation provisions restricting the ability of any of the Target Companies to hire or retain any employees, customers, suppliers or other service providers;

(x)                                 Contracts that impose a “most favored nations” terms or establish an exclusive or priority sale or purchase obligation with respect to any product, service or geographic location;

(xi)                              Contracts that are Affiliate Agreements;

(xii)                           Contracts that obligate any Target Company to make a loan or capital contribution to, or investment in, any Person, other than loans to any Target Company and advances to employees in the ordinary course of business;

(xiii)                        Contracts providing for the creation, acceleration or vesting of any right or interest for the benefit of any current or former employee, consultant, independent contractor or equityholder of any of the Target Companies or any of their respective Affiliates which become payable as a result of the consummation of the transactions contemplated by this Agreement;

(xiv)                       Contracts for the employment or engagement of any officer, employee, director, consultant, or independent contractor of or for professional services to any Target Company on a full-time, part-time or other basis (other than any such Contract that is terminable “at will” or that can be terminated on not more than three months’ notice without compensation penalty, severance, Liability or premium (other than for unfair dismissal or a statutory redundancy payment));

(xv)                          Contracts that are Labor Agreements;

(xvi)                       Contracts for capital expenditures or leasehold improvements in excess of $100,000;

(xvii)                    Contracts with any of the customers or suppliers set forth in Section 5.14 of the Disclosure Schedule;

(xviii)                 Contracts which (A) restrict any Target Company from development, manufacturing, marketing or distribution of any Software Product, or (B) grant to any Person the exclusive right, or any right of first refusal to distribute any Software Product;

(xix)                       Contracts with any Governmental Entity not made in the ordinary course of business;

(xx)                          Contracts pursuant to which any Target Company is a lessor or lessee of any tangible personal property involving payments of $50,000 or more during the 12 month period after the date hereof; or

(xxi)                       Contracts which commit any Target Company to enter into any of the foregoing.

(b)                                Neither the Company nor any other Target Company, and, to the Knowledge of the Company, none of the counterparties thereto, is (with or without the giving of notice or lapse of time, or both) in material breach of, or material default with respect to the performance, observance or fulfillment of any obligation, covenant or condition contained in any of the Material Contracts to which it is a party.  Each Material Contract is (i) valid and binding on the applicable Target Company party thereto and to the Knowledge of the Company, on the other parties thereto, (ii) is in full force and effect, and (iii) is enforceable against the applicable Target Company and, to the Knowledge of the Company, against the other parties thereto (except in each case as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies).  To the Knowledge of the Company no event has occurred that with or without the giving of notice or lapse of time, or both, would result in a material breach of, or material default under, any Material Contract or would give rise to any right of termination, cancellation, acceleration or loss of benefit under any Material Contract.  Neither the Company nor any other Target Company has received any written or, to the Knowledge of the Company, other notice of the intention of any party to terminate or not renew any Material Contract, or to substantially adversely modify the terms of any Material Contract.  US Seller has delivered or made available to US Buyer true, correct and complete copies of all written Material Contracts (including all amendments thereto), and written descriptions of all material terms of all oral Material Contracts.

5.12                                   Employee Benefits.

(a)                                 Section 5.12(a)(i) of the Disclosure Schedule lists all Company Benefit Plans.  With respect to each Company Benefit Plan, US Seller has delivered or made available to US Buyer (i) a complete and correct copy of such plan or plan documents, as applicable, or a summary of such plan, (ii) the most recent Internal Revenue Service determination letter, if applicable, (iii) the current summary plan description, if applicable, (iv) the most recent actuarial valuation report, if applicable, (v) the most recent annual report (Form 5500, with all applicable attachments), and (vi) all related trust agreements that implement each Company Benefit Plan.  Except as set forth in Section 5.12(a)(ii) of the Disclosure Schedule, each Company Benefit Plan has been established, funded, maintained, and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws in all material respects, and each Company Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination from the IRS or a favorable opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, no event has occurred and no condition exists which would be reasonably likely to result in the revocation of any such determination.

(b)                                None of the Target Companies or any other entity which, together with the Target Companies, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) has any Liability in respect of or has in the past six years sponsored, maintained, contributed to or had any Liability in respect of (i) any defined benefit plan (as defined in Section 3(35) of ERISA), (ii) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (iii) a “multiemployer plan,” as defined in Section 3(37) of ERISA. Buyer and its Affiliates will incur no Liability with respect to the Harte-Hanks, Inc. Pension Plan and the Restoration Pension Plan.  No Target Company has any obligation to pay post-retirement health or welfare benefits to its current or former Employees, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.  No Employee participates in, or has a right to benefits under, the Harte Hanks, Inc. Restoration Pension Plan.

(c)                                 With respect to the Company Benefit Plans, (i) there are no actions, suits or claims or other Proceedings pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits, (ii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), and (iii) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been filed or distributed.

(d)                                Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is (i) in documentary compliance with Section 409A of the Code (ii) has, at all times, been administered in compliance, in all material respects, with the requirement of Section 409A of the Code and applicable guidance issued thereunder, and (iii)  no additional Tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan.  No Seller Party or other Target Company has any indemnity obligations for Taxes imposed under Section 409A of the Code with respect to any Employee.

(e)                                 With respect to Company Benefit Plans established or operated outside of the United States: (i) no Target Company is or has been an employer in relation to any defined benefit occupational pension scheme and no Target Company is or has been connected with, or is or has been an associate of, an employer (within the meaning of sections 249 and 435 the UK’s Insolvency Act 1986 respectively) in relation to any defined benefit occupational pension scheme; (ii) no contribution notice or financial support direction has been issued by the UK Pensions Regulator (or a similar body in any other jurisdiction outside of the United States) against any Target Company and no debt has been triggered under section 75 or 75A of the UK’s Pensions Act 1995 (or similar legislation in any other jurisdiction outside of the United States) by or in respect of any Target Company and there are no circumstances which are likely to give rise to a liability on any Target Company or Buyer arising out of the operation of sections 38 to 57 (inclusive) of the UK’s Pensions Act 2004 or similar legislation in any other jurisdiction outside of the United States); (iii) no Employee or worker (or former employee or worker) has had his contract of employment or engagement transferred from a previous employer to any Target Company (or to any predecessor or previous owner of the whole or any part of any Target Company’s business) under a Relevant Transfer, where the such person was entitled to defined benefit occupational pension scheme rights in respect of that employment or engagement before such Relevant Transfer; and (iv) each Target Company has complied with all applicable legal and administrative requirements in force from time to time as regards its automatic pension enrolment obligations and there are no circumstances which are likely to give rise to a notice, fine or other sanction for non-compliance.

(f)                                   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will (i) result in any payment becoming due to any Employee, (ii) increase the compensation or benefits payable, including equity benefits, under any Company Benefit Plan for any Employee, (iii) result in the acceleration of the time of payment, funding or vesting of any such compensation or benefits, including equity benefits, under any such Company Benefit Plan for any Employee, (iv) require any contributions or payments to fund any obligations under any Company Benefit Plan except as provided by applicable Law, or (v) entitle any Employee to terminate his employment.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will give rise to the payment of any amount that would not be deductible by Buyers, the Seller Parties or any other Target Company, or their respective Affiliates by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.  No Target Company has any indemnity obligations for Taxes imposed under Section 4999 of the Code.

(g)                                The Company is in compliance, in all material respects, with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder.  No material excise Tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Benefit Plan.

(h)                                 All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law have been timely made.

5.13                                   Labor and Employment Matters.

(a)                                 Section 5.13(a) of the Disclosure Schedule contains a list, as of the date hereof, of all current Employees, and workers and consultants and independent contractors providing services to the Target Companies, and correctly reflects with respect to each: (i) name or, to the extent privacy Laws require, identification number; (ii) current job title or position or, to the extent privacy Laws require, current job category; (iii) location of employment or service; (iv) the Target Company by which such individual is employed or engaged; (v) hire or start date and service date; (vi) full-time, part-time, or temporary status; (vii) base salaries or base hourly wage or contract rate; (viii) target bonus rates or target commission rates; (ix) the Company Benefit Plans in which each Employee participates or is eligible to participate; (x) active or inactive status and, if applicable, the reason for the inactive status (including secondment, maternity, paternity, adoption, shared parental or other leave or absent due to ill health or for any other reason) and anticipated date of return to service; (xi) exempt or non-exempt status; (xii) union affiliation (if any); and (xiii) for the Non-US Employees, the length of notice required to terminate each contract of employment or engagement, or if a fixed term, the expiration date of the fixed term.

(b)                                No Target Company is a party to, or bound by, any collective bargaining agreement, similar labor agreement or other agreement with any trade or labor union, labor organization, works council (including a Betriebsrat) or similar employee representative (collectively, “Labor Agreements”), nor is any such Labor Agreement presently being negotiated, nor is there any duty on the part of any Target Company to bargain or consult with any labor organization, works council or representative, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, seeking to represent any Employees.  Trillium Germany is not subject to any binding practices and customs (betriebliche Übungen).  No Target Company has experienced any strike, work stoppage, walkout, or other material labor dispute within the past two years, and to the Company’s Knowledge, there are no current union organizing efforts or representational demands involving Employees.

(c)                                 The Target Companies are, and at all times since January 1, 2014 have been, in compliance in all material respects with all, and no Target Company has received any written notice or other communication of any claim filed with or by any Governmental Entity alleging that any of them has violated any, Laws that relate to labor and employment and/or applicable contractual arrangements, including wages and taxes and withholdings related to such wages, hours, compensation, fringe benefits, paid sick leave, meal and rest breaks, wage statements, employment or termination of employment, leave of absence rights, employment policies or practices, immigration, terms and conditions of employment, notice requirements,  labor or employee relations, redundancies, classification of employees (whether for purposes of overtime or employee/independent contractor status or otherwise), affirmative action, government contracting obligations, equal employment opportunity and fair employment practices, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, consumer reporting and background investigations, harassment, discrimination, retaliation, and working conditions or employee safety or health, and, to the Knowledge of the Company, no such claim is threatened.  There is no unfair labor practice charge or complaint against any Target Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or similar Governmental Entity nor is there any material grievance nor any material arbitration proceeding arising out of or under collective bargaining agreements pending with respect to the Business.  There is no material charge or complaint pending or, to the Knowledge of the Company, threatened against any Target Company before the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs or any similar state or local agency responsible for the prevention of unlawful employment practices.

(d)                                No Target Company has any Liability as a result of the failure to properly classify applicable persons as employees, independent contractors, leased employees or as persons exempt from overtime pay. There are no amounts of compensation outstanding, (including, but not limited to, vacation or paid time off, paid sick leave, bonuses, commissions, or other Liabilities accrued through the date hereof) to any current or former Employee, independent contractor or leased employee other than accrued amounts representing salary or bonus entitlements due for the current pay period or for the reimbursement of legitimate business expenses.

(e)                                 No Target Company is under any obligation to make any payment on redundancy or reduction in force in excess of the statutory redundancy payment.

(f)                                   No Target Company has given or received written notice terminating the employment or engagement of any Employee, worker or consultant which has not yet expired.

(g)                                During the year ending on the date of this Agreement, no Target Company has (i) given, or been required to give, notice of any redundancies to the relevant Secretary of State, Governmental Entity or equivalent; or (ii) undertaken to provide information to, or consult with (or been required to provide information to, or consult with,) any trade union or employee representatives in relation to potential redundancies or otherwise.

(h)                                 No Target Company (and no predecessor or previous owner of the whole or any part of any Target Company’s business) has been party to a Relevant Transfer affecting any of the Non-US Employees (or former Non-US Employees) or any other person engaged (or formerly engaged) in the business of any Target Company and there has been no variation (or purported variation) of the terms of employment or engagement of any Non-US Employee, former Non-US Employee or such other person for any reason as a result of or connected with a Relevant Transfer.  To the Knowledge of the Company, there are no circumstances which are likely to give rise to a Relevant Transfer affecting any of the Non-US Employees or any other person engaged in the business of any Target Company.

(i)                                     No Target Company has any Liability under the WARN Act or any other similar applicable Law.  All Employees are authorized to work in the country in which they work.

(j)                                     The employment of each US Employee is terminable by the applicable Target Company at will, without payment of severance or other compensation or consideration, and without advance notice.

(k)                                 Section 5.13(k) of the Disclosure Schedule includes complete and accurate details of any outstanding offer of employment or engagement to provide work or services, made to, or in relation to, any individual by a Target Company.

(l)                                     No contract of any Non-US Employee or worker deviates from the standard Contracts applicable to the Target Companies which have been disclosed to US Buyer in Section 5.13(l) of the Disclosure Schedule.

(m)                             From December 31, 2015 through the date hereof, no employment of any employee of any Seller or a Non-Company Affiliate has been transferred to any Target Company.

5.14                                   Customers and Suppliers.  Section 5.14 of the Disclosure Schedule sets forth a list of (a) the top twenty (20) customers, based on revenue, of each Target Company during each of the fiscal year ended December 31, 2015 and the interim period ending on the Interim Balance Sheet Date, and the amount of revenues accounted for by each such customer during each such period, and (b) the top ten (10) vendors that accounted for the largest dollar volume of purchases by each Target Company during each of the fiscal year ended December 31, 2015 and the interim period ending on the Interim Balance Sheet Date.  No such customer or vendor has provided any written or, to the Knowledge of the Company, other notice to any Target Company that it will stop or terminate or materially reduce the rate of buying materials, products or services from any Target Company or supplying materials, products or services to any Target Company, as applicable.

5.15                                   Environmental Matters.  The Target Companies possess all material Environmental Permits that are necessary for the conduct of the Business as currently conducted or otherwise required under any Environmental Law. Except for matters that have been resolved, the Target Companies (i) are and have been since January 1, 2013, in material compliance with all such Environmental Permits and applicable Environmental Laws and (ii) have not received written notice from any Governmental Entity or third party regarding any actual or alleged claims or liability under any Environmental Law against any Target Company. No Target Company is, or has been, subject to any material Proceeding arising under or related to any Environmental Law, and to the Knowledge of the Company there are no circumstances or conditions that are reasonably likely to result in such a Proceeding.

5.16                                   Insurance.  US Seller maintains applicable policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance covering the Target Companies (the “Insurance Policies”), meeting all contractual and statutory requirements to which the Target Companies are subject. With respect to each Insurance Policy: (i) such Insurance Policy is in full force and effect and enforceable in accordance with its terms, (ii) no Target Company will be liable for retroactive premiums or similar payments under such Insurance Policy,  and (iii) all premiums for such Insurance Policy have been paid in full.  All claims, incidents, wrongful acts, occurrences or situations for which any Target Company reasonably expects to obtain coverage under any Insurance Policy have been reported to the applicable underwriter in accordance with the requirements of the applicable Insurance Policy, and no further amounts will be due or owing in respects to such matters.  There is no claim pending under any Insurance Policy for which any Target Company reasonably expects to obtain coverage as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Section 5.16 of the Disclosure Schedule sets forth a schedule of claims relating to the Business or any Target Company under the Insurance Policies for the past five policy periods.

5.17                                   Bank Accounts; Letters of Credit; Performance Bonds.  Section 5.17 of the Disclosure Schedule sets forth (a) the identity of each bank or financial institution in which any Target Company has an account, safe deposit box or lockbox and the names of all Persons authorized to draw thereon or having signatory power or access thereto, (b) each letter of credit with respect to which any Target Company is an applicant or of which any Target Company is a beneficiary (whether drawn or undrawn), and (c) each performance bond to which any Target Company is a party.  No such performance bonds have been called.

5.18                                   Affiliate Transactions.  Except as set forth in Section 5.18 of the Disclosure Schedule, (a) there are no Contracts between any Target Company, on the one hand, and any Seller or any officer or director of any Target Company, or any of their respective Affiliates, on the other hand, and (b) other than a Seller’s direct or indirect ownership of the Purchased Shares, no current equityholder, director, officer or, to the Knowledge of the Company, employee of any Target Company or, to the Knowledge of the Company, any immediate family member of any of the foregoing, (i) has any ownership interest in any material property or asset used by any Target Company, (ii) provides material services to any Target Company (other than employment by any Target Company or services provided by US Seller contemplated to be provided under the Transition Services Agreement or the Commercial Agreement), (iii) has borrowed money from or loaned money to any Target Company that is currently outstanding, or (iv) is a party to any Contract or ongoing transaction or business relationship with any Target Company.

5.19                                   Unlawful Payments.

(a)                                 Since January 1, 2014, neither any Target Company, nor any Affiliate, director, officer or employee of any Target Company, nor, to the Knowledge of the Company, any agent, representative, sales intermediary or other third party acting on behalf of any Target Company, in connection with the operation of the Business: (i) has taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. § 78 dd-1 et seq.), the U.S. Domestic Bribery Statute (18 U.S.C. § 201), the U.S. Travel Act (18 U.S.C. § 1952), the USA PATRIOT Act, the UK Bribery Act 2010 (c. 23), the UK Proceeds of Crime Act 2002, or any other applicable anti-corruption, anti-bribery, anti-kickback, anti-money laundering, anti-terrorist financing, anti-fraud, anti-embezzlement, or similar law (collectively, “Anti-Corruption/AML Laws”); (ii) has unlawfully offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any Public Official or other Person, for purposes of (A) influencing any act or decision of any Public Official or other Person in his, her or its official capacity, (B) inducing such Public Official or other Person to do or omit to do any act in violation of his, her or its lawful duty, (C) securing any improper advantage, or (D) inducing such Public Official or other Person to use his, her or its influence with a government, Governmental Entity, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the Business, or any Person related in any way to the Business, in obtaining or retaining business or directing any business to any Person; (iii) has established or maintained any slush fund or other unlawful or unrecorded fund or account; (iv) has inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses, or other entries in the books and records of any Target Company; (v) has concealed or disguised the existence, illegal origins, and/or illegal application of criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; or (vi) has used any funds to finance terrorist, drug-related, or other illegal activities.

(b)                                There are no pending or, to the Knowledge of the Company, threatened claims against any Target Company with respect to violations of any applicable Anti-Corruption/AML Laws.

5.20                                   Export Control and Import Laws(a)                        .

(a)                                 Each Target Company has been since January 1, 2012 and is in compliance with all applicable Laws regarding export control and imports, and with applicable Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act of 1976 (22 U.S.C. Ch. 39), the International Emergency Economic Powers Act (50 U.S.C. §§1701 et seq.), the Trading with the Enemy Act (50 U.S.C. app. §§1 et seq.), the International Boycott Provisions of Section 999 of the Code, the International Traffic in Arms Regulations (22 C.F.R. §§120 et seq.), the Export Administration Regulations (15 C.F.R. §§730 et seq.), and all rules, regulations and executive orders relating to any of the foregoing, and the Laws administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and the Laws administered by United States Customs and Border Protection (collectively, “Export Control and Import Laws”).

(b)                                None of the Target Companies has provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, any products, software, technology, or services, directly or indirectly, to: (i) Iran, North Korea, Sudan, Syria, the Crimea Region, Cuba, or any other country or territory against which the United States maintains economic embargoes; (ii) any instrumentality, agent, entity, or individual that is acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Entity of such countries or territories; (iii) to the Company’s Knowledge, nationals of such countries; or (iv) any organization, entity, or individual appearing on a U.S. Government list of parties with whom companies are prohibited from transacting business, including the Specially Designated Nationals and Blocked Persons List and Foreign Sanctions Evaders List, both maintained by the U.S. Treasury Department’s Office of Foreign Assets Control and the Denied Persons List, Entity List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Department of Commerce.

(c)                                 None of the Target Companies has received any written notice from any Governmental Entity alleging that any Target Company or any of their respective employees or agents has violated, is not in compliance with, or has any material Liability under, any Export Control and Import Laws.  None of the Target Companies has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any potential violation or Liability of any Target Company arising under or relating to any Export Control and Import Laws.

(d)                                Section 5.20(d) of the Disclosure Schedule sets forth the true, complete, and accurate export control classification number and license exception ENC eligibility for each of the Target Company’s products, including software and hardware.

(e)                                 Each Target Company has obtained all Authorizations necessary for exporting or providing their respective products in accordance with all applicable Export Control and Import Laws.  All such Authorizations, including export approvals, in the United States and throughout the world are valid, current, outstanding and in full force and effect.  US Seller has made available to US Buyer true, correct and complete copies of all such Authorizations.

5.21                                   Personal Property.  Each of the Target Companies has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, all material tangible personal property used or held for use by it in connection with the conduct of the Business as conducted on the date of this Agreement, free and clear of all Liens other than Permitted Liens.

5.22                                   Sufficiency of Assets.  The properties and assets (whether real or personal, tangible or intangible) owned by and leased to the Target Companies (including, for the avoidance of doubt, the assets, if any, to be contributed to any Target Company pursuant to the Pre-Closing Restructuring and Section 7.27 hereof), together with the services to be expressly provided under the Transition Services Agreement and the Commercial Agreement, constitute all of the properties, assets and services necessary in all material respects to conduct the Business as currently conducted consistent with past practice.

5.23                                   Accounts Receivable; Accounts Payable.

(a)                                 All accounts receivable of the Target Companies (i) represent sales actually made in the ordinary course of business, (ii) are not subject to any valid set-off or counterclaim other than for return policies to which the applicable Target Company is subject in the ordinary course of business, (iii) do not represent obligations for goods sold on consignment, and (iv) are not the subject of any Proceeding brought by or on behalf of any Target Company.

(b)                                All accounts payable of the Target Companies arose in the ordinary course of business consistent with past practice, and no such account payable is delinquent in its payment. Since the Interim Balance Sheet Date, the Target Companies have paid their respective accounts payable in the ordinary course of business, except for those accounts payable the applicable Target Company is contesting in good faith.

5.24                                   Brokers.  Except as set forth on Section 5.24 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any other Target Company.

5.25                                   Limitation on Warranties.  Except as expressly set forth in this Article V, none of the Company, Trillium UK, Trillium Germany nor any Seller makes any express or implied warranty of any kind whatsoever, including any representation as to the collectability of any account receivable, physical condition or value of any of the Assets of the Target Companies or the future profitability or future earnings performance of the Company and the other Target Companies.  THE WARRANTIES CONTAINED IN THIS AGREEMENT ARE THE SOLE WARRANTIES OF THE SELLER PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.  ALL IMPLIED WARRANTIES OF HABITABILITY, MERCHANTABILITY, PROFITABILITY, FUTURE PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, WORKMANSHIP, OR NON-INFRINGEMENT ARE EXPRESSLY EXCLUDED.

5.26                                   Exclusive Representations and Warranties.  Except for the representations and warranties expressly made by the Seller Parties in Article IV and this Article V, as applicable, none of Sellers, the Company, any of the other Target Companies nor any other Person makes any express or implied representation or warranty on behalf of or with respect to any of Sellers, the Company, any of the other Target Companies, the Purchased Shares or the transactions contemplated by this Agreement or the other Transaction Documents, and the Seller Parties hereby disclaim any representation or warranty not contained in Article IV or this Article V.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer represents and warrants to the Seller Parties that each statement contained in this Article VI is true and correct as of the date hereof and as of the Closing Date.

6.1                                          Organization and Good Standing.  Such Buyer is duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation, formation or organization, has all requisite corporate, company or limited liability company, as applicable, power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a material and adverse effect on such Buyer’s ability to perform its obligations under this Agreement.

6.2                                          Authority and Enforceability.  Such Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which such Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, company, or limited liability company, as applicable, action on the part of such Buyer.  This Agreement has been, and each other Transaction Document to which such Buyer is a party will be at or prior to the Closing, duly executed and delivered by such Buyer and, assuming due authorization, execution and delivery by the other Parties hereto or thereto, this Agreement constitutes, and each other Transaction Document to which such Buyer is a party will constitute when executed and delivered, a valid and binding obligation of Buyer, enforceable against such Buyer in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.

6.3                                          No Conflicts; Consents.

(a)                                 The execution and delivery of this Agreement by such Buyer do not, and the consummation by such Buyer of the transactions contemplated hereby will not, (i) violate the provisions of any Organizational Document of such Buyer, (ii) violate any Contract to which such Buyer is a party, (iii) violate any Law of any Governmental Entity applicable to such Buyer on the date hereof or (iv) result in the creation of any Liens upon any of the assets owned or used by such Buyer, except in each such case where such violation or Lien would not be material to such Buyer or impair or delay in any material respect the ability of such Buyer to perform its obligations under this Agreement.

(b)                                Except for any filings that may be required to comply with the HSR Act and any foreign antitrust and competition Law, no Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by any Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain which would not reasonably be expected to (i) be material to any Buyer or (ii) materially impair or delay the ability of any Buyer to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

6.4                                          Legal Proceedings.  There is no Proceeding that is pending or, to any Buyer’s knowledge, threatened (i) against or involving, directly or indirectly, any Buyer or (ii) seeking to prevent or challenge any of the transactions contemplated hereby, in each case that would reasonably be expected to have a material and adverse effect on any Buyer’s ability to perform its obligations hereunder.

6.5                                          Financial Capability.  As of the date of this Agreement, US Buyer has delivered to the Seller Parties a true, correct and complete copy of an executed commitment letter (the “Commitment Letter”) with the Financing Sources party thereto to provide US Buyer debt financing in the aggregate amount of up to $395,000,000 (the “Financing”). The Commitment Letter is a legal, valid and binding obligation of US Buyer and, to the knowledge of US Buyer, the other parties to the Commitment Letter, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting enforcement of creditors’ rights generally and general equitable principles, and is in full force and effect.  Prior to the date of this Agreement, the commitment contained in the Commitment Letter has not been withdrawn or rescinded in any respect (and no party thereto has indicated an intent to so withdraw or rescind) or otherwise amended or modified in any respect.  US Buyer is not in breach of any of the terms or conditions set forth in the Commitment Letter and, to the knowledge of US Buyer, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach by US Buyer or failure by US Buyer to satisfy a condition precedent set forth in the Commitment Letter.  US Buyer has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Commitment Letter and shall in the future pay any fees due from it and arising under the Commitment Letter and any related fee letter(s) as they become due.  There are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds contemplated by the Commitment Letter except as stated in the Commitment Letter and US Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied on the Closing Date or that the Financing will not be available to US Buyer on the Closing Date in an amount sufficient (when taken together with Buyers’ other available sources of funds described below) to enable Buyers to pay the Estimated Purchase Price and the fees and expenses of Buyers relating to the transactions contemplated by this Agreement that are required to be paid at the Closing.  The net proceeds of the Financing, together with available cash on hand of Buyers, available lines of credit with no contingencies or conditions to draw under such lines of credit except as disclosed as of the date hereof or other sources of immediately available funds, with no contingencies or conditions to draw such funds except as disclosed as of the date hereof, shall be sufficient to enable Buyers to pay the Estimated Purchase Price and the fees and expenses of Buyers relating to the transactions contemplated by this Agreement that are required to be paid at the Closing.  Each Buyer acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement is not subject to any financing contingency or condition.

6.6                                          Brokers.  Neither any Buyer nor any of its Affiliates has any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which any Seller or its Affiliates could become liable or obligated.

6.7                                          Investment Intent.  Each Buyer is acquiring the applicable Purchased Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities Law.  In acquiring the applicable Purchased Shares, each Buyer is not offering or selling, and will not offer or sell, for Sellers in connection with any distribution of such Purchased Shares, and each Buyer will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  Each Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the applicable Purchased Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in such Purchased Shares.  Each Buyer is an “accredited investor” as such term is defined in Regulation D under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”).  Each Buyer understands that the applicable Purchased Shares have not been registered pursuant to the Securities Act or any applicable state securities Laws, that such Purchased Shares will be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations such Purchased Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

6.8                                          Investigation.  Each Buyer is a sophisticated entity, is knowledgeable about the industry in which the Target Companies operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the applicable Purchased Shares.  Each Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of equity interests and related contractual rights and obligations of the type contemplated in this Agreement, as well as the knowledge of the Target Companies and their operations in particular, and has independently, based on such information made its own analysis and decision to enter into this Agreement.  Each Buyer had access to the books, records, facilities and personnel of the Target Companies for purposes of conducting its due diligence investigation of the Target Companies.

6.9                                          Disclaimer Regarding Projections.  Buyers may be in possession of certain plans, projections and other forecasts regarding the Target Companies delivered or made available to Buyers by or on behalf of Sellers.  Each Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such plans, projections and other forecasts, and accordingly is not relying on them, that such Buyer is familiar with such uncertainties, that such Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all plans, projections and other forecasts so furnished to it, and that such Buyer shall have no claim against anyone with respect thereto, other than for fraud.  Accordingly, each Buyer acknowledges that, without limiting the generality of this Section 6.9, neither any Seller nor any of its Representatives has made any representation or warranty with respect to such plans, projections and other forecasts, except as expressly set forth in this Agreement.

6.10                                   Solvency.  Assuming:  (i) satisfaction of the conditions to Buyers’ obligations to consummate the transactions contemplated by this Agreement, (ii) that the representations and warranties of the Seller Parties set forth in Article IV and Article V are true and correct in all material respects as of the Closing, (iii) that the most recent financial forecasts relating to the Target Companies made available to Buyers prior to the date of this Agreement have been prepared in good faith and on assumptions that were reasonable at the time such forecasts were prepared and continue to be reasonable, and (iv) that each Seller and each of the Target Companies, will be solvent (x) immediately prior to giving effect to the Pre-Closing Restructuring and (y) immediately after giving effect to the Pre-Closing Restructuring but immediately prior to the Closing, then immediately after giving effect to the transactions contemplated by this Agreement (including the Pre-Closing Restructuring), each Buyer and each of the Target Companies shall be solvent and shall: (a) be able to pay their respective debts as they become due in the ordinary course of business; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on their collective business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Buyer or the Target Companies.  In connection with the transactions contemplated by this Agreement, Buyers have not incurred, nor plan to incur, debts beyond their ability to pay as they become absolute and matured.

6.11                                   Legal Impediments.  (a) There are no facts relating to any Buyer, any applicable Law or any agreement to which any Buyer is a party that would disqualify such Buyer from obtaining control of the applicable Target Company or that would prevent, delay or limit in any material respect, the ability of such Buyer to effect the Closing, and (b) no facts or circumstance exists, including any possible other transaction under consideration by any Buyer (or its Subsidiaries), that would reasonably be expected to prevent or delay, in any material respect, the filings or approvals required under the HSR Act or any foreign antitrust and competition Law.

6.12                                   No Other Representations or Warranties.

(a)                                 It is the explicit intent of each Party hereto that no Buyer is making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article VI.

(b)                                Each Buyer hereby acknowledges and agrees that, (i) except for the representations and warranties set forth in Article IV or Article V, neither any Seller, the Company, any of the other Target Companies nor any other Person has made or is making any express or implied representation or warranty with respect to any of Sellers, the Company, the other Target Companies, the Purchased Shares or the transactions contemplated by this Agreement or the other Transaction Documents and the accuracy or completeness of the information, records, and data now, heretofore, or hereafter made available to Buyers in connection with this Agreement (including any description of the Target Companies, the Assets, revenue, price and expense assumptions, financial projections or forecasts, or any other information furnished to Buyers by Sellers or any Representative of Sellers (including the Target Companies) or any representative thereof) are hereby expressly disclaimed and (ii) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, each Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties in Article IV and Article V and no other representations and warranties of any Seller, the Company, the other Target Companies or any other Person or any other information provided by, for or on behalf of, any Seller, the Company, the other Target Companies or any other Person to Buyers in connection with the transactions contemplated by this Agreement.

ARTICLE VII
COVENANTS

7.1                                          Pre-Closing Agreements of the Target Companies.  Except as set forth on Section 7.1 of the Disclosure Schedule, as contemplated by this Agreement (including with respect to the Pre-Closing Restructuring) or as otherwise consented to by US Buyer in writing, between the date hereof and the Closing Date, each of the Company, Trillium UK and Trillium Germany shall not, and the Seller Parties shall cause each of the other Target Companies not to, directly or indirectly do any of the following:

(a)                                 (i) sell, convey, transfer, assign, license or dispose of any Assets of any Target Company other than in the ordinary course of its business and consistent with past practices; (ii) mortgage, pledge, encumber or otherwise subject to any Lien any Assets, other than Permitted Liens, (iii) amend or propose to amend its Organizational Documents; (iv) split, combine or reclassify or make any like change to any outstanding Equity Interest, or declare, set aside or pay any dividend payable in stock or property with respect to such Equity Interest; (v) redeem, purchase, acquire or offer to acquire any shares of its Equity Interests; or (vi) enter into any agreement with respect to any of the matters set forth in this Section 7.1(a);

(b)                                (i) issue, sell, pledge, transfer, deliver, mortgage, subject to any Lien, or dispose of, or agree to issue, sell, pledge, transfer, deliver, mortgage, subject to any Lien, or dispose of, any Equity Interests of, or securities convertible or exchangeable for, or grant or enter into any options, warrants or rights of any kind to acquire any, or enter into any agreement with respect to the conversion, exchange, registration or voting of any, Equity Interests of any Target Company to or from or with any Person; (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (iii) incur, assume or guarantee any Indebtedness or issue any debt securities, except in the ordinary course of its business and, in the case of any Funded Indebtedness, for which a Payoff Letter will be delivered at least five Business Days prior to the Closing (or, in the case of Indebtedness incurred pursuant to the Wells Fargo Credit Agreement, which will be subject to the Wells Fargo Releases); (iv) enter into any Material Contract except in the ordinary course of its business consistent with past practice; (v) terminate, modify, assign, waive, release, or relinquish any Material Contract rights, terms, defaults or Liabilities owing to any Target Company or amend any material rights or claims not in the ordinary course of its business or except as expressly provided herein; or (vi) dissolve, liquidate, restructure, merge or consolidate with or into any other Person, reorganize or otherwise alter its existence;

(c)                                 (i) take any action to institute any new severance or termination pay practices solely with respect to any directors, officers, or employees of any Target Company, (ii) terminate, renew, modify or amend any existing, or enter into, adopt or establish any new, agreement for retention, deferred compensation, bonus or other incentive compensation, profit sharing, stock option, stock appreciation right, restricted stock, stock equivalent, stock purchase, pension, retirement, medical, hospitalization, life or other insurance, Benefit Plan, employment policy relating to vacation pay, sick pay, disability coverage or severance pay, or other employee benefit plan for the benefit of the officers, directors, or employees of any Target Company, except as required by applicable Law or by any Contract existing on the date hereof or in connection with new hires in the ordinary course of business, or (iii) increase the benefits payable under its severance or termination pay practices (it being understood that any such actions by Seller with respect to directors, officers, or employees of any other Subsidiaries other than the Target Companies shall in no way be prohibited or limited hereby);

(d)                                increase the rate of, or amend or accelerate the payment, right to payment or vesting of, the compensation, severance, termination pay or retention payments payable or to become payable to or the benefits of any EU Transferring Employee and/or any present or former director, officer, employee, independent contractor or consultant, except as required by the terms and provisions of any Company Benefit Plan or written agreement between the employee and any Target Company disclosed to Buyer in the Disclosure Schedule;

(e)                                 make any change in accounting principles, methods or practices, except as required by GAAP;

(f)                                   hire or terminate the employment, or materially reduce the responsibilities of any Employee with an annual salary in excess of $100,000;

(g)                                implement or announce any plant closing, material reduction in labor force or mass lay-off;

(h)                                 except as required by GAAP or applicable Law, change any Tax reporting policies or procedures, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any Tax closing agreement, settle or compromise any Tax Liability, surrender any right to claim a Tax refund, offset or other reduction in Liability, consent to any extension or waiver of the statute of limitations in connection with any action related to Taxes, or take any action, or omit to take any action, that would have the effect of increasing the Tax Liability of any Target Company or any Buyer in any Post-Closing Period or that would otherwise adversely affect US Buyer’s ability to make the Section 338(h)(10) Elections;

(i)                                     fail to maintain in full force and effect any of the Insurance Policies;

(j)                                     enter into any new line of business or abandon or discontinue any existing line of business;

(k)                                 settle, discharge, release, waive or compromise any Proceeding over $25,000;

(l)                                     make any loan, advance or capital contribution to, or investment in, any Person, other than advancement of expenses to Employees in the ordinary course of business consistent with past practice;

(m)                             make any capital expenditures, except in the ordinary course of its business;

(n)                                 enter into any transaction with any Seller or any of its Affiliates;

(o)                                make any change in any of the existing Support Obligations, other than the termination, release or relinquishment thereof, or incur any new or additional obligations of the type contemplated by Section 7.3(a);

(p)                                otherwise conduct the Business except in the ordinary course consistent with past practice, except with respect to those actions required to be taken in connection with the transactions contemplated hereby;

(q)                                change the terms and conditions of employment of any EU Transferring Employee, save for the name of their employer;

(r)                                    transfer the employment of anyone, other than the individuals listed in Section 7.1(r) of the Disclosure Schedule (each, an “EU Transferring Employee”), to any Target Company; or

(s)                                 agree, authorize, recommend, offer, propose or commit to do any of the foregoing.

7.2                                          Regulatory Consents and Approvals.  Each Party shall file the appropriate notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten Business Days after the date hereof and shall supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  Each Party agrees to use its best efforts to obtain early termination of the waiting period under the HSR Act.  In addition, each Party agrees to promptly make any other filing that may be required under any competition or foreign investment Law or by any competition or foreign investment authority and effect all other filings with and notifications to the Governmental Entities in any other jurisdiction where such filings and notifications are required.  Buyers, on the one hand, and Sellers, on the other hand, shall each pay fifty percent (50%) of the filing fees associated with the HSR filings, any other similar filings required in any other jurisdiction, and any filings required by any foreign investment Law.  Each Buyer agrees to take any and all steps necessary to avoid or eliminate as soon as possible each and every impediment under any antitrust or competition Law that may be asserted by any Governmental Entity or private party so as to enable the Parties to expeditiously close the transactions contemplated hereby, including committing to or effecting, by consent decree, order or otherwise, the sale or disposition of such assets or shares, or agree to any other structural or conduct remedies, prior to the Outside Date, as are required.  Sellers and Buyers mutually commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues under any antitrust or competition Law and, consequently, expiration or termination of the applicable waiting period under the HSR Act and any foreign antitrust and competition Law at the earliest practicable date.  Sellers and Buyers will supply each other with copies of all correspondence, filings or communications with antitrust or foreign merger control authorities, with respect to the transactions contemplated by this Agreement and any related or contemplated transactions, including documents filed pursuant to Items 4(c) and 4(d) of the notification and report form pursuant to the HSR Act or communications regarding the same; provided, however, that to extent any of the documents or information are commercially or competitively sensitive, a Party may satisfy its obligations by providing such documents or information to the other Party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client.

7.3                                          Support Obligations.

(a)                                 Buyers recognize that Sellers or certain of the Non-Company Affiliates have provided guarantees or other credit support to or on behalf of the Target Companies (all of which that are outstanding are set forth on Section 7.3(a) of the Disclosure Schedule (such support obligations are hereinafter referred to as the “Support Obligations”)).

(b)                                As promptly as practicable, Buyers shall use reasonable best efforts to replace the Support Obligations, and Sellers, on the one hand, and Buyers, on the other hand, shall cooperate, and each shall use its reasonable best efforts, to effect the full and unconditional release, effective as of the Closing Date, of Sellers or the applicable Non-Company Affiliate from all Support Obligations and all obligations and Liabilities in respect thereof, by (among other things):

(i)                                     furnishing a letter of credit (or cash collateral) to replace or backstop each existing letter of credit that is a Support Obligation (in the case of a replacement letter of credit, containing terms and conditions that are substantially similar to the terms and conditions of such existing letter of credit);

(ii)                                  replacing any bonding/surety program on substantially similar terms and conditions to the existing bonding agreement; or

(iii)                               replacing any other security agreement or arrangement on substantially similar terms and conditions to the existing security agreement or arrangement that is a Support Obligation.

(c)                                 Buyers, on the one hand, and Sellers, on the other hand, shall cooperate, and each shall use their reasonable best efforts, to cause the beneficiary or beneficiaries of such Support Obligations to (i) remit any cash and cash equivalents (including any interest payable thereon) to US Seller or one of its Non-Company Affiliates, as applicable, held under any escrow or cash collateral arrangement that is a Support Obligation promptly following the replacement of such escrow or cash collateral arrangement pursuant to Section 7.3(b)(ii) and (iii) terminate, surrender and redeliver to US Seller, one of its Non-Company Affiliates or US Seller’s other designee each original copy of each guaranty, letter of credit, bond, surety or other instrument constituting or evidencing such Support Obligations.

(d)                                In the event that any of the Support Obligations are not replaced on or prior to the Closing, (i) to the extent US Seller or any Non-Company Affiliates can terminate any Support Obligation, US Seller may, or may cause the applicable Non-Company Affiliates to, terminate any such Support Obligation in its sole discretion, (ii) US Buyer shall not be permitted to amend or modify any of the terms of such Support Obligations without the prior written consent of the Sellers’ Representative or otherwise elect any options to extend the underlying obligation pursuant to which the Support Obligation has been provided without the prior written consent of the Sellers’ Representative, and (iii) pending the release or replacement of the Support Obligations, US Buyer shall indemnify and hold harmless US Seller and any of its Non-Company Affiliates against all amounts paid or incurred by any of them pursuant to any such Support Obligations, including any damages that may be sustained by US Seller or any of its Non-Company Affiliates as a result of any such Support Obligations, in respect of such Liability of the Target Companies to the extent incurred from and after the Closing.

7.4                                          Contact with Company Related Persons.  Prior to the Closing Date, no Buyer shall contact any customers, vendors, suppliers, contractors, clients or employees of any Target Company regarding the Target Companies’ Business or the transactions contemplated in this Agreement without prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), and any such permitted contacts shall be conducted in a manner which will not materially adversely interfere with the operations or business relationships of the Target Companies with such Persons; provided, that, for the avoidance of doubt, the foregoing shall not prohibit any Buyer from contacting its customers, vendors or suppliers that are also customers, vendors or suppliers of a Target Company, in the ordinary course of business to the extent that the Target Companies’ Business or the transactions contemplated hereby are not discussed, and discussion of such topics are not the purpose of such contact.

7.5                                          Disclaimer.  Except as and to the extent expressly set forth in this Agreement, each of the Seller Parties hereby disclaims all Liability and responsibility for any statement or information made or communicated (orally, electronically, or in writing) to any Buyer or any Affiliate or Representative thereof (including the confidential information memorandum delivered to US Buyer on June 27, 2016, the management presentation delivered to US Buyer on August 9, 2016 and the related materials prepared by the Seller Parties or their respective Representatives relating to the Target Companies and any other opinion, information, or advice by any consultant, Affiliate or Representative of the Seller Parties) and expressly disclaim any representation or warranty in relation to (including about the accuracy, completeness, or truth of) any estimates, projections, forecasts, plans, budgets or other forward-looking statements by the Seller Parties or their respective Representatives to Buyers in connection with Buyers’ investigations of the Business and each Target Company and its Assets and Liabilities, whether in relation to financial matters or anything else.

7.6                                          Further Assurances.  Following the Closing, each Seller shall, and shall cause its Affiliates to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by any Buyer or the Company, Trillium UK or Trillium Germany, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transaction contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.

7.7                                          Confidentiality.

(a)                                 Notwithstanding anything herein to the contrary, the Parties agree that the Confidentiality Agreement is hereby amended to automatically terminate in its entirety, effective as of the Closing; provided, however, that prior to the Closing Date and after any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

(b)                                During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, each Seller shall, and shall cause the Non-Company Affiliates to, and shall instruct its and their respective officers, directors and employees to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning any Buyer, its Affiliates, or any Target Company (collectively, “Company Confidential Information”), except that no Seller shall have any obligation under this Section 7.7(b) with respect to any Company Confidential Information that: (i) as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by any Seller, any Non-Company Affiliate or any of its or their respective officers, directors or employees of their respective obligations under this Section 7.7(b); (ii) is provided to any Seller or any Non-Company Affiliate by a third party that was not known to the receiving party to be bound by any duty of confidentiality to any Buyer, any of its Affiliates, or any Target Company; or (iii) is independently developed by any Seller or any Non-Company Affiliate after the Closing without use of or reference to the Company Confidential Information.  Each Seller shall, and shall cause the Non-Company Affiliates to, and shall instruct its and their respective officers, directors and employees to, take the same degree of care to protect the Company Confidential Information that such party uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.  Notwithstanding the foregoing, no Seller shall be in breach of this Section 7.7(b) as a result of any disclosure of Company Confidential Information that is required by applicable Law or that is required by any Governmental Entity or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Seller, provided that such Seller shall give advance written notice of such compelled disclosure to US Buyer, and shall reasonably cooperate with US Buyer in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that such Seller shall disclose only that portion of such Company Confidential Information which such Seller is advised by its counsel is legally required to be disclosed.

7.8                                          Third Party Consents.  Prior to the Closing Date, the Company, Trillium UK and Trillium Germany shall, and the Seller Parties shall cause the other Target Companies to, use commercially reasonable efforts to obtain as promptly as practicable all Applicable Consents, and each Buyer shall reasonably cooperate with the Company’s, Trillium UK’s and Trillium Germany’s efforts to obtain such Applicable Consents.  Each Buyer agrees that no Seller shall have any Liability whatsoever to any Buyer arising out of or relating to the failure to obtain any Applicable Consents or because of the termination of any Contract as a result thereof, and that if the Closing occurs prior to obtaining each of such Applicable Consents, Buyers and the Seller Parties shall use commercially reasonable efforts as promptly as possible after Closing to obtain in writing any such Applicable Consents or to procure a reasonably satisfactory alternative arrangement; provided, however, that the provisions of this sentence shall not apply with respect to any Applicable Consent that is a Required Consent.  Each Buyer further agrees that no representation, warranty or covenant of the Company, Trillium UK and Trillium Germany contained herein shall be breached or deemed breached as a result of (a) the failure to obtain any such Applicable Consent, (b) any such termination or (c) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Applicable Consent or any such termination; provided, however, that the provisions of this sentence shall not apply with respect to any Applicable Consent that is a Required Consent.

7.9                                          Public Announcements.  Each Buyer (for itself and, from and after the Closing, on behalf of the Company, Trillium UK and Trillium Germany) and each Seller (for itself and, prior to the Closing, on behalf of the Company, Trillium UK and Trillium Germany) shall not, nor shall any of their respective Affiliates, without the approval of the Sellers’ Representative or US Buyer, as applicable, divulge or disclose in any way or issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement or the terms and conditions hereof, including the Purchase Price or any other financial terms, except to the extent required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the Sellers’ Representative or US Buyer, as applicable, reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the Company, Trillium UK, Trillium Germany and Buyers may make internal announcements to their respective employees that are consistent with the prior public disclosures made in accordance with the provisions of this Section 7.9 regarding the transactions contemplated hereby.

7.10                                   Tax Matters.

(a)                                 Preparation and Filing of Tax Returns.

(i)                                     Seller Group Tax Returns.  US Seller or its Affiliates shall prepare and file or cause to be prepared and filed all Tax Returns reporting Taxes of a consolidated, combined, unitary or other affiliated group of which any Target Company and any Seller, and/or its direct or indirect regarded parents, are members, and shall pay all Taxes reflected thereon.

(ii)                                  Non-Straddle Period Tax Returns.  Except as otherwise provided in Section 7.10(a)(i), the Target Companies, under the direction and control of US Seller, shall prepare and file, in each case at such Target Company’s expense, all Tax Returns of such Target Company, if any, for all taxable periods ending on or prior to the Closing Date that are filed after the Closing Date, and shall pay all Taxes reflected thereon.

(iii)                               Straddle Tax Returns.  Except as otherwise provided in Section 7.10(a)(i), US Buyer shall prepare and file or cause to be prepared and filed, (in each case in a manner consistent with past practice) any Tax Returns of the Target Companies for periods that begin on or before the Closing Date and end after the Closing Date (a “Straddle Period”), at the Target Companies’ expense.  Within a commercially reasonable amount of time prior to filing, US Buyer shall provide the Sellers’ Representative with copies of all such Straddle Period Tax Returns for its review and consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)                                Allocation of Taxes.  In the case of Taxes arising in a Straddle Period, except as provided in the next sentence, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period portions of the Straddle Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.  In the case of any real property, personal property or similar ad valorem Taxes that are payable for a Straddle Period (other than a Transfer Tax), the portion of such Tax that relates to the Pre-Closing Period portion of the Straddle Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c)                                 Cooperation on Tax Matters.  Buyers, Sellers and the Target Companies shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon request by the other Parties) the provision of records and information reasonably relevant to any such audit, litigation or other Proceeding.

(d)                                Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other similar taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyers when due.  Each Buyer, as the case may be, will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, the expenses of which shall be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyers when due, and, if required by applicable Laws, Sellers will join in the execution of any such Tax Returns and other documentation.

(e)                                 No Closing Date Tax Actions.  No Buyer or any of its Affiliates shall cause to be made any extraordinary transaction or event on the Closing Date that would reasonably be expected to result in any increased Tax Liability for which any Seller would be required to provide indemnification or otherwise bear pursuant to this Agreement, except as required by applicable Law.  Except as provided in this Agreement, no Buyer or any of its Affiliates shall make or cause to be made any election under Section 336(e) of the Code, or any similar provision of state, local or foreign Law, with respect to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the Sellers’ Representative will consider in good faith a written request delivered by US Buyer to the Sellers’ Representative at least five Business Days prior to the Closing to implement an election filed with the Internal Revenue Service to treat Trillium Germany and/or Trillium Australia as a disregarded entity for US federal income tax purposes as of a date no later than the last Business Day prior to the Closing Date.  Buyers may make an election under Section 338(g) of the Code (including a protective election) with respect to the purchase and sale of Trillium UK, Trillium Germany and/or Trillium Australia; provided, that any such election or elections made pursuant to this sentence shall only be made with the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)                                   Additional Restrictions for Pre-Closing Period Tax Returns and Associated Taxes.  No Buyer shall, without prior written consent of the Sellers’ Representative, file (except in the manner set forth in Section 7.10(a)(iii)), re-file or amend, or permit any Target Company to file (except in the manner set forth in Section 7.10(a)(ii)), re-file or amend, any Tax Return of a Target Company that was due on or prior to the Closing Date or for any Straddle Period, or enter or permit a Target Company to enter into discussions regarding any voluntary disclosure involving Taxes for any Pre-Closing Period or Straddle Period, except as required by applicable Law.

(g)                                Tax Refunds.  After the Closing, if any Buyer or any Target Company receives a refund of Taxes with respect to a Pre-Closing Period of any Target Company, US Buyer shall pay or cause to be paid the amount of such Tax refund to the Sellers’ Representative within 15 days after receipt thereof; provided that (i) such Taxes were actually paid by a Target Company, (ii) such Tax refund is actually received by a Buyer or a Target Company after the Closing, (iii) such Tax refund does not arise as the result of a carryback of a loss or other Tax benefit from a taxable period Post-Closing Period, and (iv) such Tax refund was not provided for or otherwise reflected in the Closing Net Working Capital.

(h)                                 Closing Date Tax Period Matters.  If any of the Target Companies is permitted but not required under applicable state, local or foreign income Tax Laws to treat the Closing Date as the last day of a taxable period, then the Parties shall take and cause their Affiliates to take, such steps as may be reasonably necessary to treat the Closing Date as the last day of a taxable period.

(i)                                     Section 338(h)(10) Election; Allocation Matters.

(i)                                     US Seller shall join with US Buyer in timely making elections under (A) Section 338(h)(10) of the Code and (B) any similar provision of state or local Tax Law with respect to US Buyer’s purchase of the US Purchased Shares pursuant to this Agreement (collectively, the “Section 338 Elections”) and shall join in any filings that may be necessary in order to effect the Section 338 Elections, including IRS Forms 8023 and 8883, and any comparable state or local Tax forms.  US Buyer and US Seller shall, as promptly as reasonably practicable following the Closing Date, take all actions requested in writing by US Buyer or the Sellers’ Representative that are reasonably necessary and appropriate to effect and preserve timely Section 338 Elections.  US Buyer and US Seller shall execute such forms or documents as are required by any Tax laws to effect the Section 338 Elections.

(ii)                                  (A) The US Purchase Price as increased by any applicable amounts treated as assumed liabilities for U.S. federal income tax purposes and other amounts treated as sales consideration for U.S. federal income tax purposes) shall be allocated among the Assets of the Company as set forth in Exhibit E-1 (which, for the avoidance of doubt, shall include the Assets of Trillium Australia in the event an election is made pursuant to Section 338(g) of the Code with respect to Trillium Australia) prepared by the Sellers’ Representative, as adjusted based on the US Closing Purchase Price (the “US Asset Allocation”).  Any subsequent adjustments to the US Purchase Price (as relevant) shall be reflected in an amended US Asset Allocation prepared by the Sellers’ Representative and delivered to US Buyer in a form reasonably acceptable to US Buyer.  The Parties shall prepare all books and records, and file or cause to be filed all Tax Returns (including IRS Form 8883), in a manner consistent with the US Asset Allocation (as amended), and not take any action inconsistent therewith.

(B) The UK Closing Purchase Price as increased by any applicable amounts treated as assumed liabilities for U.S. federal income tax purposes and other amounts treated as sales consideration for U.S. federal income tax purposes shall be allocated among the Assets of Trillium UK as set forth in Exhibit E-2 prepared by the Sellers’ Representative, as adjusted based on the UK Closing Purchase Price (the “UK Asset Allocation”).  Any subsequent adjustments to the UK Closing Purchase Price (as relevant) shall be reflected in an amended UK Asset Allocation prepared by the Sellers’ Representative and delivered to US Buyer in a form reasonably acceptable to US Buyer.  The Parties shall prepare all books and records, and file or cause to be filed all Tax Returns in a manner consistent with the UK Asset Allocation (as amended), and not take any action inconsistent therewith.

(C) The German Closing Purchase Price in the event that an election with the Internal Revenue Service is made to treat Trillium Germany as a disregarded entity for U.S. federal income tax purposes effective as of or prior to the Closing Date or an election is made pursuant to Section 338(g) of the Code with respect to the purchase and sale of Trillium Germany pursuant to this Agreement (in each case, as increased by any applicable amounts treated as assumed liabilities for U.S. federal income tax purposes and other amounts treated as sales consideration for U.S. federal income tax purposes) shall be allocated among the Assets of Trillium Germany as set forth in Exhibit E-3 prepared by the Sellers’ Representative, as adjusted based on the German Closing Purchase Price (the “German Asset Allocation”).  Any subsequent adjustments to the German Closing Purchase Price (as relevant) shall be reflected in an amended German Asset Allocation prepared by the Sellers’ Representative and delivered to US Buyer in a form reasonably acceptable to US Buyer.  The Parties shall prepare all books and records, and file or cause to be filed all Tax Returns in a manner consistent with the German Asset Allocation (as amended), and not take any action inconsistent therewith.

(iii)                               The Parties intend and agree that the Pre-Closing Restructuring shall be treated as made pursuant to a deemed plan of liquidation of the Company (and, to the extent relevant, any other Target Company) in accordance with Treas. Reg. § 1.338(h)(10)-1(e), Example 2, and shall prepare all books, records and filings in a manner consistent with such plan and shall not take any actions inconsistent with such plan.

7.11                                   Employee Matters.

(a)                                 For the benefit of the Employees, as of the Closing, and for a period of 12 months thereafter, US Buyer agrees to (i) provide or cause the Target Companies to provide the Employees with base salary, wage, annual bonus opportunity and commission rates (but excluding severance or any equity compensation) that, in the aggregate, are substantially similar to those in effect for such Employees immediately prior to the Closing, and (ii) either (A) maintain or cause its Affiliates or the Target Companies to maintain the Company Benefit Plans at the benefit levels that are, in the aggregate, substantially similar (on a collective basis including all Employees) to the Employees than are in effect as of immediately prior to the Closing (but excluding pension benefits) or (B) provide or cause its Affiliates or the Target Companies to provide employee benefits that, in the aggregate, are no less favorable to the Employees than those in effect for similarly situated employees of US Buyer.

(b)                                With respect to each Buyer Benefit Plan (including, for the purposes of this Section 7.11 any Company Benefit Plan which is continued by US Buyer or any Affiliate from and after the Closing) following the Closing and in which any of the Employees participate, and except to the extent necessary to avoid duplication of benefits, for purposes of determining eligibility to participate, vesting, accrual of, and entitlement to, benefits (other than defined benefit pension benefits), service with any Target Company (or predecessor employers to the extent any Target Company recognized such past service credit prior to the Closing) shall, be treated as service with US Buyer and its Affiliates.  US Buyer shall take commercially reasonable efforts to cause each applicable Buyer Benefit Plan to waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not included under the corresponding Company Benefit Plan.  US Buyer will use commercially reasonable efforts to credit the Employees under the applicable Buyer Benefit Plan for amounts paid prior to the Closing during the calendar year in which the Closing occurs under a corresponding Company Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Benefit Plan.

(c)                                 For the avoidance of doubt, no Buyer is accepting any sponsorship of the Harte-Hanks, Inc. Pension Plan or the Restoration Pension Plan and is not accepting a transfer of assets or Liabilities from such plans. As such, no Buyer shall incur Liability with respect to, on account of, or be required to contribute to the Harte-Hanks, Inc. Pension Plan or the Restoration Pension Plan.  The Parties acknowledge and agree that all provisions contained in this Section 7.11 with respect to employees of the Target Companies are included for the sole benefit of the respective Parties and shall not create any right (i) in any other person, including employees, former employees, any participant or any beneficiary thereof in any Company Benefit Plan, Target Company employment agreement, Buyer Benefit Plan or Buyer employment agreement or (ii) to continued employment with any Target Company, any Buyer or any Affiliates thereof.  Notwithstanding anything in this Section 7.11 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of, or limit the ability of any Target Company, any Buyer or any Affiliates thereof to amend, modify or terminate, any Company Benefit Plan, Company employment Agreement, Buyer Benefit Plan, Buyer employment agreement or any other employee benefit plans of any Target Company or any Buyer or of any Affiliate thereof.

7.12                                   Use of Name.  Each Buyer agrees that it shall have no right to use of the name “Harte Hanks” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Harte Hanks Marks”), and will not at any time hold itself out as having any affiliation with any Seller or any of its Affiliates.  As promptly as practicable, but in any event not later than 30 days following the Closing, US Buyer shall change the names of Trillium UK, Trillium Germany and Trillium Australia such that the names of such entities thereafter do not contain the words “Harte”, “Hanks,” “Harte Hanks” or any similar words.  Notwithstanding the immediately preceding sentence, (i) as promptly as practicable but in no event later than 90 days following the Closing Date (such period, the “Usage Period”), each Buyer shall remove, strike over or otherwise obliterate all Harte Hanks Marks from all materials in such Buyer’s or its Affiliates’ possession including, without limitation, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials in such Buyer’s or its Affiliates’ possession and (ii) Buyers shall be permitted to use the Harte Hanks Marks during the Usage Period, provided that, such use (a) shall be limited to using such Harte Hanks Marks only on such assets and materials which utilized such Harte Hanks Marks at the time of Closing, and (b) shall be in a manner consistent with such usage at the time of Closing.

7.13                                   Termination of Certain Obligations.  Except as set forth on Section 7.13 of the Disclosure Schedule (the “Continuing Affiliate Agreements”), (x) prior to the Closing, each Seller shall, and shall cause the Company, Trillium UK and Trillium Germany and any applicable Subsidiary of the Company, Trillium UK or Trillium Germany to, terminate any Contracts between the Company, Trillium UK, Trillium Germany and/or any of their Subsidiaries, on the one hand, and any Seller or any Affiliate of Seller, on the other hand (the “Affiliate Agreements”), and (y) any amounts or obligations owing by the Company, Trillium UK or Trillium Germany or any of their Subsidiaries to any Seller or any Affiliate of any Seller (the “Affiliate Obligations”) shall be canceled at such time without any payment being made in respect thereof.

7.14                                   Restrictive Covenants.

(a)                                 During the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (the “Non-Compete Period”), each Seller, for itself and on behalf of each of its controlled Affiliates other than the Target Companies (each, a “Seller Restricted Party”), agrees, in addition to any other obligation imposed by this Section 7.14, that such Seller Restricted Party shall not, directly or indirectly, through any other Person, during the Non-Compete Period, engage in, render any services to, have any ownership in (other than as a passive owner of not more than 5% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Seller Restricted Party has no active participation in the business of such corporation), participate in the financing, operation, management or control of, or assist any other Person to engage in, whether as an employee, independent contractor, consultant, partner, shareholder or otherwise, a business which is competitive with or similar to the Business as conducted or as contemplated to be conducted as of the Closing anywhere in the world.  In addition, no Seller Restricted Party shall, at any time, represent that it is continuing to carry on the Business or operations of any Target Company, and each Seller Restricted Party shall immediately inform any Person that inquires about any Target Company that the Target Companies have been sold to Buyers, and such Seller Restricted Party shall promptly inform US Buyer of such inquiry.

(b)                                Each Seller Restricted Party further agrees that, during the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (the “Non-Solicit Period”), such Seller Restricted Party shall not, directly or indirectly, through any other Person in any manner (i) induce or attempt to induce any employee of the Target Companies, any Buyer or any Subsidiary of any Buyer that is engaged in the Business at the Closing Date to terminate employment with such entity or solicit or attempt to solicit any such employee (provided that general solicitations for employment that are not specifically targeted at any such employees or groups of employees shall not be prohibited hereby) or hire any such employee within 12 months of such termination of employment, or (ii) solicit or entice, or attempt to solicit or entice, any customers, suppliers, licensees, licensors, clients or distributors of any Target Company for purposes of diverting their business or services from any Target Company.

(c)                                 Each Buyer, for itself and on behalf of each of its controlled Affiliates (each, a “Buyer Restricted Party”), agrees that, during the Non-Solicit Period, such Buyer Restricted Party shall not, directly or indirectly, through any other Person in any manner induce or attempt to induce any employee of any Seller or any of its Subsidiaries (other than the Target Companies) with an annual salary in excess of $100,000 at the Closing Date to terminate employment with such entity or solicit or attempt to solicit any such employee (provided that general solicitations for employment that are not specifically targeted at any such employees or groups of employees shall not be prohibited hereby) or hire any such employee within three months of such termination of employment; provided, however, that for the 90 day period immediately following the Closing, the restrictions in this Section 7.14(c) shall not apply with respect to the individuals listed in Section 7.14(c) of the Disclosure Schedule.

(d)                                Each Seller Restricted Party further agrees that, from and after the Closing Date, such Seller Restricted Party shall not, directly or indirectly, through any other Person make or publish, verbally or in writing, any statements concerning any Buyer, the Target Companies or any of their respective Affiliates or any of their respective Representatives which statements are injurious to any Buyer, the Target Companies or any of their respective Affiliates or any of their respective Representatives; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Entity (including communications made in the course of any government investigation).

(e)                                 Each Buyer Restricted Party agrees that, from and after the Closing Date, such Buyer Restricted Party shall not, directly or indirectly, through any other Person make or publish, verbally or in writing, any statements concerning any Seller, any Non-Company Affiliate or any of their respective Representatives which statements are injurious to any Seller, any Non-Company Affiliate or any of their respective Representatives; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Entity (including communications made in the course of any government investigation).

(f)                                   The terms of this Section 7.14 shall apply to any Seller Restricted Party and any Buyer Restricted Party that is not one of the Parties to the same extent as if it were a party hereto, and each Seller and each Buyer, respectively, shall take whatever actions may be necessary to cause any of its controlled Affiliates to adhere to the terms of this Section 7.14.

(g)                                If any Governmental Entity determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Entity is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law.  Each Seller Restricted Party acknowledges, however, that this Section 7.14 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business and operations of the Target Companies.

(h)                                 In the event of any breach or threatened breach by any Seller Restricted Party or any Buyer Restricted Party of any provision of this Section 7.14, as applicable, Buyers or Sellers, respectively, shall be entitled to injunctive or other equitable relief, without the obligation to post bond or similar security, restraining such party from engaging in conduct that would constitute a breach of the obligations of such party under this Section 7.14.  Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Losses (which Losses, if any, shall not be subject to any of the limitations under Article IX).

7.15                                   R&W Insurance Policy.  Concurrent with the execution of this Agreement, US Buyer is obtaining the “buyer’s” representations and warranties insurance policy from Great American E&S Insurance Company attached hereto as Exhibit F (the “R&W Insurance Policy”).  The R&W Insurance Policy provides that the insurer may only exercise any subrogation rights against any Seller if and to the extent the applicable Loss arose in whole or part out of such Seller’s fraud in connection with this Agreement or the transactions contemplated hereby.  The cost for implementing the R&W Insurance Policy shall be borne at the Closing (i) by Sellers for such amount up to $500,000 (it being agreed and understood that such amount shall constitute Company Transaction Expenses) and (ii) by Buyers for any cost in excess of $500,000 (it being agreed and understood that such amount shall constitute Buyer Transaction Expenses).

7.16                                   Pre-Closing Restructuring.  The Seller Parties shall cause the Pre-Closing Restructuring to be completed as soon as reasonably practicable after the execution of this Agreement but in no event later than immediately prior to the Closing as contemplated by Schedule A hereto.  Sellers shall keep Buyers reasonably informed as to the Pre-Closing Restructuring, shall consider in good faith revisions to Schedule A as reasonably requested by Buyers in writing and shall provide Buyers with the opportunity to review and comment on the documentation relating to the Pre-Closing Restructuring, which documentation shall be in form and substance reasonably acceptable to Buyers.

7.17                                   Financing.

(a)                                 Subject to the terms and conditions of this Agreement, (i) US Buyer shall use its reasonable best efforts to obtain the Financing contemplated by the Commitment Letter, including taking, or causing to be taken, all actions and doing, or causing to be done, all things necessary, proper or advisable to obtain the Financing contemplated by the Commitment Letter, and (ii) shall not permit any amendment or modification to be made to or any waiver of any material provision or remedy under the Commitment Letter or any related fee letters without the prior written consent of the Sellers’ Representative; provided that US Buyer may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement, or otherwise replace or amend the Commitment Letter, in each case, so long as such action would not (A) reasonably be expected to delay or prevent the Closing, (B) expand on, or provide for additional, conditions precedent to the initial funding of the Financing or (C) reduce the aggregate amount of the Financing at the Closing below an amount sufficient (when taken together with Buyers’ other available funds) to enable Buyers to pay the Estimated Purchase Price and the fees and expenses of Buyers relating to the transactions contemplated by this Agreement that are required to be paid at the Closing.

(b)                                US Buyer shall maintain in effect the Commitment Letter and negotiate definitive agreements with respect to the Financing on substantially the terms and conditions contained in the Commitment Letter (after giving effect to any “market flex” provisions contained in any fee letters, which fee letters shall be disclosed in a customary redacted form to the Sellers’ Representative).  Upon the request of the Sellers’ Representative from time to time, US Buyer shall keep the Sellers’ Representative informed on a reasonably current basis and in reasonable detail of the status of US Buyer’s efforts to arrange the Financing.  In the event that all conditions in the Commitment Letter have been satisfied or, upon funding will be satisfied, US Buyer shall use its reasonable best efforts to cause the Financing Sources to fund on the Closing Date the financing required to consummate the transactions contemplated by this Agreement.  In the event that all or a portion of the Financing becomes unavailable, US Buyer shall use its reasonable best efforts to arrange replacement financing on terms not materially less favorable, taken as a whole, to US Buyer than those under the Commitment Letter from alternative sources as promptly as practicable in an amount sufficient to consummate the transactions contemplated by this Agreement (and in such case references in this Agreement to the Commitment Letter shall be deemed to refer also to the agreements under which such replacement commitments are provided, references in this Agreement to the Financing shall be deemed to refer also to the financing contemplated thereby, and all obligations of US Buyer pursuant to this Section 7.17 shall be applicable thereto to the same extent as with respect to the Commitment Letter and the Financing). For the purposes of this Agreement, references to the “Commitment Letter” shall include such documents as permitted or required by this Section 7.17 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement and references to the “Financing” shall include any such modified or alternative debt financing.

(c)                                 US Buyer shall give the Sellers’ Representative prompt notice of any breach, default of, or actual withdrawal, repudiation or termination in writing by, any party to the Commitment Letter or of any condition not likely to be satisfied, in each case, of which US Buyer becomes aware or any termination of the Commitment Letter.

7.18                                   Cooperation with Financing.

(a)                                 Prior to the Closing, each of the Seller Parties shall use reasonable best efforts to provide, and shall cause the other Target Companies to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its and their respective Representatives to provide, in each case at US Buyer’s sole cost and expense, such cooperation as may reasonably be requested by US Buyer that is customary and necessary in connection with arranging and obtaining the Financing contemplated by the Commitment Letter, including (in each case to the extent that the same is reasonably requested or is otherwise expressly required by the Commitment Letter):

(i)                                     assisting in preparation for and participation in marketing efforts (including a reasonable number of meetings with prospective lenders on reasonable advance notice and during normal business hours, due diligence and drafting sessions, and not more than one presentation and session with rating agencies);

(ii)                                  providing the Required Financial Information to US Buyer;

(iii)                               if the Closing has not occurred, on or prior to February 14, 2017, furnishing US Buyer and the Financing Sources on or before February 15, 2017, with the unaudited consolidated balance sheet, consolidated income statement and consolidated cash flow statement of the Business for the 12 months ended December 31, 2016;

(iv)                              furnishing US Buyer and the Financing Sources with all other financial and other pertinent information regarding the Business as is required by the Commitment Letter and reasonably requested by US Buyer; provided, that no such preparation of materials or information (including in relation to clause (a)(i) above) shall require the preparation by any Seller Party, Target Company or the Business of pro forma financial or other pro forma information not currently available as of the date of this Agreement;

(v)                                 facilitating delivery at the Closing of customary evidence of property and liability insurance, including endorsements in favor of the Financing Sources;

(vi)                              executing and delivering such documents, instruments, certificates or information, as may be reasonably requested in connection with the Financing (including all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act) so long as any such documents, instruments certificates or information are requested by US Buyer at least ten Business Days prior to the Closing Date;

(vii)                           delivering such officer’s certificates as are customary in financings of such type (including a certificate of the chief financial officer of US Seller with respect to solvency matters in the form attached to the Commitment Letter) and as are, in the good faith determination of the Person(s) executing such certificates, accurate in all material respects, and agreeing to pledge, grant security interests in, and otherwise grant Liens on, the Assets pursuant to such agreements, documents, instruments and certificates as may be reasonably requested (including such agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Financing (including original copies of all certificated securities (with transfer powers executed in blank)) as may be reasonably requested by US Buyer, and executing and delivering any pledge and security documents and otherwise facilitating the pledging of collateral); provided that no obligation of the Seller Parties, the Target Companies or any of their Subsidiaries under any such agreement or other financing document shall be effective until the Closing;

(viii)                        taking all corporate actions reasonably necessary to permit the consummation of the Financing; and

(ix)                              executing and delivering definitive agreements (the “Definitive Financing Agreements”) with respect to the Financing, subject to the occurrence of the Closing.

Notwithstanding the foregoing: (1) US Buyer shall ensure that such requested cooperation does not unreasonably interfere with the Business (it being understood and agreed that neither any Seller nor any Target Company shall be required to take any action that unreasonably interferes with the Business); (2) neither any Seller nor any Target Company nor any of their respective Representatives, shall, in connection with the Financing: (A) be required to take any action that would result in a violation of applicable Law or breach of any Contract or subject it to actual or potential Liability; (B) have any Liability under any Definitive Financing Agreement or any related document or other agreement or document related to the Financing, other than any such Liability of any Target Company following the Closing; (C) be required to incur any other Liability in connection with the Financing, other than any other Liability incurred by any Target Company following the Closing; (D) be required to disclose or provide any information the disclosure of which, in the reasonable judgment of any Seller or any Target Company supported by outside legal counsel, is restricted by Contract, applicable Law or Order, is subject to attorney-client privilege, or would result in the disclosure of any trade secrets of third parties or violate any obligation of any Seller or any Target Company with respect to confidentiality; (E) be required to enter into or perform under any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to or simultaneous with the Closing, or (F) be required to waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of any Buyer.

(b)                                US Buyer shall, promptly upon request by the Sellers’ Representative, reimburse Sellers and the Target Companies and/or their respective Representatives for all reasonable and documented out-of-pocket fees, costs and expenses, including all reasonable and documented out-of-pocket fees and expenses of outside counsel and other advisors, incurred by any Seller, any Target Company or such Representative in connection with the cooperation contemplated by Section 7.18(a).  US Buyer shall indemnify and hold harmless Sellers, the Target Companies and their respective Representatives (collectively, the “Financing Indemnitees”) against any and all Losses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Proceeding) directly or indirectly suffered or incurred by the Financing Indemnitees in connection with the Financing, including any information provided in connection therewith or the cooperation by any Seller or any Target Company with respect thereto, in each case, other than to the extent arising out of any Seller’s, any Target Company’s or any of their respective Representative’s gross negligence, bad faith or willful misconduct.  This Section 7.18(b) shall survive the consummation of the transactions contemplated by this Agreement and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns, and shall be binding on all successors and permitted assigns of Buyers.

(c)                                 Each Seller Party hereby consents, and agrees to cause the other Target Companies to consent to, to the use of its and their logos solely in connection with the Financing upon prior notice to the Sellers’ Representative; provided, however, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect any Seller Party or any other Target Company.

(d)                                Each Buyer acknowledges and agrees that, other than the obligations to cooperate expressly set forth in this Section 7.18, no Seller or any Target Company has any responsibility or liability in relation to any financing that any Buyer may seek or obtain in connection with the transactions contemplated by this Agreement.

7.19                                   Access to Information.

(a)                                 Between the date hereof and the Closing Date, the Seller Parties shall, and shall cause the other Target Companies to: (i) afford each Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, offices, properties, Assets, book and records of the Target Companies in connection with such Buyer’s efforts to consummate the transactions contemplated by this Agreement; (ii) furnish each Buyer and its Representatives with such financial, operating and other data and information related to the Target Companies as such Buyer or any of its Representatives may reasonably request; and (iii) instruct their respective Representatives to reasonably cooperate with each Buyer in its investigation of the Target Companies; provided, however, that such access shall not unreasonably interfere with the ongoing business or operations of the Target Companies and no Buyer shall have any right to perform invasive or subsurface investigations of the properties or facilities of any Seller Parties without the prior written consent of the Sellers’ Representative (which consent may be withheld for any or no reason).  Notwithstanding anything herein to the contrary, (a) no such access or examination shall be permitted to the extent that (i) it could unreasonably disrupt the operations of any Seller or any of its Subsidiaries, (ii) it would reasonably be expected to cause significant competitive harm to any Seller or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (iii) any Seller determines that such access or examination would (A) jeopardize the attorney-client privilege (it being agreed that the Parties shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of this clause (A) apply) or (B) contravene any Law or Contract (it being agreed that Sellers and the Company, Trillium UK and Trillium Germany shall use commercially reasonable efforts to obtain any required consent under any such Contract to permit such access or examination).

(b)                                From and after the Closing, upon reasonable prior notice and during normal business hours, in connection with the preparation of financial statements and the conduct of a financial audit with respect to the Business and/or the Target Companies for the 2017 fiscal year, except as determined in good faith to be necessary to (i) ensure compliance with any applicable Law, (ii) preserve any applicable privilege (including the attorney-client privilege) or (iii) comply with any contractual confidentiality obligations, each Seller shall, and shall cause the Non-Company Affiliates to, and use commercially reasonable efforts to cause its and their respective Representatives to, (A) furnish or cause to be furnished to each Buyer, its Affiliates (including, from and after the Closing, the Target Companies) and their respective Representatives such additional financial and other information regarding the Target Companies and the Business in the possession or control of any Seller or any Non-Company Affiliates as any Buyer or its Representatives may from time to time reasonably request, (B) provide each Buyer, its Affiliates (including, from and after the Closing, the Target Companies) and their respective Representatives with reasonable access to the books, accounts and records of Sellers and the Non-Company Affiliates, (C) use reasonable best efforts to obtain the assistance of each Seller’s and the Non-Company Affiliates’ auditors, accountants, counsel and other advisors and (D) make available to each Buyer, its Affiliates (including, from and after the Closing, the Target Companies) and their respective Representatives those employees of Sellers and the Non-Company Affiliates whose assistance, expertise, notes and recollections or presence may be necessary to assist any Buyer in connection with its inquiries for any of the purposes referred to above; provided, however, that such investigation shall not unreasonably interfere with the business or operations of any Seller or any of the Non-Company Affiliates; provided, further, that no Seller shall be required to produce additional business records or reports not produced in the ordinary course of the existing Business.  The provisions of Section 7.7(b) shall apply to any information provided to or obtained by any Buyer, any of its Affiliates (including, from and after the Closing, the Target Companies) or any of their respective Representatives, mutatis mutandis.

(c)                                 Any information provided to or obtained by any Buyer or its Representatives pursuant to Section 7.19(a) shall be subject to the terms of, and the restrictions contained in, the Confidentiality Agreement.

7.20                                   Exclusive Dealing.  Between the date hereof and the Closing Date, the Seller Parties shall not take, and shall cause the other Target Companies not to take, and shall not authorize, encourage, permit or instruct any of their Representatives or any Representatives of any other Target Company to take, directly or indirectly, any action to: (a) solicit, initiate or encourage the making, submission or announcement of any indication of interest, inquiry, proposal or offer from any Person (other than any Buyer or its Representatives) relating to an Acquisition Transaction; (b) encourage, initiate, participate in or engage in any discussions, negotiations or other communications regarding an Acquisition Transaction; (c) execute, enter into or become bound by any letter of intent or other Contract with any Person (other than any Buyer or its Representatives) relating to or in connection with an Acquisition Transaction; (d) provide any information to any Person (other than any Buyer or its Representatives) concerning an Acquisition Transaction; or (e) cooperate with, or facilitate or encourage any effort or attempt by any Person (other than any Buyer or its Representatives) relating to an Acquisition Transaction.  The Seller Parties shall, and shall cause the other Target Companies to, and shall instruct their respective Representatives and the Representatives of the other Target Companies to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than any Buyer and its Representatives) conducted heretofore with respect to any Acquisition Transaction.  Within two Business Days following the date hereof, the Seller Parties shall, or shall cause a Representative of the Seller Parties to, instruct any such Person to return or destroy all nonpublic information provided to such Person in connection with such Person’s consideration of any Acquisition Transaction in accordance with the confidentiality agreements entered into between the applicable Seller Party and any such Person.  The Sellers’ Representative shall promptly (but in any event within forty-eight (48) hours of receipt thereof) notify US Buyer of any indication of interest, inquiry, proposal, offer or request for information relating to an Acquisition Transaction that is received by any Seller Party or any other Target Company between the date hereof and the Closing Date, which notice shall include the identity of the Person making or submitting such indication of interest, inquiry, proposal, offer or request, and the terms and conditions thereof. Notwithstanding anything to the contrary herein, nothing in this Section 7.20 shall in any way limit the ability of any Seller or its Affiliates and Representatives to (i) take any action to solicit, initiate or encourage any proposal relating to the business of such Seller other than the Business, the Company or any other Target Company (an “Other Proposal”), (ii) engage in negotiations or discussions, or enter into any agreement or understanding, relating to any Other Proposal, (iii) provide or disclose any information relating to any Seller, or afford access to the employees, properties, books, contracts or records of any Seller, to any person or entity relating to any Other Proposal or (iv) otherwise knowingly facilitate the making of any Other Proposal.

7.21                                   General Release of Sellers.  Each Seller, on behalf of itself and its controlled Affiliates (other than the Target Companies), successors and assigns (each, a “Seller Releasing Party” and, collectively, the “Seller Releasing Parties”), effective upon the Closing, unconditionally and irrevocably releases, acquits and forever discharges the Target Companies, their respective Affiliates (other than the Seller Releasing Parties), predecessors, successors and assigns (including each Buyer and its Affiliates) and their respective officers, directors, managers, partners and employees (collectively the “Target Company Released Parties”), from any and all rights, claims, debts, Liabilities, causes of action, obligations and Losses (whether for compensatory, special, incidental or punitive Losses, equitable relief or otherwise) of any kind or nature whatsoever, past, present, or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty or Law), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Seller Releasing Parties, or any of them, ever have had or ever in the future may have against the Target Company Released Parties, or any of them, and which are based on acts, events or omissions existing, occurring or arising on or prior to the Closing (collectively, the “Seller Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Seller Released Claims” shall not include, in any respect, any rights under this Agreement or under any other Transaction Document. Each Seller, on behalf of itself and each Seller Releasing Party, hereby waives any rights it may have under any Law which provides that a general release does not extend to claims which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement.  Each Seller, on behalf of itself and each Seller Releasing Party, acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the claims released hereby, but each Seller, on behalf of itself and each Seller Releasing Party, intends to and, by operation of this release shall have, fully, finally and forever settled and released any and all Seller Released Claims without regard to the subsequent discovery of existence of such different or additional facts.

7.22                                   Corporate Books and Records.  As promptly as practicable (but in any event within 30 days) following the Closing, the Sellers’ Representative shall deliver to the Company (at such address specified in writing by US Buyer) any corporate books and records of the Target Companies, to the extent such books and records are in the possession or control of any Seller or any Non-Company Affiliate following Closing.

7.23                                   Software Licenses.  Prior to the Closing but subject to Section 8.2(e), US Seller shall obtain and fully pay for, or cause to be obtained and fully paid for, the software licenses listed in Section 3.2(a)(xvii) of the Disclosure Schedule, in each case on terms and conditions approved in writing by US Buyer; provided, however, that to the extent US Buyer determines, in its sole and absolute discretion, that additional software licenses in excess of the number of software licenses listed in Section 3.2(a)(xvii) of the Disclosure Schedule are necessary in connection with any existing customers of any Target Company as of the Closing Date and their use of any product referenced in Section 3.2(a)(xvii) of the Disclosure Schedule, then US Seller shall promptly upon written request by US Buyer and upon delivery by US Buyer of reasonable supporting evidence, either (a) fully pay for, or cause to be fully paid for, such additional licenses or (b) reimburse, or cause to be reimbursed, US Buyer or the applicable Target Company, for such additional licenses.

7.24                                   Transfer of Certain Employees.  Prior to the Closing, US Seller shall transfer or cause to be transferred to a Seller or a Non-Company Affiliate the employment of the individuals listed in Section 7.24 of the Disclosure Schedule, without any continuing payment obligations or any other Liability of any Target Company, any Buyer or any of its Affiliates with respect to such employees.

7.25                                   Brazil Mark.  Each Seller acknowledges that a Target Company has ownership of the Brazilian trademark identified as Brazilian Registration No. 818668709 for HARTE-HANKS TRILLIUM (the “Brazil Mark”).  Each Buyer agrees to not use “HARTE-HANKS” pursuant to Section 7.12 and shall acquire no rights to use or file new applications to register the marks “HARTE-HANKS TRILLIUM” or “HARTE-HANKS.”  The Parties further agree that nothing in this Agreement transfers or conveys any rights to any Buyer in the mark “HARTE-HANKS.”  Each Seller agrees to not use the “HARTE-HANKS TRILLIUM” or “TRILLIUM” marks or file new applications to register the marks “HARTE-HANKS TRILLIUM” or “TRILLIUM.”  Each Seller confirms that a Buyer or a Target Company can maintain ownership of and title to the Brazil Mark indefinitely and that neither any Buyer nor any Target Company is under any obligation to maintain the registration for the Brazil Mark.

7.26                                   Resignation Letters.  The Company, Trillium UK and Trillium Germany shall, and the Seller Parties shall cause the other Target Companies to, use commercially reasonable efforts to obtain, at or prior to the Closing, resignations, in the form attached hereto as Exhibit I, from each director and each officer of the Target Companies listed in Section 3.2(a)(xiii) of the Disclosure Schedule, which resignations include the bracketed release language set forth therein; provided, however, that obtaining releases that contain such bracketed release language shall not be a condition to Closing.

7.27                                   Certain Intellectual Property Matters.

(a)                                 Retained Technology.  To the extent there is any Intellectual Property that is owned or licensed by any Seller or any Non-Company Affiliate as of the Closing that (i) was at any time during the one-year period prior to the Closing used by any Target Company, (ii) is not transferred to any Buyer or any Target Company at the Closing in connection with the transactions contemplated by this Agreement and (iii) is useful or otherwise necessary to any Target Company in connection with conducting the Business by any such Target Company after the Closing (the “Retained Technology”), each Seller hereby unconditionally grants to each Target Company and its Affiliates a non-exclusive, perpetual, irrevocable, transferable (in connection with a merger, acquisition, change in control or similar such transaction involving such Target Company or its successors or assigns), worldwide, fully-paid right and license, with the right to sublicense through multiple levels of sublicensees, under all of any Seller’s Intellectual Property rights in any and all Retained Technology, (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Retained Technology in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Retained Technology, and (iii) to exercise any and all other present or future rights in the Retained Technology.  Notwithstanding the foregoing, to the extent any such Retained Technology is licensed by any Seller or any Non-Company Affiliate from a third party and any Seller or any Non-Company Affiliate is subject to limitations under the applicable third party license that prevent any Seller from granting the foregoing license to each Target Company and its Affiliates, the foregoing license is subject to such limitations as to such Retained Technology.  Prior to the Closing, US Seller shall procure from each of its Non-Company Affiliates owning or licensing Retained Technology all rights necessary for Sellers to grant the foregoing license to each Target Company and its Affiliates in such Retained Technology.

(b)                                Domain Names.  Prior to the Closing, Sellers shall transfer, or cause to be transferred, ownership of the domain names listed on Section 7.27(b) of the Disclosure Schedule to a Target Company.

(c)                                 Employee Agreements.  Effective as of immediately prior to the Closing, Sellers hereby assign, transfer, grant and convey, and shall cause any applicable Subsidiaries to assign, transfer, grant and convey, to the applicable Target Company, any right, title and interest in and to all confidentiality and non-disclosure agreements and non-solicitation and non-compete agreements entered into between any Seller (and/or any of their respective corporate Affiliates) and any Employee or any former employee of any Target Company, and all right, title and interest in and to any and all inventions, works of authorship, software and other technology created by such Employee thereunder, in each case solely to the extent not already exclusively owned by the Target Companies.  To the extent any applicable Seller Affiliate is not a Seller under this Agreement, prior to Closing Seller shall provide a copy of the applicable assignment agreement conveying the foregoing right, title and interest.

ARTICLE VIII
CONDITIONS

8.1                                          Conditions Precedent to the Parties’ Obligations.  The obligations of Buyers and the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the applicable Party), prior to or at the Closing, of each of the following conditions precedent:

(a)                                 No injunction, writ, temporary restraining order or other Order shall be in effect which restrains or prohibits the transactions contemplated by this Agreement; and

(b)                                The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated and all Authorizations or Orders required to permit the Closing of the transactions contemplated by this Agreement under the HSR Act or any other applicable antitrust or competition Laws shall have been obtained.

8.2                              Conditions Precedent to Buyer’s Obligations.  The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by US Buyer), prior to or at the Closing, of each of the following additional conditions precedent:

(a)                                 (i) the representations and warranties of Sellers and the Company, Trillium UK and Trillium Germany contained in this Agreement (other than the Fundamental Representations and the Specified Representations) shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time, other than any such representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have resulted in a Company Material Adverse Effect and (ii) the Fundamental Representations and the Specified Representations shall be true and correct in all respects (in the case of any Fundamental Representations or Specified Representations qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any Fundamental Representations or Specified Representations not qualified by materiality or Company Material Adverse Effect), in each case at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time, other than any such representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects (in the case of any Fundamental Representations or Specified Representations qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any Fundamental Representations or Specified Representations not qualified by materiality or Company Material Adverse Effect), in each case as of such date;

(b)                                each of the Seller Parties and the Sellers’ Representative shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(c)                                 US Buyer shall have received a certificate from an authorized officer of each of the Sellers, dated as of the Closing Date, to the effect that each of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(f) has been satisfied;

(d)                                the Seller Parties shall have received and delivered to US Buyer copies of all of the Applicable Consents listed on Section 8.2(d) of the Disclosure Schedule (the “Required Consents”), in form and substance reasonably satisfactory to US Buyer;

(e)                                 US Buyer shall have received the deliveries set forth in Section 3.2(a); provided, however, that any full or partial waiver by US Buyer, prior to or at the Closing, of the delivery set forth in Section 3.2(a)(xvii) shall not relieve US Seller of its obligation to obtain and fully pay for, or cause to be obtained and fully paid for, the software licenses listed in Section 3.2(a)(xvii) of the Disclosure Schedule, in each case on terms and conditions approved in writing by US Buyer, as contemplated by Section 7.23 of this Agreement;

(f)                                   since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect;

(g)                                the transactions contemplated by Section 7.27 hereof shall have been completed, with all documentation relating thereto in form and substance reasonably satisfactory to US Buyer; and

(h)                                 the Pre-Closing Restructuring shall have been completed, with all documentation relating thereto in form and substance reasonably satisfactory to US Buyer.

8.3                              Conditions Precedent to the Seller Parties’ Obligations.  The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment or satisfaction (or waiver by the Seller Parties), prior to or at the Closing, of the following additional conditions precedent:

(a)                                 (i) the representations and warranties of Buyers contained in this Agreement (other than the representations and warranties of Buyer contained in Sections 6.1 (Organization and Good Standing), 6.2 (Authority and Enforceability), 6.6 (Brokers) and 6.10 (Solvency)) shall be true and correct (disregarding all materiality qualifications contained therein) in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time, other than any such representations and warranties made as of another date, which representations and warranties shall have been true and correct in all respects as of such date, except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have resulted in a material adverse effect on the ability of Buyers to consummate the Closing or any of the other transactions contemplated by this Agreement, and (ii) the representations and warranties of Buyers contained in Sections 6.1 (Organization and Good Standing), 6.2 (Authority and Enforceability), 6.6 (Brokers) and 6.10 (Solvency) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time, other than any such representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date;

(b)                                each Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(c)                                 the Sellers’ Representative shall have received a certificate from an authorized officer of US Buyer, dated as of the Closing Date, to the effect that each of the conditions specified in Sections 8.3(a) and 8.3(b) has been satisfied; and

(d)                                the Sellers’ Representative shall have received the deliverables set forth in Section 3.2(b).

8.4                              Frustration of Conditions.  Neither Buyers nor the Seller Parties may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, respectively, to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations under this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1                              Survival; Escrow Fund.

(a)                                 The representations and warranties made by the Company, Trillium UK, Trillium Germany, Sellers and Buyers in this Agreement shall expire and terminate and be of no further force and effect upon the 12-month anniversary of the Closing Date (the “Claim Release Date”); provided, however, that notwithstanding the foregoing, (i) the Fundamental Representations (other than the representations and warranties by Sellers contained in Section 4.5 (Solvency) and the representations and warranties by the Company, Trillium UK and Trillium Germany contained in Section 5.6 (Taxes)) shall survive until the three-year anniversary of the Closing Date and (ii) the representations and warranties by Sellers contained in Section 4.5 (Solvency) and the representations and warranties by the Company, Trillium UK and Trillium Germany contained in Section 5.6 (Taxes) shall survive until 90 days following the expiration of the applicable statute of limitations, including any waiver, extension or mitigation thereof (each date referenced in clauses (i) and (ii), an “Extended Release Date”).  The covenants and agreements contained herein which by their terms require performance prior to the Closing shall expire and terminate on the Claim Release Date.  The covenants and agreements contained herein which by their terms require performance following the Closing shall survive until fully performed in accordance with their terms.  Any claims under this Agreement with respect to a breach of a representation and warranty, covenant or other agreement must be asserted by written notice within the applicable survival period contemplated by this Section 9.1(a).

(b)                                In accordance with Section 2.3, at the Closing the Indemnity Escrow Amount shall be deposited with the Escrow Agent and thereafter, the Indemnity Escrow Funds will be held and disbursed in accordance with the terms set forth herein and in the Escrow Agreement.  Following the Closing, the Indemnity Escrow Funds shall be available to compensate the Buyer Indemnitees for Losses pursuant to the indemnification provisions of this Article IX through the Claim Release Date.  No portion (nor all) of the Indemnity Escrow Funds, nor any beneficial interest therein, may be pledged, subjected to any Lien, sold, assigned or transferred by any Seller, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Seller, in each case prior to the disbursement of the Indemnity Escrow Funds in accordance with Section 9.1(c) below.

(c)                                 Pursuant to the Escrow Agreement, the Sellers’ Representative and US Buyer shall, within five Business Days following the Claim Release Date, deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Sellers’ Representative (on behalf of Sellers on a Pro Rata Share basis) the remaining balance of the Indemnity Escrow Funds less that portion of the Indemnity Escrow Funds that is then the subject of any Claim specified in a Notice of Claim delivered in accordance with the provisions of this Article IX to the Sellers’ Representative prior to the Claim Release Date.  Any portion of the Indemnity Escrow Funds held following the Claim Release Date with respect to pending but unresolved Claims for indemnification that is not awarded to any Buyer upon the resolution of such Claims shall be disbursed to the Sellers’ Representative (on behalf of Sellers on a Pro Rata Share basis) within five Business Days following resolution of such Claims, and the Sellers’ Representative and US Buyer shall deliver joint written instructions to the Escrow Agent instructing the disbursement to that effect. If at any time, any funds from the Indemnity Escrow Funds are required to be paid to the Sellers’ Representative or US Buyer in accordance with the terms of this Agreement, Sellers’ Representative and US Buyer shall deliver joint written instructions to the Escrow Agent instructing the disbursement to that effect.

9.2                                          Indemnification.

(a)                                 Indemnification by Sellers for Target Company Matters.  Subject to the limitations set forth herein, from and after the Closing, without duplication of any other rights to recovery or indemnity set forth in this Agreement, Sellers shall, on a joint and several basis, indemnify and defend each Buyer, its Affiliates (including the Target Companies from and after the Closing) and each of their respective directors, officers, partners, managers, equity holders, agents, representatives, successors and permitted assigns (the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from, any loss, Liability, claim, charge, action, suit, Proceeding, assessed interest, penalty, damage, Tax, demand, injury, judgment, settlement, award, fine, fee (including reasonable attorneys’ fees), cost (including reasonable costs of investigation) or expense (collectively, “Losses”) caused by or resulting from:

(i)                                     any inaccuracy in or breach of any representation and warranty of Sellers or the Company, Trillium UK or Trillium Germany, as applicable, set forth in Article IV and Article V or in any certificate delivered by or on behalf of any Seller or the Company, Trillium UK or Trillium Germany, as applicable, with respect thereto pursuant to this Agreement;

(ii)                                  any breach prior to the Closing by the Seller Parties or the Sellers’ Representative (in its capacity as such) or following the Closing by any Seller or the Sellers’ Representative (in its capacity as such) of their respective covenants or agreements contained in this Agreement;

(iii)                               without duplication of any rights to recovery or indemnity set forth herein, and calculated by excluding any additional interest, penalties or other Taxes that arise solely from the non-payment or untimely payment of Taxes with respect to Tax Returns required to be filed by any Buyer pursuant to Section 7.10 or any Taxes required to be paid by any Buyer pursuant to Section 7.10, (A) all unpaid Taxes of any Target Company for the Pre-Closing Period, (B) any unpaid Taxes of any Seller, and (C) any Taxes required to be paid by any Seller pursuant to Section 7.10, in each case including, for the avoidance of doubt, any Taxes incurred in connection with or arising from the Pre-Closing Restructuring;

(iv)                              any Closing Indebtedness not accounted for in the calculation of the Final Purchase Price;

(v)                                 any Company Transaction Expenses not accounted for in the calculation of the Final Purchase Price; or

(vi)                              any matter referred to in Section 9.2(a)(vi) of the Disclosure Schedule.

(b)                                Indemnification by US Buyer.  Subject to the limitations set forth herein, from and after the Closing, US Buyer shall indemnify and defend each Seller, its Affiliates and their respective directors, officers, employees, successors and permitted assigns against, and shall hold each of them harmless from, any Losses caused by or resulting from:

(i)                                     any inaccuracy in or breach of any representation and warranty of Buyers set forth in Article VI or in any certificate delivered by or on behalf of any Buyer with respect thereto pursuant to this Agreement;

(ii)                                  any breach of any covenant or agreement of Buyers (and following the Closing the Target Companies, solely with respect to any covenant or agreement to be performed following the Closing) contained in this Agreement;

(iii)                               (A) any Taxes of a Target Company attributable to the Post-Closing Period, (B) fifty percent (50%) of any Transfer Taxes and (C) any Taxes of any Buyer or an Affiliate of any Buyer (other than a Target Company); or

(iv)                              any Buyer Transaction Expenses.

9.3                                          Indemnification Limitations.

(a)                                 Sellers shall not be liable for any Losses (i) unless the Claim for such Losses is brought prior to the Claim Release Date, other than a Claim based on a breach of a Fundamental Representation, which Claim must be brought prior to the applicable Extended Release Date, (ii) unless and until the amount of any individual Loss or group of related Losses with respect to any Claim pursuant to Section 9.2(a)(i) exceeds $50,000 (the “Per Claim Threshold”), it being understood that (A) any such individual Claim or group of related claims for amounts less than the Per Claim Threshold shall be ignored in determining whether the Deductible has been exceeded and (B) the Per Claim Threshold shall not apply to Claims based on a breach of a Fundamental Representation or a Specified Representation, and (iii) unless and until the aggregate amount of Losses incurred by any Buyer Indemnitee with respect to any Claim pursuant to Section 9.2(a)(i) exceeds $840,000 (the “Deductible”), in which case Seller shall be liable only for the amount of such indemnifiable Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Claims based on a breach of a Fundamental Representation or a Specified Representation.  In no event shall Sellers be obligated to indemnify the Buyer Indemnitees under Section 9.2(a)(i) in excess of the Indemnity Escrow Amount (the “Cap”); provided, however, that the Cap shall not apply to Claims based on a breach of a Fundamental Representation.  For the avoidance of doubt, in the event any Buyer Indemnitee is entitled to recover an amount of Losses under Section 9.2(a) pursuant to the provisions of this Article IX, such amount shall be recoverable, first, out of the then-outstanding Indemnity Escrow Funds, then, if such funds are insufficient to cover the amount of Losses for which such Buyer Indemnitee is entitled to recover via direct recovery from Sellers.

Notwithstanding anything to the contrary herein, in no event shall either Sellers, on the one hand, or US Buyer, on the other hand, be liable for any amount in excess of the Base Purchase Price in connection with Claims under this Article IX.

(b)                                Furthermore, no Claim for indemnification may be made or pursued (and each Party, as applicable, expressly waives any right to indemnification) (i) for any matters disclosed in the Disclosure Schedule or (ii) by any Buyer or any of its successors or assigns, after the Purchased Shares, Assets or business to which the Claim relates cease to be owned by or controlled by such Buyer.

(c)                                 Each Indemnitee must use commercially reasonable efforts to mitigate in accordance with applicable Law any Losses for which such Indemnitee seeks indemnification hereunder, including seeking recovery under any available insurance policies (including, if applicable, under the R&W Insurance Policy).  If the Indemnitee mitigates its Losses after the Indemnitor has paid the Indemnitee under any indemnification provision of this Agreement in respect of such same Losses, the Indemnitee must notify the Indemnitor and pay to the Indemnitor to the extent of the value of the benefit to the Indemnitee of that mitigation which would otherwise result in duplicative recovery (less the Indemnitee’s reasonable costs of mitigation) within five Business Days after the benefit is received.  Notwithstanding anything contained herein to the contrary, the Cap and the limitations set forth in Section 9.3(a) shall not apply to claims for indemnification brought upon a finding of fraud by the Company, Trillium UK, Trillium Germany or any Seller by a court of competent jurisdiction.

(d)                                Notwithstanding anything herein to the contrary, the amount of any Losses for which indemnification is provided under this Article IX shall be net of (i) any amounts actually recovered by the Indemnitee pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds (including, in the case of a Buyer Indemnitee, any proceeds under the R&W Insurance Policy) or other cash receipts or sources of reimbursement actually received by the Indemnitee (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder) (each such Person named in clauses (i) and (ii), a “Collateral Source”) and (iii) an amount equal to the Tax benefit, if any, actually realized by the Indemnitee as a result of such Losses in the taxable year such Losses are incurred.  If the amount to be netted hereunder from any payment required under this Article IX is determined after payment by the Indemnitor of any amount otherwise required to be paid to an Indemnitee pursuant to this Article IX, the Indemnitee shall repay to the Indemnitor, promptly after such determination, any amount that the Indemnitor would not have had to pay pursuant to this Section 9.3(d) and would result in duplicative recovery by the Indemnitee had such determination been made at the time of such payment.

(e)                                 With respect to Losses for which any Buyer Indemnitee is indemnified under Section 9.2(a)(i) (other than with respect to claims based on a breach of a Fundamental Representation), at no time will such Buyer Indemnitee be entitled to recover (i) more than the amount of the Indemnity Escrow Funds then remaining and any amounts recoverable under the R&W Insurance Policy or (ii) from any source other than the Indemnity Escrow Funds and the R&W Insurance Policy. Notwithstanding anything contained herein to the contrary, after the Closing, on and after the date that the then-remaining Indemnity Escrow Funds are reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification under this Article IX with respect to Losses for which the Buyer Indemnitees are indemnified under Section 9.2(a)(i)

(other than with respect to claims based on a breach of a Fundamental Representation and notwithstanding any rights that may be available under the R&W Insurance Policy). In the event any Buyer Indemnitee is entitled to Losses hereunder, such Buyer Indemnitee shall first seek to recover from the Indemnity Escrow Amount prior to seeking direct recovery from Sellers for such Losses.

(f)                                   For the purposes of determining the amount of Losses to which such Indemnified Party may be entitled to recover under this Article IX and for purposes of determining whether or not an Indemnitee is entitled to indemnification pursuant to this Article IX, each of the representations and warranties that contains any “Company Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein (other than with respect to (i) Section 5.5(a), (ii) the first sentence of Section 5.10, and (iii) the use of the term “Material Contract” and any other defined term that includes the word “Material” in the title).

(g)                                Neither any Seller nor any Person claiming by or through any Seller shall have any right of contribution, right of indemnity or other right or remedy against any Target Company in connection with any indemnification obligation or other Liability to which it may be subject under or in connection with this Agreement or the transactions contemplated hereby.

9.4                                          Indemnification Procedure for Third Party Claims.

(a)                                 In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder (each, a “Claim”) is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as practicable notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”); provided, however, that the failure of any Indemnitee to give notice as provided in this Section 9.4(a) shall not relieve the Indemnitor of its obligations under this Article IX, except to the extent that such Indemnitor’s ability to remedy, contest, defend or settle with respect to such Third Party Claim is materially prejudiced by such failure or delay to give notice.  The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement and (ii) to the extent ascertainable, specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim; provided, however, that any confidential or privileged materials shall not be disclosed by the Indemnitee other than as needed for the defense of the Third Party Claim, and the Indemnitor agrees to enter into a commercially reasonable confidentiality and non-use agreement with the Indemnitee with respect to such information.

(b)                                The Indemnitor shall have 45 days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”).

Notwithstanding the foregoing, the Indemnitor shall not be permitted to assume the Third Party Defense if: (A) upon petition by the Indemnitee, the appropriate court determines that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim, (B) the Third Party Claim is in respect of any matter involving criminal liability or asserts fraud of the Indemnitee, (C) the matter that is the subject of the Third Party Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnitee or any of its Affiliates, (D) the Third Party Claim seeks damages in excess of the amount for which the Indemnitor may be liable under this Agreement, (E) the Third Party Claim involves any Governmental Entity as a party thereto, or (F) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such Third Party Claim. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, provided that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim with separate counsel at the expense of the Indemnitor if, in the reasonable opinion of counsel to the Indemnitee, a conflict exists on a material issue between the Indemnitee and the Indemnitor that would make such separate representation advisable, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and (iii) the Indemnitor shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement (x) provides for equitable relief, (y) involves a finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnitee, or (z) does not fully and unconditionally release the Indemnitee from liability with respect to such Third Party Claim, without prejudice, in each case without the prior written consent of the Indemnitee.  The Parties shall use commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The Parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto; provided, however, that no Party shall be required to disclose any confidential or privileged materials other than as needed for the defense of the Third Party Claim, and the receiving Party agrees to enter into a commercially reasonable confidentiality and non-use agreement with the disclosing Party with respect to such information.  Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c)                                 If the Indemnitor does not or is not entitled to assume the Third Party Defense within 45 days of receipt of the Notice of Claim, the Indemnitee will be entitled to assume the Third Party Defense, at the expense of the Indemnitor (subject to the applicable limitations on Losses herein), upon delivery of notice to such effect to the Indemnitor; provided that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof, (ii) the Indemnitee shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed), and (iii) the Indemnitor shall not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

9.5                                          Indemnification Procedures for Non-Third Party Claims.  The Indemnitee shall provide the Indemnitor a Notice of Claim promptly following its discovery of any matter that does not involve a Third Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 9.5 shall not relieve the Indemnitor of its obligations under this Article IX, except to the extent that such Indemnitor’s ability to remedy, contest, defend or settle with respect to such Claim is materially prejudiced by such failure to give notice.  Such Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement and (ii) to the extent ascertainable, specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  The Indemnitee shall reasonably cooperate and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters (subject to customary exceptions for legal privilege), furnishing employees (upon advance notice and at mutually convenient times) to assist in the investigation, defense and resolution of such matters and providing reasonable legal and business assistance with respect to such matters.

9.6                                          Exclusive Remedy.  Each Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all Losses arising out of, relating to or connected with this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article IX (other than (i) as provided in Section 11.12 for specific performance or (ii) with respect to fraud.

9.7                                          Characterization of Indemnification Payments.  Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to Purchase Price.

ARTICLE X
TERMINATION

10.1                                   Termination.  This Agreement may be terminated by written notice of termination only as follows:

(a)                                 By mutual written consent of US Buyer and the Sellers’ Representative at any time prior to the Closing;

(b)                                By US Buyer at any time prior to the Closing if a breach of any representation, warranty, covenant or agreement on the part of the Seller Parties or the Sellers’ Representative set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 8.2(a) or 8.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured upon the earlier to occur of (A) the Outside Date, or (B) otherwise within 30 Business Days following receipt by the Sellers’ Representative of written notice of such breach from US Buyer;

(c)                                 By the Sellers’ Representative at any time prior to the Closing if a breach of any representation, warranty, covenant or agreement on the part of Buyers set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 8.3(a) or 8.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured upon the earlier to occur of (A) the Outside Date, or (B) otherwise within 30 Business Days following receipt by US Buyer of written notice of such breach from the Sellers’ Representative;

(d)                                By either US Buyer or the Sellers’ Representative at any time after 5:00 p.m., Eastern Time, on the day that is 90 days following the date of this Agreement (the “Outside Date”) if the Closing shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has caused the failure of the transactions contemplated by this Agreement to occur by the Outside Date; and

(e)                                 By the Sellers’ Representative if (i) all of the conditions set forth in Sections 8.1 and 8.2 (except for those conditions that by their terms are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) have been satisfied or waived in accordance with this Agreement as of the date that the Closing should have been consummated pursuant to Section 3.1, (ii) the Seller Parties have confirmed in writing to US Buyer that (A) all of the conditions set forth in Section 8.3 have been satisfied or waived (except for those conditions that by their terms are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) and (B) the Seller Parties are ready, willing and able to consummate the Closing, (iii) US Buyer does not complete the Closing on the day that the Closing should have been consummated pursuant to Section 3.1 and (iv) Buyer fails to consummate the Closing within three Business Days following receipt of written notice described in clause (ii) above from the Sellers’ Representative requesting such consummation.

10.2                                   Effect of Termination.  In the event of the termination hereof as expressly permitted under Section 10.1, this Agreement shall forthwith become void and have no effect (except for Section 7.9, this Section 10.2, Section 10.3 and Article XI (other than Section 11.12), which provisions shall survive such termination and shall continue in full force and effect in accordance with their terms) and there shall be no Liability in respect of this Agreement on the part of any of Buyers, the Seller Parties, the Sellers’ Representative or their respective officers, directors or shareholders, except as provided in this Section 10.2.  Notwithstanding the foregoing and subject to Section 10.3, if such termination is due to the knowing and willful material non-fulfillment of any covenant or agreement herein by either Buyers, on the one hand, or Seller Parties or the Sellers’ Representative, on the other hand, such Party shall be fully liable to the other Party for all costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred in good faith by such other Party in connection with this Agreement and the transactions contemplated hereby and for all Losses sustained or incurred by such other Party as a result thereof.  In the event of termination hereunder without Closing, each Party shall return promptly to the other Party or destroy (and certify such destruction to the other Party in writing) all documents, work papers and other material of the other Party furnished or made available to such Party or its Representatives, and all copies (including electronic copies) thereof, and agrees that no information received by it or its Representatives shall be revealed by it or its Representatives to any third party or used for the advantage of such Party or any other Person.

10.3                                   Buyer Termination Fee.

(a)                                 If the Sellers’ Representative terminates this Agreement pursuant to Sections 10.1(c) or 10.1(e), then US Buyer shall pay to the Sellers’ Representative a fee equal to the amount set forth in Section 10.3(a) of the Disclosure Schedule in cash (the “Buyer Termination Fee”).  US Buyer shall pay the Buyer Termination Fee to the Sellers’ Representative (to an account designated in writing by the Sellers’ Representative) concurrently with such termination of this Agreement by US Buyer or no later than three Business Days after the date of the applicable termination by the Sellers’ Representative.  US Buyer acknowledges that the provisions of this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Seller Parties would not enter into this Agreement.  If, in order to obtain payment of the Buyer Termination Fee, the Sellers’ Representative commences a suit that results in a judgment for the Sellers’ Representative requiring US Buyer to pay the Buyer Termination Fee, US Buyer shall pay the Sellers’ Representative’s reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Sellers’ Representative in connection with such suit.  In light of the difficulty of accurately determining actual Losses with respect to the foregoing, the Parties acknowledge that the Buyer Termination Fee, in the circumstances in which such Buyer Termination Fee becomes payable, constitutes a reasonable estimate of the Losses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages and is not a penalty.  Under no circumstances shall US Buyer be required to pay the Buyer Termination Fee on more than one occasion.

(b)                                Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated under circumstances in which US Buyer is obligated to pay the Buyer Termination Fee pursuant to this Section 10.3, the payment of the Buyer Termination Fee and, if applicable, the costs and expenses of the Sellers’ Representative pursuant to Section 10.3(a) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Seller Parties, the Sellers’ Representative or any of their Affiliates or any other Seller Related Party against any Buyer, any Financing Source or prospective Financing Source of such Buyer, any of their respective direct or indirect former, current and future Affiliates, stockholders, partners, members, directors, officers, employees, agents, representatives, holders of any Equity Interests, controlling Persons or Representatives, or any future holders of any Equity Interests, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, stockholders or assignees of any of the foregoing (the “Buyer Related Parties”) for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Buyer Termination Fee and, if applicable, such costs and expenses of the Sellers’ Representative in accordance with Section 10.3(a), none of the Buyer Related Parties shall have any further Liability relating to or arising out of this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement or any of the Transaction Documents or otherwise, and no Person will have any rights or claims against any of the Buyer Related Parties hereunder or thereunder.  Upon receipt by the Sellers’ Representative of the Buyer Termination Fee and, if applicable, the costs and expenses of the Sellers’ Representative pursuant to Section 10.3(a), the Sellers’ Representative agrees to cause any Proceeding pending in connection with this Agreement or the transactions contemplated hereby (including any Proceeding related to the Financing) by any of the Sellers’ Representative, Sellers or the Target Companies against any Buyer or any Buyer Related Party, and to use reasonable best efforts to cause any such Proceeding by any other Person against any Buyer or any Buyer Related Party, to be dismissed with prejudice promptly.

ARTICLE XI
MISCELLANEOUS

11.1                                   Expenses.  Except as expressly provided in this Agreement, each of the Parties shall bear its own fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees, costs and expenses of third parties, whether or not the transactions contemplated hereby are consummated; provided, however, that each Buyer may pay any such fees, costs and expenses incurred by such Buyer or on its behalf directly or through one of its Affiliates (including the Target Companies following the Closing).

11.2                                   Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or email of a portable document file (pdf), with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the immediately following Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Buyers, to:

Syncsort Incorporated
50 Tice Boulevard Suite 250
Woodcliff Lake, New Jersey 07677
Attention:	Robert E. Bies
Facsimile:	(201) 882-8321
Email:	bbies@syncsort.com

With required copies (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.
100 Wilshire Boulevard, 4th Floor
Santa Monica, California 90401
Attention:	David M. Smith
Facsimile:	(424) 214-7010
Email:	dsmith@sycr.com

and

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention:                     Mehdi Khodadad

Facsimile:                  (650) 849-7400

Email:                                         mkhodadad@cooley.com

If to Sellers or the Sellers’ Representative (or the Company, Trillium UK or Trillium Germany prior to the Closing), to:

Harte Hanks, Inc.

9601 McAllister Freeway, Suite 610

San Antonio, TX 78216-4632

Attention:                     Doug Shepard

Facsimile:                  (210) 829-9403

Email:                                         Doug.Shepard@hartehanks.com

With a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attention:                     Richard B. Aldridge

Andrew R. Mariniello

Facsimile:                  (215) 963-5001

Email:                                         richard.aldridge@morganlewis.com

andrew.mariniello@morganlewis.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.3                                   Amendments and Waivers.  This Agreement shall not be amended or modified except by written instrument duly executed by Buyers and the Seller Parties.  No waiver by any Party, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Party’s rights under any other provision of this Agreement, nor shall any such waiver constitute a waiver of such Party’s right at any other time or unless it is made in writing and signed by the Party waiving the condition.  No failure by either Party to take any action with respect to any breach of this Agreement or default by the other Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement against such other Party or to take action with respect to such breach or default or of any subsequent breach or default by such other Party.  Notwithstanding anything to the contrary contained herein, Section 7.18, Section 10.3(b), this Section 11.3, Section 11.4, Section 11.8 and Section 11.16 (and any related definition and other provisions of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any such Sections) may not be modified, waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources.

11.4                                   Successors and Assigns.  This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties; provided, however, that without such prior written consent (a) any Buyer may assign its rights and/or delegate its obligations under this Agreement to any of its Affiliates, (b) any or all of the rights and interests and/or obligations of any Buyer under this Agreement may be assigned and/or delegated to any purchaser of a substantial portion of the assets of such Buyer or any of its Subsidiaries, and (c) each Buyer shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights under this Agreement to any Financing Sources or to any assignee or assignees of such Financing Sources; provided, further, that in each case such assignment will not relieve such Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

11.5                                   Governing Law.  This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  Each Party agrees and acknowledges that the application of the Laws of the State of Delaware is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Delaware.  Each Party waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or any of the transactions contemplated hereby.

11.6                                   Consent to Jurisdiction.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if subject matter jurisdiction in that court is not available, the state courts located in the City of Wilmington in the State of Delaware and the United States District Court for the District of Delaware) for the purposes of any suit, action or other Proceeding arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties agrees to commence any such action, suit or Proceeding either in the Court of Chancery in and for New Castle County in the State of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons in any state court located in the City of Wilmington, Delaware or the United States District Court for the District of Delaware.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or other Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.6.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other Proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the District of Delaware, (b) the Court of Chancery in and for New Castle County in the State of Delaware or (c) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or other Proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH LEGAL PROCEEDING; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

11.7                                   Counterparts.  This Agreement may be executed in two or more counterparts and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.  This Agreement shall become effective when all Parties shall have received a counterpart hereof signed by the other Parties.  The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile or as an attachment to an electronic mail message in “pdf” or similar format.

11.8                                   No Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, no provision of this Agreement is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder.  Notwithstanding anything to the contrary contained herein, the Financing Sources are express third party beneficiaries of, and may enforce, the agreements set forth in Section 10.3, Section 11.3, Section 11.4, this Section 11.8 and Section 11.16.

11.9                                   Entire Agreement; Disclosure Schedule, Schedules, and Exhibits.

(a)                                 This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties with respect to the transactions contemplated hereby.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

(b)                                The Disclosure Schedule and all other Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Matters reflected on the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Disclosure Schedule.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  The sections of the Disclosure Schedule have been arranged for purposes of convenience in separately titled sections corresponding to the Sections of this Agreement; however, each section of the Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that the disclosure of such matter is applicable to such section of the Disclosure Schedule.

11.10                            Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11                            Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12                            Specific Performance.  Each of the Parties agrees that irreparable harm would occur and that the Parties may not have any adequate remedy at law (a) for any actual or threatened breach of the provisions of this Agreement or (b) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article X, each of the Seller Parties, the Sellers’ Representative and Buyers shall be entitled, in addition to any other remedy to which such Party is entitled at law or in equity, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement including to consummate the purchase and sale of the Purchased Shares.  In furtherance of the foregoing, the Parties acknowledge and agree that, prior to the termination of this Agreement pursuant to Article X, the Seller Parties and the Sellers’ Representative shall be entitled to seek an injunction or injunctions to (i) prevent breaches of this Agreement by any Buyer, (ii) enforce specifically the terms and provisions of this Agreement to prevent breaches of, or enforce compliance with the covenants of any Buyer, including those that require Buyers to consummate the purchase and sale of the Purchased Shares, if (x) the conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until the Closing, provided that each such condition is then capable of being satisfied at the Closing) and remain satisfied or waived at the time when the Closing would have occurred but for Buyers’ failure to fund the transactions contemplated by this Agreement, (y) the Financing has been funded or will be funded at the Closing in accordance with its terms; and (z) the Seller Parties shall have delivered an irrevocable written notice to US Buyer stating that, if each Buyer performs its obligations hereunder and the Financing is funded, the Closing will occur, in each case without proof of actual damages.  Any action or proceeding for any such remedy shall be brought exclusively in such courts as specified in Section 11.6 and each Party waives any requirement for the securing or posting of any bond in connection with any such remedy.  Each of the Parties agrees that (A) by seeking the remedies provided for in this Section 11.12, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including monetary damages in the event that this Agreement has been breached or terminated or in the event that the remedies provided for in this Section 11.12 are not available or otherwise are not granted and (B) nothing contained in this Section 11.12 shall require any Party to institute any

Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 11.12 before exercising any termination right under Section 10.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.12 or anything contained in this Section 11.12 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article X or pursue any other remedies under this Agreement that may be available then or thereafter.  The Parties further agree that following the termination of this Agreement in accordance with Article X, the Seller Parties and the Sellers’ Representative shall be entitled to seek an injunction or injunctions from a court of competent jurisdiction as set forth in Section 11.6 to enforce specifically any Buyer’s surviving obligations herein, including to make the payments required under the provisions of Article X.

11.13                            Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

11.14                            Conflict of Interest.  If any Seller so desires, without the need for any consent or waiver by the Company, Trillium UK, Trillium Germany or any Buyer, Morgan, Lewis & Bockius LLP (“ML”) shall, after the Closing, be permitted to represent such Seller, any of their agents and Affiliates or any one or more of them in connection with any dispute (including any litigation, arbitration or other adversary proceeding) with Buyers, the Company, Trillium UK, Trillium Germany or any of their agents or Affiliates under or relating to this Agreement or any transaction contemplated by this Agreement.  Upon and after the Closing, each of the Company, Trillium UK and Trillium Germany shall cease to have any attorney-client relationship with ML, unless and to the extent ML is specifically engaged in writing by such Target Company to represent such Target Company after the Closing and either such engagement involves no conflict of interest with respect to any Seller or the Sellers’ Representative consents in writing at the time to such engagement.

11.15                            Sellers’ Representative.

(a)                                 Appointment.  Each Seller hereby irrevocably nominates, constitutes and appoints US Seller as its agent and true lawful attorney in fact (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of Sellers for purposes of executing any documents and taking any actions that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with such Sellers’ Representative’s duties and obligations under this Agreement or the Escrow Agreement.

(b)                                Authority.  Each Seller hereby grants to the Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of such Seller (in the name of any or all of Sellers or otherwise) any and all documents that the Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Agreement or the Escrow Agreement.  Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i)

each Buyer, each Buyer Indemnitee and each such party’s Representatives shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to the Estimated Closing Statement, the Closing Statement and the determination of the Purchase Price under Section 2.4, on all tax matters under Section 7.10, on all matters relating to any claim for indemnification, compensation or reimbursement under Article IX, on all matters related to the Escrow Agreement, and all matters related to the Buyer Termination Fee; and (ii) each Buyer, each Buyer Indemnitee and each such party’s Representatives shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller.  The Sellers, individually and independently, hereby acknowledge and agree that (x) the Sellers’ Representative shall be solely responsible for ensuring that each Seller receives that portion of any amount(s) to which such Seller is entitled in connection with the transactions contemplated hereby and which is paid by Buyers to the Sellers’ Representative; and (y) Buyers shall bear no obligation or responsibility to any Seller with regard to the obligations of the Sellers’ Representative relating to the pro-rata distribution of such payments or otherwise.

(c)                                 Power of Attorney.  Each Seller recognizes and intends that the power of attorney granted in this Section 11.15: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Sellers.

(d)                                Replacement.  If the Sellers’ Representative shall dissolve, liquidate or wind up its affairs, or otherwise be unable to fulfill its responsibilities hereunder, Sellers shall (by consent of Sellers entitled to at least a majority of the Purchase Price), within 10 days after such dissolution, liquidation, winding up, or inability, appoint a successor to the Sellers’ Representative (who shall be reasonably satisfactory to US Buyer) and immediately thereafter notify Buyers of the identity of such successor.  Any such successor shall succeed the Sellers’ Representative as Sellers’ Representative hereunder.  If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.

11.16                            Financing Sources.  Notwithstanding anything to the contrary set forth in this Agreement, each Seller Party (on behalf of itself and the Target Companies and each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents (collectively, the “Seller Related Parties”)) acknowledges and irrevocably agrees: (a) that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Source arising out of, or relating to, this Agreement, the Financing, the Commitment Letter, the Definitive Financing Agreements or the performance of services thereunder or related thereto, or any of the transactions contemplated hereunder or thereunder, shall be subject to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan in the City of New York, New York, and any appellate court thereof, and that each Seller Party submits for itself and the other Seller Related Parties with respect to any such Proceeding to the exclusive jurisdiction of such courts; (b) not to bring or authorize any of their respective Affiliates to bring any such Proceeding in any other court; (c) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 11.2 shall be effective service of process against them for any such Proceeding brought in any such court; (d) to waive and hereby waive, to the fullest extent permitted by applicable Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court; (e) to waive, and hereby waive, any right to trial by jury in respect of any such Proceeding to the same extent such rights are waived pursuant to Section 11.6; (f) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; (g) that any such Proceeding shall be governed by, and construed in accordance with the Laws of the State of New York that apply to agreements made and performed entirely within the State of New York, without regard to the conflicts of law provisions thereof or of any other jurisdiction; (h) and no Financing Source will have any Liability to any Seller Related Party, relating to or arising out of this Agreement, the Financing, the transactions contemplated hereby or thereby or otherwise, whether in law or in equity, whether in contract or in tort or otherwise, and none of Seller or any of its Affiliates will have any rights or claims against any Financing Source hereunder or thereunder; and (i) that the Financing Sources are beneficiaries of and may enforce any Liability cap or any limitation on Losses or remedies in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

US BUYER:

SYNCSORT INCORPORATED

By:	/s/ Joseph D. Rogers
Name:	Joseph D. Rogers
Title:	President & Chief Executive Officer

UK BUYER:

SYNCSORT LIMITED

By:	/s/ Robert E. Bies
Name:	Robert E. Bies
Title:	Director

GERMAN BUYER:

SYNCSORT GMBH

By:	/s/ Bernhard Gerhard Loskamp
Name:	Bernhard Gerhard Loskamp
Title:	Managing Director

[Signature Page to Stock Purchase Agreement]

COMPANY:

TRILLIUM SOFTWARE, INC.

By:	/s/ Douglas C. Shepard
Name:	Douglas C. Shepard
Title:	President

TRILLIUM UK:

HARTE-HANKS TRILLIUM UK LIMITED

By:	/s/ Robert L. R. Munden
Name:	Robert L. R. Munden
Title:	Director

TRILLIUM GERMANY:

HARTE-HANKS TRILLIUM SOFTWARE GERMANY GMBH

By:	/s/ Robert L. R. Munden
Name:	Robert L. R. Munden
Title:	Director

[Signature Page to Stock Purchase Agreement]

US SELLER:

HARTE HANKS, INC.

By:	/s/ Douglas C. Shepard
Name:	Douglas C. Shepard
Title:	EVP/Chief Financial Officer

UK SELLER:

HARTE-HANKS UK LIMITED

By:	/s/ Robert L. R. Munden
Name:	Robert L. R. Munden
Title:	Director

GERMAN SELLER:

HARTE-HANKS GMBH

By:	/s/ Robert L. R. Munden
Name:	Robert L. R. Munden
Title:	Director

SELLERS’ REPRESENTATIVE:

HARTE HANKS, INC.

By:	/s/ Douglas C. Shepard
Name:	Douglas C. Shepard
Title:	EVP/Chief Financial Officer

[Signature Page to Stock Purchase Agreement]